 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1996

                                                     REGISTRATION NO. 333-04279

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

         DELAWARE                    3949                    87-0531208
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                                --------------

                             1500 SOUTH 1000 WEST
                               LOGAN, UTAH 84321
                                (801) 750-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                              SCOTT R. WATTERSON
                          ICON HEALTH & FITNESS, INC.
                             1500 SOUTH 1000 WEST
                               LOGAN, UTAH 84321
                                (801) 750-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                                --------------

                                WITH COPIES TO:
    ALFRED O. ROSE ROPES & GRAY ONE        ROHAN S. WEERASINGHE SHEARMAN &
      INTERNATIONAL PLACE BOSTON,         STERLING 599 LEXINGTON AVENUE NEW
  MASSACHUSETTS 02110 (617) 951-7000     YORK, NEW YORK 10022 (212) 848-4000

                                --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities are being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                         PROPOSED
                           NUMBER OF      PROPOSED        MAXIMUM
       TITLE OF             SHARES        MAXIMUM        AGGREGATE     AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)  PER SHARE(2)     PRICE(2)        FEE(3)
- ----------------------------------------------------------------------------------
Common Stock ($.001 par
 value)................   14,375,000       $17.00     $244,375,000.00  $84,267.24

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes 1,875,000 shares which the Underwriters have the option to purchase to cover over-allotments. The shares of Common Stock are not being registered for the purpose of sales outside the United States.
(2) Estimated pursuant to Rule 457(a), solely for the purpose of computing the registration fee.

(3) All of which was previously wired to the Securities and Exchange Commission in connection with the filing of the Registration Statement on May 22, 1996 and Amendment No. 1 to Registration Statement on August 14, 1996.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                EXPLANATORY NOTE

  Please note that the name of the registrant will be changed to ICON Fitness Corporation in connection with the consummation of the Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1996

                               12,500,000 SHARES

  [LOGO]
   FITNESS CORPORATION
                            ICON FITNESS CORPORATION

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                                  -----------

  Of the 12,500,000 shares of Common Stock of the Company offered, 9,600,000 shares are being offered hereby in the United States and 2,900,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share are identical for both the U.S. Offering and the International Offering. See "Underwriting."

  Prior to this offering, there has been no public market for the Common Stock. It currently is estimated that the initial public offering price will be between $15.00 and $17.00 per share. For factors considered in determining the initial public offering price, See "Underwriting."

  SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  The Company has applied for the Common Stock to be approved for listing on the New York Stock Exchange.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                     INITIAL PUBLIC UNDERWRITING PROCEEDS TO
                                     OFFERING PRICE DISCOUNT(1)  COMPANY(2)
                                     -------------- ------------ -----------
Per Share...........................       $             $            $
Total(3)............................      $             $           $

- -----
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $    payable by the Company.

(3) Certain Selling Stockholders have granted the Underwriters options for 30 days to purchase up to an additional 1,875,000 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such options are exercised in full, the total initial public offering price, underwriting discount and
    proceeds to the Selling Stockholders will be $    , $     and $    ,
    respectively. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriting."

                                  -----------

  The shares of Common Stock are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the delivery of the certificates representing such shares will be made in New York,
New York on or about     , 1996, against payment therefor in immediately
available funds.

GOLDMAN, SACHS & CO.

                      DONALDSON, LUFKIN & JENRETTE
                         SECURITIES CORPORATION

                                                       MERRILL LYNCH & CO.

                                  -----------

                  The date of this Prospectus is      , 1996.

        [Motion photo of a woman opening and closing the Space Saver treadmill's fold - for - storage feature.]


                               ----------------



  Reference in this Prospectus is made to the following trademarks and brand names: Accusmart(TM), Concor(TM), CRANK-IT-UP(TM), Cross Trainer(TM), CrossWalk(R), Image(TM), INSYNC(TM), INTELEX(TM), JumpKing(R), Legend(TM), ProForm(R), Pro-Tech(TM), Smart Card(TM), Space Saver(TM), Speed Link(TM), Stowaway(TM), Triple Play(TM), WeiderCare(TM), and Cardioglide(R), which are owned by the Company; Lifestyler(TM), which is owned by Sears Roebuck; Weider(R), which is owned by Weider Health and Fitness and Weider Sporting Goods, Inc. in the United States and by Weider Sports Equipment Co. Ltd. and Weider Europe B.V. in other countries; and HealthRider(R), aeROBICRider(TM), SportRider(TM), and LifeRider(TM), which are owned by HealthRider, Inc.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         [Motion photo of a man exercising on an upright power rower.]




        [Photo of the male host of the Company's television advertising spot for the Space Saver treadmill holding a cellular telephone and standing next to the Space Saver treadmill.]

[Photo of a woman exercising on a                [Photo of a woman exercising
    stair-stepping machine.]                            on a treadmill.]



[Photo of a man performing a bench               [Photo of a woman standing next
press on a weight-lifting machine.]                      to a treadmill.]



[Photo of a man exercising on a                   [Photo of a woman exercising
         treadmill.]                             on an upright rowing machine.]

                               PROSPECTUS SUMMARY

  In this Prospectus, all references to "IHF Capital," "IHF Holdings" and "Health & Fitness" refer to IHF Capital, Inc., IHF Holdings, Inc. and ICON Health & Fitness, Inc., respectively. The issuer of Common Stock is IHF Capital. IHF Capital is a holding company whose principal asset is all of the common stock of IHF Holdings. IHF Holdings is a holding company whose principal asset is all of the capital stock of Health & Fitness. Concurrently with the Offering, IHF Holdings will be merged with and into IHF Capital (the "Merger"), with IHF Capital as the surviving corporation, which will change its name to ICON Fitness Corporation ("ICON"). Health & Fitness and IHF Holdings have been reporting companies under the Securities Exchange Act of 1934 (the "1934 Act"). Financial information provided herein is of IHF Capital unless otherwise noted. Unless the context requires otherwise, all references in this Prospectus to the "Company" with respect to periods prior to November 14, 1994 refer to the combined operations of Weslo, Inc. ("Weslo"), ProForm Fitness Products, Inc. ("ProForm") and American Physical Therapy, Inc. ("WeiderCare") (collectively, the "Recapitalized Companies") which were recapitalized in a transaction (the "Recapitalization") described under "Background" and with respect to periods after November 14, 1994 refer to the consolidated operations of IHF Capital, IHF Holdings and Health & Fitness. Prior to the Recapitalization, the Recapitalized Companies were wholly owned subsidiaries of Weider Health and Fitness ("WHF"). Except as otherwise specified, references herein to years are to the Company's fiscal year, which ends on May 31 of each calendar year. For example, "1996" refers to the fiscal year ended May 31, 1996. Industry data is based on the calendar year, however. The principal executive offices of the Company are located at 1500 South 1000 West, Logan, Utah 84321. IHF Capital is a Delaware corporation incorporated in 1994.

                                  THE COMPANY

  The Company is one of the largest manufacturers and marketers of fitness equipment in the United States. The Company's focus is to address consumers' interest in a healthy, active lifestyle with a broad range of high quality products at a variety of price/value relationships specifically targeted to meet different consumers' health and fitness needs. The Company's line of home fitness aerobic products includes treadmills, upright rowers, exercise bikes, stair steppers and cross country skiers, and its line of anaerobic fitness products includes home gyms, weight benches and recently introduced abdominal machines. The Company also offers trampolines, recreational sports products, sports medicine products and fitness accessories. The Company markets the majority of its products under the brand names ProForm, Image, Weslo, Weider, WeiderCare, Legend, JumpKing, and Lifestyler (a private label brand manufactured for Sears).

  Founded in 1977, the Company has been a pioneer in the fitness equipment industry since 1980 and has focused on developing innovative, high-quality fitness products. The Company estimates that its U.S. net sales (prior to its acquisitions of HealthRider, Inc. ("HealthRider") and certain related manufacturing assets which were acquired in August 1996 and which are described below under the headings "--Pursuing Growth Opportunities" and "HealthRider Acquisition") represented approximately 30% of total wholesale domestic home fitness equipment sales in calendar 1995. In the first quarter of fiscal 1996, the Company began to directly market its products in Europe. In 1996, the Company had net sales of $747.6 million versus $202.4 million in 1991, reflecting compound annual growth in net sales of 29.9% and an increase in 1996 net sales of 40.8% from 1995 net sales of $530.8 million. The Company had a net loss of $12.9 million and net income of $1.6 million in 1995 and 1996, respectively. The Company believes that from 1991 to 1996 its sales growth rate exceeded the industry growth rate due to the Company's emphasis on product innovation through research and development, its multiple distribution channels and its flexible manufacturing capacity.

  Based on industry trade association data, the Company believes that retail sales of fitness equipment in the U.S. grew from approximately $.4 billion in calendar 1980 to approximately $2.6 billion in calendar 1993, $2.8 billion in calendar 1994 and $2.9 billion in calendar 1995. The growth of the fitness equipment industry can be attributed primarily to increased consumer emphasis on health, fitness and weight management. In particular, the medical community's promotion of exercise as a means of preventing cardiovascular disease and maintaining health and the diet industry's recognition of the need to incorporate exercise as a component of weight management programs have prompted consumers to place greater emphasis on health and fitness. The Company believes that several other factors have contributed to the growth of the fitness equipment industry, including product innovation at attractive price/value relationships, growth in infomercials and cable television shows which promote exercise and fitness and favorable demographic trends. The Company believes that sales of home fitness equipment have also benefitted from consumers' desire to spend more time at home.

  The Company's strategy is to expand its market leadership position by, among other things:

 DEVELOPING INNOVATIVE, HIGH-QUALITY PRODUCTS

  A key element of the Company's strategy is product innovation and development. The Company evaluates new product concepts on an ongoing basis and seeks to respond to the desires and needs of consumers by frequently introducing new products and repositioning old ones (i.e., selling a modified product in a different price range). This focus on new products and innovation enables the Company to begin selling early in a product's life cycle and, as sales moderate, to extend product life cycles by introducing new features and repositioning products within the Company's line of brands. In 1994, 1995 and 1996, approximately 40%, 42% and 52%, respectively, of the Company's net sales were from products that were new, enhanced or repositioned. Recent examples of the Company's product development include the introduction of the Space Saver treadmill, which folds vertically for easy storage, the development of the Cardio family of upright rowers, which significantly improved on upright rower designs first marketed by others, and the introduction of the Company's abdominal machines, which improved upon existing products manufactured by others by adding a fold for storage feature. The Company believes that its ability to identify industry trends and to quickly take a product from concept to delivery gives it significant advantages over competitors.

 TARGETING MULTIPLE DISTRIBUTION CHANNELS

  The Company markets its products under multiple brands through multiple distribution channels including specialty dealers, sporting goods chains, department stores, discount merchants, warehouse clubs, catalogue showrooms and, to a limited extent, infomercials and direct response marketing. The Company believes the marketing of its products through multiple distribution channels provides it with several competitive advantages including: (i) greater growth and increased market access; (ii) the ability to maximize revenue throughout a product's life cycle by repositioning products in different channels and under different brand names as products mature; (iii) feedback on market trends and changing consumer tastes; and (iv) reduced dependence on any single channel of distribution.

 POSITIONING ITS BRANDS

  To enhance its distribution strategy, the Company targets its brands to specific distribution channels. By marketing specific brands tailored to appeal to different demographic groups, the Company is able to market products with varying designs, features and price ranges and target these products to a wide variety of consumers with different fitness needs and disposable incomes. The Company believes its brand positioning strategy enables it to: (i) achieve greater appeal to each market segment; (ii) promote price stability across its product lines as brand segmentation minimizes conflicts between different distribution channels; and (iii) provide high-quality products with the price ranges and features desired by different demographic groups. The Company's various brands are supported by distinct marketing and product strategies and, in some cases, separate sales forces.

 PROVIDING BROAD PRODUCT OFFERINGS

  The Company manufactures and distributes a broad line of aerobic and anaerobic fitness equipment. The Company also markets recreational sports products, sports medicine products and fitness accessories. The Company offers a range of technological features, from manual equipment to sophisticated programmable electronic products, in a variety of price ranges. The Company's strategy of offering a broad range of products enables it to: (i) offer categories of fitness products that appeal to different demographic groups; (ii) respond quickly to changes in consumer preferences and fitness trends; (iii) reduce its dependence on any single product category; and (iv) participate in growth opportunities across a wide variety of product categories.

 UTILIZING FLEXIBLE, LOW-COST MANUFACTURING

  The Company's manufacturing facilities are designed to be flexible in order to permit the Company to shift its product mix quickly and efficiently. The combination of internal manufacturing and assembly capacity and the Company's access to third-party vendors has helped the Company meet customer demand on a competitive basis. The design of these facilities provides the Company with the flexibility to change production runs on short notice and to respond to changing customer needs.

 PURSUING GROWTH OPPORTUNITIES

  The Company is seeking strategic acquisition opportunities which would complement its existing business and provide an opportunity for growth. The Company believes growth opportunities exist in its current domestic markets as well as in selected international markets. The North American fitness equipment market is significantly more developed than other markets around the world. However, the Company began to directly market its products in the first quarter of 1996 in the key European markets of the U.K., France, Italy and the Benelux countries and is attempting to increase its market penetration in these and other foreign countries. Prior to 1996, the Company had minimal foreign sales. Net sales from international markets in the four quarters of 1996 were $6.0 million, $9.3 million, $7.8 million and $10.2 million, respectively. In connection with the Recapitalization, the Company granted certain exclusive and non-exclusive rights to distribute its products in certain other international markets to Weider Sports Equipment Co., Ltd. ("Weider Sports"). The Company is negotiating to purchase certain assets of Weider Sports. If the Weider Sports acquisition is completed, the Company will reacquire distribution rights granted to Weider Sports in connection with the Recapitalization subject to certain rights granted by Weider Sports to third parties. The Company is also negotiating to purchase certain assets of a Canadian manufacturing business affiliated with WHF ("CanCo"). See "Certain Relationships and Related Transactions" "Business--Legal Proceedings--Proposed Settlement of WHF Litigation" and "Risk Factors--Expansion Strategy."

                            HEALTHRIDER ACQUISITION

  In keeping with its strategy of pursuing growth opportunities, in August 1996, the Company: (i) purchased substantially all the assets of HealthRider for approximately $16.8 million and assumed (or refinanced) substantially all the liabilities of HealthRider; (ii) purchased certain related manufacturing assets of Parkway Manufacturing, Inc., ("Parkway"), including Parkway's contract to manufacture and supply upright rowers to HealthRider, for approximately $10.1 million; and (iii) purchased the minority interest of HealthRider's European subsidiary for approximately $1.4 million (of which $.7 million was paid by HealthRider, $.6 million was paid by the Company in cash and $.1 million was paid by the Company in inventory) (together, the "HealthRider Acquisition"). The liabilities assumed or refinanced included capital lease obligations of approximately $19.3 million and revolving credit borrowings and other long term debt of approximately $9.5 million. For a description of certain accounts payable and other accrued payables the Company assumed in connection with the HealthRider Acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  HealthRider, a designer, marketer and distributor of fitness equipment, distributes its products through direct response advertising, through a national network of over 200 HealthRider kiosks and stores in shopping malls, and through third party retailers. HealthRider had net sales of $241.4 million and $113.2 million and net income of $13.6 million and a net loss of $3.6 million in calendar 1995 and the first six months of calendar 1996, respectively. HealthRider's flagship product is the HealthRider, a brand of upright rower. In aggregate, and excluding freight related revenues, sales of upright rowers (including the HealthRider) accounted for 94.4% and 93.4% of HealthRider's net sales in calendar 1995 and the first six months of calendar 1996, respectively. In calendar 1995 and the first six months of calendar 1996, purchases from Parkway accounted for approximately 73.5% and 54.3%, respectively, of total upright rower purchases by HealthRider. HealthRider has experienced a substantial, continuing and accelerating deterioration of its business since the beginning of calender 1996. See "Risk Factors--Expansion Strategy; Acquisitions," and "Management's Discussion and Analysis of Financial Condition--HealthRider," and Note 1 to the HealthRider consolidated financial statements included herein.

  As a result of the HealthRider Acquisition, the Company believes it is the leading maker and distributor of upright rowers in the United States with its net sales of upright rowers, calculated on a pro forma basis as if the HealthRider Acquisition had occurred on December 31, 1994, representing over 76% of all U.S. upright rower sales in calendar 1995. The Company estimates that its U.S. net sales, calculated on the same pro forma basis represented approximately 39% of total wholesale domestic home fitness equipment sales in calendar 1995. The Company believes that the HealthRider Acquisition will strengthen its position as a leading manufacturer and marketer of fitness equipment in the United States. The Company's plan for integrating HealthRider into its business includes: (i) marketing a broad line of products such as treadmills, stair steppers and cross-country skiing machines under the HealthRider brand name through HealthRider's established distribution channels;
(ii) altering direct response advertising with respect to HealthRider products with the goal of enhancing the Company's return on its advertising investment; and (iii) realizing synergies from the HealthRider Acquisition by integrating the Company's and HealthRider's operations. The Company expects to increase its net sales as a result of the HealthRider Acquisition, but by substantially less than 100% of HealthRider's net sales. The Company will recognize a significant, non-recurring, non-cash increase in cost of goods sold in the second and third quarters of 1997 not to exceed approximately $26.2 million (based on HealthRider's inventory at June 30, 1996) related to the fact that the Company's purchase accounting for the HealthRider Acquisition will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs, which will result in higher cost of goods sold and lower gross profit until the acquired inventory has been sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--HealthRider."

  The HealthRider Acquisition was funded through additional borrowings under the Credit Agreement with General Electric Capital Corporation ("GE Capital"), various other lenders and GE Capital, as Agent, as amended (the "Credit Agreement"). See "Description of Certain Indebtedness."

                                   BACKGROUND

  On November 14, 1994 (the "Recapitalization Closing"), the Company effected the Recapitalization in which affiliates of Bain Capital, Inc. ("Bain Capital") and certain other investors invested $40.4 million and became the controlling and largest shareholders of the Company. At the same time, IHF Capital's subsidiaries issued $60.0 million in proceeds of 15% Senior Secured Discount Notes due 2004 (the "Discount Notes") and $100.0 million in proceeds of 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes") and made term borrowings of $35.0 million and revolving borrowings of $111.5 million under the Credit Agreement. As a result of the Recapitalization, the Company had a deficiency in stockholder's equity of $104.8 million as of May 31, 1996.

  The above summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial information and share and per share data contained in this Prospectus (i) give effect to the conversion ("Conversion") that will occur concurrently with the closing of the sale of the common stock, $0.001 par value (the "Common Stock"), offered hereby, whereby all shares of the existing Class A Common Stock, par value $.001, and Class L Common Stock, par value $.001, of IHF Capital will be exchanged on the basis of a formula that will be derived from the actual initial public offering price for the Common Stock at a ratio estimated (based on an assumed offering price of $16.00 per share and a valuation date of September 24, 1996) to be 1.20773 and 9.27978 shares of Common Stock per share of Class A Common Stock and Class L Common Stock, respectively; (ii) assume no exercise of the Underwriters' over-allotment option; and (iii) assume the exercise of warrants issued to purchasers of the Senior Subordinated Notes and the Discount Notes to purchase 2,135,708 shares of Common Stock. See "Background," "Description of Capital Stock," "Underwriting" and the Notes to Consolidated Financial Statements.

  Certain of the information contained in this summary and elsewhere in this Prospectus, including under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with respect to the Company's plans and strategy for its business are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                                  THE OFFERING

  The offering of 9,600,000 shares of Common Stock in the United States (the "U.S. Offering") and the offering of 2,900,000 shares of Common Stock outside the United States (the "International Offering") are collectively referred to herein as the "Offering."

   Common Stock offered(a):
    U.S. Offering................   9,600,000 shares
    International Offering.......   2,900,000 shares
                                   -----------------
     Total.......................  12,500,000 shares
   Common Stock to be outstanding
    after this Offering(b).......  25,467,327 shares
   Sources and uses of funds.....  The net proceeds to the Company from this Of-
                                   fering together with borrowings under the
                                   Credit Agreement will be used for the redemp-
                                   tion of certain indebtedness of the Company
                                   (including indebtedness incurred in connec-
                                   tion with the purchase of the Common Stock
                                   and warrants to purchase Common Stock held by
                                   WHF and certain other stockholders (collec-
                                   tively the "WHF Stockholders")), to retire
                                   all of the preferred stock of IHF Holdings
                                   ("IHF Holdings Preferred Stock") and options
                                   to purchase IHF Holdings Preferred Stock, and
                                   to fund the expected acquisitions of Weider
                                   Sports and CanCo. See "Sources and Use of
                                   Funds."
   New York Stock Exchange, Inc.
    ("NYSE") symbol..............  IHF

- --------
(a) Assumes that the Underwriters' over-allotment options are not exercised. See "Underwriting."

(b) Excludes 1,719,727 shares that may be issued upon exercise of options granted pursuant to the Company's 1994 Stock Option Plan at an average exercise price of approximately $4.36 per share and an additional 802,102 shares that may be issued upon exercise of options at an exercise price of $.42402 per share.

               SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA(1)
                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

                                                YEAR ENDED MAY 31,
                                      ------------------------------------------
                                       1992   1993   1994   1995         1996
                                      ------ ------ ------ ------     ----------
OPERATING DATA:
 Net sales........................... $254.1 $314.9 $403.0 $530.8     $    747.6
                                      ------ ------ ------ ------     ----------
 Gross profit........................   59.2   86.3  114.8  152.4          206.1
                                      ------ ------ ------ ------     ----------
 Operating expenses:
  Selling, general and administrative
   and other operating expenses......   46.9   64.6   83.5  105.0          148.7
  Compensation expense attributable
   to options........................    --     --     --    39.0 (2)        2.8
                                      ------ ------ ------ ------     ----------
 Total operating expenses............   46.9   64.6   83.5  144.0          151.5
                                      ------ ------ ------ ------     ----------
 Income from operations..............   12.3   21.7   31.3    8.4           54.6
 Interest expense....................    4.9    5.5    6.2   21.5           36.5
 Amortization of deferred financing
  fees...............................    --     --     --     1.7            3.5
 Dividends on preferred stock of
  subsidiary.........................    --     --     --     2.8            5.1
                                      ------ ------ ------ ------     ----------
 Income (loss) before income taxes...    7.4   16.2   25.1  (17.6)           9.5
 Provision for (benefit from) income
  taxes..............................    2.8    6.2    9.8   (4.7)           7.9
                                      ------ ------ ------ ------     ----------
 Net income (loss)................... $  4.6 $ 10.0 $ 15.3 $(12.9)    $      1.6
                                      ====== ====== ====== ======     ==========
SUPPLEMENTARY INCOME STATEMENT DATA(3):
 Supplemental pro forma net income...............................     $     13.1
                                                                      ==========
 Supplemental pro forma net income per common share..............     $      .48
                                                                      ==========
 Supplemental pro forma weighted average common shares
  outstanding....................................................     27,500,000
                                                                      ==========
OTHER DATA:
 Depreciation and amortization....... $  3.0 $  3.4 $  4.0 $ 11.6     $     19.7
 Capital expenditures ...............    4.0    4.0    6.9    8.0           15.4

                                                            MAY 31, 1996
                                              MAY 31,  ------------------------
                                               1995    ACTUAL   AS ADJUSTED (3)
                                              -------  -------  ---------------
BALANCE SHEET DATA:
 Cash........................................ $   4.1  $  19.3      $ 31.3
 Working capital.............................   137.7    159.0       215.6
 Total assets................................   290.2    316.7       414.6
 Total indebtedness..........................   268.1    282.8       276.3
 Preferred stock of subsidiary (including
  accrued dividends).........................    42.8     47.9         --
 Stockholders' equity (deficit)..............  (109.6)  (104.8)        5.0

- -------
(1) Financial data through May 31, 1994 reflect the combined results of the Recapitalized Companies and their subsidiaries. Financial data for periods ending thereafter reflect the consolidated results of IHF Capital and its subsidiaries.
(2) Consists of accounting charges incurred in connection with the Recapitalization as a result of the exchange by certain senior executives of the Company of their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase Common Stock of IHF Capital and $4.0 million of replacement options to purchase IHF Holdings Preferred Stock and related warrants to purchase Common Stock of IHF Capital ( the "Preferred Warrants") and $.3 million of related payroll tax payments made by the Company. After the Recapitalization, the Company redeemed $26.4 million of the $34.7 million of replacement options (the "Redeemable Options").

(3) Reflects: (i) the sale by IHF Capital of 12,500,000 shares of Common Stock offered hereby and an increase of $38.5 million in revolving credit borrowings and the application of the estimated net proceeds therefrom to:
    (a) redeem $35.0 million principal amount of Senior Subordinated Notes, all of the Discount Notes, all of the IHF Holdings Preferred Stock and all of the options to purchase IHF Holdings Preferred Stock, (b) pay approximately $39.1 million in connection with the purchase of the Common Stock and warrants to purchase Common Stock held by the WHF Stockholders and (c) fund the expected acquisitions of Weider Sports and CanCo and settlement expenses in connection with the Proposed WHF Settlement (as defined) which together total approximately $23.2 million; (ii) the HealthRider Acquisition (including the refinancing of approximately $11.6 million of revolving credit borrowings outstanding at June 30, 1996, the assumption of $.2 million of other long term debt and $19.3 million of capital lease obligations outstanding at June 30, 1996 and the incurrence of approximately $27.5 million of additional indebtedness to finance the HealthRider Acquisition); (iii) the effect of the Conversion; and (iv) the impact of $28.6 million non-recurring expenses, net of the related tax benefit, expected to be incurred in the second and third quarter of 1997, including (a) expenses related to the termination of the annual management fee payable to Bain Capital, (b) expenses related to the Proposed WHF Settlement, and (c) integration expenses and higher cost of goods sold (resulting from the Company's purchase accounting which will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs) related to the HealthRider Acquisiton; as if such transactions occurred on May 31, 1996, and, for purposes of the per share information (which includes all common stock equivalents), as if such transactions had occurred on June 1, 1995. See "Unaudited Pro Forma Financial Data," "Selected Consolidated Financial Data" and "Sources and Uses of Funds" and Note 2 of the Notes to the Consolidated Financial Statements.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors, together with the other information contained in this Prospectus, in evaluating an investment in the Common Stock.

RELIANCE ON MAJOR CUSTOMERS; EXPOSURE TO THE RETAIL INDUSTRY

  The Company's two largest customers together accounted for approximately 47%, 43% and 42% of the Company's revenues in 1994, 1995 and 1996, respectively. The Company's largest customer, Sears Roebuck ("Sears"), accounted for approximately 34%, 31% and 34% of the Company's revenues in 1994, 1995 and 1996, respectively. The Company's second largest customer, Sam's Warehouse Stores ("Sam's") accounted for approximately 13%, 12% and 8% of the Company's revenues in 1994, 1995 and 1996, respectively. Accounts receivable for the Company's two largest customers accounted for approximately 27% and 37% of total gross accounts receivable at May 31, 1995 and May 31, 1996, respectively. At May 31, 1996, Sears and Sam's accounted for approximately 32% and 5%, respectively of the Company's gross accounts receivable. A third customer, Service Merchandise Company, Inc., accounted for approximately 11% of total gross accounts receivable at May 31, 1996 and 7% of the Company's net sales for the year then ended. The level of the Company's sales to these customers depends in large part on its relationship with these customers and on consumers' continuing commitment to home fitness equipment products and on the success of customers' efforts to market and promote the Company's products, as well as the Company's competitiveness in terms of price, quality, product innovation, customer service and other factors. Consistent with industry practice, the Company does not have long term sales agreements or other commitments as to levels of future sales. In addition, the Company is not the exclusive supplier of fitness equipment to any of its major customers. In connection with the HealthRider Acquisition, the Company intends to offer its products directly to consumers through the acquired HealthRider kiosk, store and direct response networks. The Company's direct sales to consumers, particularly through kiosks and stores in malls where the Company's existing customers have retail sales outlets, could adversely affect the Company's sales and its relationship with existing customers.

  In 1995 and 1996 approximately 91% and 97%, respectively, of the Company's sales were to retailers. Several significant retailers maintain substantial account balances payable to the Company. Retail businesses may be adversely affected by unfavorable local, regional or national economic developments which result in reduced consumer spending. There can be no assurance that an economic downturn would not have a material adverse effect on the Company's customers which could reduce the Company's sales volumes and gross margins or result in defaults in accounts receivable from such customers. The loss of, or a substantial decrease in the amount of purchases by, or a write-off of any significant receivables due from, any of the Company's major customers or a number of the Company's other customers would have a material adverse effect on the Company's business. See "Business--Customers."

PRODUCT LIFE CYCLES; DEPENDENCE ON PRODUCT INNOVATION; DEPENDENCE ON PARTICULAR PRODUCTS AND CONSUMER INTEREST IN FITNESS

  Product life cycles can be short in the fitness industry and innovation is an important component of competition. The Company's sales and gross margins are dependent upon its success in innovating, developing and marketing new products. Products tend to generate higher gross margins earlier in the product life cycle (after an initial start-up period), when there are fewer companies offering similar products, and tend to generate lower gross margins over time as competition increases and consumer interest diminishes. Accordingly, the Company strives to be among the first producers of attractive new product categories (such as upright rowers) and to add new features to existing products (such as the Space Saver feature recently added to its treadmill line), which may increase gross margins by reinvigorating demand and differentiating the Company's products from similar products offered by its competitors. Life cycles may vary significantly in duration from product to product.

  While the Company emphasizes new product innovation and product repositioning, there can be no assurance that the Company will continue to develop competitive products in a timely manner or that the Company will be able to respond adequately to market trends. In addition, there can be no assurance that new or repositioned products will gain market acceptance, that interest in the Company's products will be sustained, that significant start-up costs with respect to new products will be recouped or that the fitness market will not become saturated. Moreover, although management believes that fitness and health activities have become important for consumers, there can be no assurance that interest in any particular fitness activity or fitness activities in general will be sustained. See "Business--Product Innovation and Development."

  In any given year, the Company's sales may be largely attributable to one or two product categories. For example, the Company was one of the first manufacturers to introduce motorized treadmills for home use and believes that it is currently the market leader in sales of such treadmills, with net sales in 1994, 1995 and 1996 of $252.6 million, $235.4 million and $289.9 million, respectively, representing approximately 63%, 44% and 39%, respectively, of the Company's net sales in such periods. The Cardio family of upright rowers was introduced in the second quarter of fiscal 1994 and produced net sales in 1995 and 1996 of $138.1 million and $259.1 million, respectively, representing 26% and 35% of the Company's net sales in such years. Had the HealthRider Acquisition occurred on June 1, 1994, the Company would have had net sales of upright rowers in 1995 and 1996 on a pro forma basis of $300.5 million and $491.8 million, respectively, representing 44% and 49% of the Company's pro forma net sales in such periods.

  The Company's upright rower sales declined to $30.3 million during the fourth quarter of 1996, compared to $67.7 million during the fourth quarter of 1995. In addition, HealthRider's upright rower sales have declined substantially in calendar 1996. The decline in sales of upright rowers by the Company and HealthRider may indicate a weakening of market demand for upright rowers. The Company would be adversely affected if it experienced a significant decline in the popularity of certain significant products such as its motorized treadmills or a continued decline in sales of its upright rowers and one or more similarly popular products were not developed and introduced by the Company in a timely manner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business-- Products."

RISKS ASSOCIATED WITH SUBSTANTIAL AMOUNTS OF INDEBTEDNESS

  The Company incurred substantial indebtedness in connection with the Recapitalization and may incur additional indebtedness in the future. Part of the net proceeds to be received by the Company from this Offering will be used to pay down a total of $110.6 million of principal on the Senior Subordinated Notes and Discount Notes outstanding as of October 24, 1996. As of May 31, 1996, on a pro forma basis after giving effect to: (i) the Offering, (ii) the application of the net proceeds therefrom, (iii) the Proposed WHF Settlement (as defined) with WHF and its affiliates, (iv) the HealthRider Acquisition and
(v) the payment of $2.8 million to terminate the annual management fee payable to Bain Capital, the Company would have had outstanding total indebtedness (including capital lease obligations) of approximately $276.3 million and stockholders' equity of approximately $5.0 million. If the Company consummates additional acquisitions, it is likely to incur additional indebtedness. The Company's existing indebtedness contains financial and restrictive covenants, and the Company would be in default thereunder if it failed to comply with such covenants. If not cured or waived, such a default could have a material adverse effect on the Company. The degree to which the Company is leveraged could have important consequences, including the following: (i) the Company's ability to obtain additional financing for working capital or other purposes in the future may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for operations; and (iii) the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures. In addition, because certain of the Company's borrowings are and will continue to be at variable rates of interest, the Company will be vulnerable to increases in interest rates. The Company's ability to make scheduled payments of the principal of or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels and financial, competitive, business and other factors, many of which are beyond its control.

  The Credit Agreement, and other debt instruments, including the Indenture (the "Senior Subordinated Notes Indenture") with respect to the Senior Subordinated Notes, which will continue in effect after the Offering, contain significant financial and operating covenants, including, among other things, restrictions on the ability of Health & Fitness to incur additional indebtedness, to create or permit liens, to make certain payments and investments, to sell or otherwise dispose of assets, to merge or consolidate with another entity or to take certain other corporate actions. The Credit Agreement also requires Health & Fitness to meet certain financial ratios and tests, prohibits it from amending certain provisions of the Senior Subordinated Notes Indenture and provides that the occurrence of a Change of Control (as defined in the Senior Subordinated Notes Indenture), among other things, constitutes an event of default under the Credit Agreement requiring immediate payment of all indebtedness outstanding under the Credit Agreement and the discontinuance of the extension of credit thereunder. See "Description of Certain Indebtedness." Although Health & Fitness is in compliance with or has obtained waivers of compliance with respect to the terms of these debt instruments and does not believe that its current operating plans will be restricted by them, changes in economic or business conditions, results of operations or other factors may in the future result in circumstances in which such covenants restrict its plans or business operation.

COMPETITION

  The fitness equipment market is highly competitive. It is characterized by frequent introduction of new products, often accompanied by major advertising and promotional campaigns. The Company believes that the principal competitive factors affecting its business include price, quality, brand name recognition, product innovation, marketing resources and customer service.

  The Company competes in the U.S. with recreational and exercise activities offered by health clubs as well as with a number of domestic manufacturers, domestic direct importers and foreign companies exporting fitness products to the U.S. and, in its direct sales efforts, with major retailers or distributors. Competitors in these areas include Precor Inc., CML Group Inc. (under the NordicTrack(R) brand), LifeFitness, Inc. and Diversified Products Corporation ("DP") and Roadmaster Industries Inc. ("Roadmaster"), which are commonly owned. The Company also believes that Reebok International Ltd. will begin marketing home fitness equipment in the U.S. In Europe, the Company competes principally with Tunturi, Inc. and Kettler Int'l Inc., a number of Asian importers and some of its domestic competitors. The Company's products also indirectly compete with outdoor fitness, sporting goods and other recreational products. Competitors in these product areas include Huffy Corporation, Canstar Sports Inc. (a subsidiary of Nike Inc.) and Rollerblade, Inc. Certain competitors are better capitalized than the Company and may have greater financial and other resources than those available to the Company. In addition, there are no significant technological, manufacturing or marketing barriers to entry into the fitness equipment or exercise accessory markets, although many companies in the industry, including the Company, have sought and received numerous patents in an effort to protect their competitive position. See "Business--Competition."

EXPANSION STRATEGY; ACQUISITIONS

  An important part of the Company's strategy is to increase its sales by, among other things: (i) developing innovative, high-quality products; (ii) utilizing multiple distribution channels; (iii) positioning its brands to address specific distribution channels; (iv) providing broad product offerings; (v) maintaining low-cost flexible manufacturing; and (vi) pursuing growth opportunities in domestic and international markets, including through acquisitions. Each of these efforts requires significant investment and entails a risk of poor consumer response. Product innovation, though necessary because of product life cycles, requires a significant dedication of resources. There can be no assurance that new products will be positively received by consumers.

  In August 1996, the Company acquired substantially all the assets and assumed (or refinanced) substantially all the liabilities of HealthRider. HealthRider has experienced a substantial, continuing and accelerating deterioration of its business since the beginning of calendar 1996. HealthRider increased its selling expense for infomercials to $14.5 million (net of a write-off of video production costs of $1.6 million) in the first quarter of 1996 compared to $8.5 million in the first quarter of 1995 and committed to purchase substantially increased volumes of inventory in anticipation of sales increases. Despite these expenditures, HealthRider's total sales increased only modestly to $75.0 million in the first quarter of 1996 from $57.9 million in the first quarter of 1995, while its total infomercial sales decreased by $8.6 million in the same period. These events compounded working capital difficulties that HealthRider was already experiencing, causing HealthRider to reduce selling expense for infomercials to $5.7 million in the second quarter of 1996 from $10.8 million in the second quarter of 1995, which contributed to substantial declines in HealthRider's sales. HealthRider reported net sales in the second quarter of 1996 of $38.2 million compared to $59.1 in the second quarter of 1995. HealthRider also reported an operating loss for the first half of 1996 of $4.6 million compared to operating income for the first half of 1995 of $16.5 million. HealthRider's inventory at June 30, 1996 was $23.1 million compared to $5.5 million at June 30, 1995. Inventory in the health and fitness industry is usually at its lowest point in the spring and early summer. The Company believes that the decline in HealthRider's sales is due in part to (i) a general weakening of market demand for upright rowers and (ii) the partial saturation of the audience that can be reached through infomercials.

  The Company believes that the HealthRider Acquisition constitutes an attractive opportunity, given the purchase price. However, there can be no assurance in this regard. See "Management Discussion and Analysis of Financial Condition and Results of Operations--HealthRider" and Note 1 to the HealthRider Financial Statements included herein.

  In the past, affiliates of WHF and Weider Europe, B.V. ("Weider Europe"), who are affiliates of the Company, have marketed certain of the Company's products outside the U.S. The Company began directly marketing its products in Europe in the first quarter of 1996 in the key European markets of the U.K., France, Italy and the Benelux countries and is attempting to increase its market penetration there and in other foreign markets. Weider Sports currently distributes the Company's products in certain other countries. The Company is negotiating to purchase certain assets of Weider Sports. If the Weider Sports acquisition is completed, the Company will reacquire distribution rights granted to Weider Sports in connection with the Recapitalization, subject to certain rights granted by Weider Sports to third parties. See "Certain Relationships and Related Transactions" and "Business--Legal Proceedings--WHF Litigation" and "--Proposed Settlement of WHF Litigation." The Company does not have significant experience in conducting business in European and other foreign markets, and fitness products have not yet been widely accepted in these markets. The Company's European operations are not currently profitable. There can be no assurance that the Company will be successful in selling its products outside of the U.S. Furthermore, increased targeting of international markets exposes the Company to the general risks of doing business abroad, including barriers to trade such as quotas, taxes, duties and other trade restrictions, currency fluctuations and changes in U.S. and foreign regulations applicable to the export of the Company's products. The Company does not currently hedge against foreign currencies other than the Canadian dollar.

  The Company is also negotiating to purchase certain assets of CanCo. See "Business--Legal Proceedings--Proposed Settlement of WHF Litigation." The Company believes there may be other acquisition opportunities which could complement its existing business, although the Company has no other acquisition agreements and is not engaged in any discussions regarding other acquisitions, except for the expected Weider Sports and CanCo acquisitions. Any such acquisitions, including the expected Weider Sports and CanCo acquisitions and the HealthRider Acquisition, will require integration of such businesses with the Company's current operations. The HealthRider Acquisition, will involve additional borrowings under the Credit Agreement, and any future acquisitions, including the expected Weider Sports and CanCo acquisitions, may involve additional borrowings. There can be no assurance that HealthRider or any other business that the Company may acquire in the future, including Weider Sports and CanCo, will be effectively and profitably integrated with the Company. Expansion or acquisition costs could adversely affect the Company's liquidity and financial stability. See "Business--Business Strategy", "--HealthRider Acquisition" and "--Legal Proceedings" and "Certain Relationships and Related Transactions."

PRICE SENSITIVITY

  The Company's customers, especially mass merchandisers, are highly price sensitive. The Company sets many product prices on an annual basis but purchases raw materials and components under purchase orders for periods of less than one year. Accordingly, the Company sets prices for many products before it has complete knowledge of the costs of raw materials and components and sometimes before product development is complete and production costs have been firmly established. After it has established prices, the Company may be unable to pass cost increases along to its customers, or to compete effectively if it seeks to pass such costs along, which could have a material adverse effect on the Company.

RELIANCE ON CERTAIN SUPPLIERS

  Since the Company purchases certain components and finished products from foreign suppliers located in Canada, China, Taiwan and various other countries, the Company is subject to the general risks of doing business abroad, particularly with respect to its purchases from China, including delays in shipment, work stoppages, adverse fluctuations in currency exchange rates, increases in import duties and tariffs, changes in foreign regulations, changes in most-favored-nation status and political instability. In addition, although the Company seeks to maintain dual sources for the materials and components required for its products, the Company relies on single sources for certain of its component parts and finished products, including treadmills and upright rowers. To further control manufacturing and delivery problems associated with sourcing delays, the Company asks its electronics vendors to maintain specified inventory levels for some long lead-time components. Sourcing delays have been occasionally experienced in the past with new product introductions. In addition, the Company has identified alternative sources for many key raw materials and components. Despite these precautions, however, the Company's ability to deliver its products on time is susceptible to disruptions in its supply of raw materials and components, in part because of the time needed to retool alternative component manufacturers to produce required components. In particular, the imposition of trade sanctions on China could have a material adverse effect on the Company. The occurrence of any of the risks relating to its foreign suppliers or the loss of certain of these suppliers could adversely affect the Company's business until alternative supply arrangements could be secured, particularly if such loss occurred during the Company's key production periods. There can be no assurance that the Company would be able to obtain products and supplies on satisfactory terms should any of these risks materialize. See "Business--Manufacturing and Purchasing."

SEASONALITY; FLUCTUATION IN QUARTERLY RESULTS

  Historically, the Company has sold the majority of its products to its customers in its second and third fiscal quarters (i.e., from September through February). Increased sales typically have occurred in the Christmas retail season and the beginning of a new calendar year because of increased promotions by customers, increased consumer purchases and seasonal changes that prompt people to exercise inside. The Company has in the past, from time to time, incurred net losses in the first and fourth quarters of its fiscal year. If actual sales for a quarter do not meet or exceed projected sales for that quarter, expenditures and inventory levels could be disproportionately high for such quarter and the Company's cash flow and earnings for that quarter and future quarters could be adversely affected. The timing of large orders from customers and the mix of products sold may also contribute to quarterly or other periodic fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY MANAGEMENT

  The Company's success depends to a considerable extent on the performance of its senior management team. The loss of services of either Scott Watterson, the Company's Chief Executive Officer, or Gary Stevenson, the Company's Chief Operating Officer, as well as the loss of other members of the Company's management team, could have a material adverse effect on the Company. Although the Company entered into employment agreements with Messrs. Watterson and Stevenson which extend through November 1999, they are able to terminate their employment for cause at any time or without cause upon six months' notice. However, the employment agreements contain a non-competition clause which runs for at least two years (which the Company can extend to four years at its option for an additional severence payment equal to the employee's base salary plus bonus pro rated for the period of extension) from the date of the executive's termination. In addition to the provisions of their employment agreements, Messrs. Watterson and Stevenson have entered into separate non-competition agreements with the Company that run through November 1998. See "Management--Employment Agreements" and "Certain Relationships and Related Transactions."

CONTROL BY EXISTING STOCKHOLDERS

  Following the completion of the Offering, the Company's executive officers and directors (including affiliates of Bain Capital), and entities with which they are affiliated, together will beneficially own approximately 57.0% (42.5% on a fully diluted basis) of the outstanding shares of Common Stock (with affiliates of Bain Capital owning approximately 33.6% of the outstanding shares of Common Stock), assuming that the Underwriters' over-allotment option is not exercised. Affiliates of Bain Capital may sell up to 1,155,241 shares if the Underwriters' over-allotment option is exercised. All current stockholders and warrantholders have entered into a stockholders agreement (the "Stockholders Agreement") which includes an agreement with respect to how they will vote on certain matters, including the election of directors, which effectively results in Bain Capital and its affiliates having the ability to control or significantly influence the election of the Company's directors and the outcome of corporate actions requiring stockholder approval even though they will hold less than a majority of the Company's Common Stock. The voting provisions of the Stockholders Agreement will expire on November 14, 2004. This concentration of ownership and voting power may have the effect of delaying or preventing a change in control of the Company. See "Stockholders Agreement--Voting Rights" and "Principal and Selling Stockholders."

PRODUCT LIABILITY

  Due to the nature of the Company's products, the Company is subject to product liability claims involving personal injuries allegedly related to the Company's products. As of May 31, 1996, the Company had $1.5 million in reserves for product liability related losses. The Company currently carries an occurrence-based product liability insurance policy. The current policy provides coverage for the period from September 1, 1995 to September 30, 1996 of up to $25 million per occurrence, and $25 million in the aggregate annually. The policy has a deductible on each claim of $250,000 for claims related to trampolines and $100,000 for claims related to all other products. Previously, the Company maintained similar occurrence-based policies with somewhat lower coverage limits and higher deductibles. HealthRider has an insurance policy which provides coverage through October 26, 1996 of $10 million per occurrence and $10 million in the aggregate annually. The Company believes that its insurance has been and continues to be adequate to cover product liability claims. Nevertheless, currently pending claims and any future claims are subject to the uncertainties related to litigation, and the ultimate outcome of any such proceedings or claims cannot be predicted. Due to uncertainty with respect to the nature and extent of manufacturers' and distributors' liability for personal injuries, there is also no assurance that the product liability insurance of the Company is or will be adequate to cover such claims. In addition, there can be no assurance that the Company's insurers will be solvent when required to make payments on claims. Furthermore, there can be no assurance that insurance will remain available or, if available, that it will not be prohibitively expensive. The loss of insurance coverage or claims exceeding that coverage could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Consumer Products Safety Commission has conducted an inquiry and made claims relating to defects in certain of HealthRider's products. Although no consumer litigation has resulted from such defects to date, there can be no assurance that consumer litigation will not result. See "Business--Legal Proceedings."

FTC PRELIMINARY INVESTIGATIONS

  The Federal Trade Commission ("FTC") is conducting a preliminary investigation to determine whether the Company may have made excessive advertising claims with respect to its "CrossWalk" treadmill products (which constitute a substantial portion of the Company's sales), in violation of the Federal Trade Commission Act. The FTC has twice asked the Company to voluntarily provide information and documents and the Company has complied with these requests.

  The Company believes that its advertising for the CrossWalk products was appropriately substantiated, and therefore that the Company did not make excessive advertising claims. The FTC has proposed that it enter into a discussion with the Company to resolve this matter through a negotiated consent decree. If this discussion does not resolve the matter, and if the FTC concludes that the Company made excessive advertising claims and issues a complaint, it may seek relief in the form of a cease and desist order, civil monetary penalties and/or consumer redress in the form of, among other things, refunds to consumers and public notification respecting the advertisements which the FTC concludes were excessive. Management does not believe that this matter will have a material adverse effect on its results of operations or financial position, however there can be no assurance in this regard.

  The FTC is conducting a similar preliminary investigation of HealthRider to determine whether HealthRider may have made excessive advertising claims with respect to its HealthRider family of products (which constitute virtually all of HealthRider's sales), in violation of the Federal Trade Commission Act. The FTC has asked HealthRider to voluntarily provide documents and information on several occasions, and HealthRider has responded to these requests. The Company has assumed all of HealthRider's liabilities in connection with this matter. Management does not believe that this matter will have a material adverse effect on its results of operations or financial position, however there can be no assurance in this regard. See "Business--FTC Preliminary Investigations."

FRAUDULENT CONVEYANCE RISK REGARDING HEALTHRIDER ACQUISITION

  In the event of a bankruptcy or similar proceeding relating to, or a lawsuit by or on behalf of unpaid creditors of, HealthRider, a court may review the HealthRider Acquisition under relevant federal and state fraudulent conveyance statutes (the "fraudulent conveyance statutes"). Generally, if a court were to find either (i) that HealthRider entered into the HealthRider Acquisition with the intent ("fraudulent intent"), which in certain circumstances may be presumed, of hindering, delaying or defrauding its current or future creditors or (ii) that, after giving effect to the HealthRider Acquisition, HealthRider both (a) received (or was deemed to have received under applicable law) less than reasonably equivalent value or fair consideration for or in connection with the transfer of assets and liabilities as part of the HealthRider Acquisition and (b) (1) was insolvent on the date such transfer was made or was rendered insolvent as a result such transfer, (2) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the fraudulent conveyance statutes) (the circumstances that meet the requirements of this clause (ii) are referred to herein as "constructive fraud"), such court could, under certain fraudulent conveyance statutes, unwind the HealthRider Acquisition or require the Company to make additional payments with respect thereto. In addition, while the Company believes that it is paying fair value for the assets acquired, HealthRider will not be prohibited from paying dividends and making other payments to its stockholders. Such dividends or payments would reduce the assets available to satisfy the claims of creditors of HealthRider and therefore enhance the risk of a bankruptcy, reorganization or similar proceeding involving, or lawsuit on behalf of creditors of, HealthRider.

ENVIRONMENTAL CONSIDERATIONS

  The Company's operations are subject to federal, state and local environmental and health and safety laws and regulations that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. The nature of the Company's manufacturing and assembly operations expose it to the risk of claims with respect to environmental matters, and although compliance with local, state and federal requirements relating to the protection of the environment has not had a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that material costs or liabilities will not be incurred in connection with such environmental matters. Future events, such as changes in existing laws and regulations or enforcement policies or the discovery of contamination on sites owned or operated by the Company, may give rise to additional compliance costs or operational interruptions which could have a material adverse effect on the Company's financial condition. See "Business-- Environmental Matters."

NO PRIOR PUBLIC MARKET

  Prior to the Offering, there has been no public market for the Common Stock. Although the Company has applied to list the Common Stock on the NYSE, there can be no assurance that an active public market will develop upon completion of the Offering or, if developed, that such a market will be sustained after the Offering. Factors such as fluctuations in the Company's operating results and general changes in the market conditions in the health and fitness product industry could have a significant impact on the market price of the Common Stock. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Underwriters and may not be indicative of the market price for the Common Stock after completion of the Offering. See "Underwriting."

ANTI-TAKEOVER EFFECTS

  IHF Capital's Amended and Restated Certificate of Incorporation and Bylaws will, after the completion of the Offering, contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions establish staggered terms for members of IHF Capital's Board of Directors and include advance notice procedures for stockholders to nominate candidates for election as directors of the Company and for stockholders to submit proposals for consideration at stockholders' meetings. In addition IHF Capital will be subject to Section 203 of the Delaware General Corporation Law ("DGCL") which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). The restrictions of Section 203 would not apply to those who were "interested stockholders" prior to the consummation of the Offering. This provision of the DGCL may have the effect of deterring certain potential acquisitions of the Company. IHF Capital's Amended and Restated Certificate of Incorporation will provide for 10,000,000 authorized but unissued shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further action by stockholders, and, as the sole stockholder of Health & Fitness, IHF Capital will be entitled to authorize preferred stock of Health & Fitness. The Company is also subject to the Senior Subordinated Notes Indenture, which provides that, upon the occurrence of a Change of Control (as defined therein), the Company will be obligated to make an offer to purchase each holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with any accrued and unpaid interest thereon. An occurrence of a Change of Control would also constitute an event of default under the Credit Agreement requiring immediate payment of all indebtedness outstanding under the Credit Agreement and discontinuance of the extension of credit thereunder. See "Description of Capital Stock" and "Description of Certain Indebtedness."

NO DIVIDENDS ON COMMON STOCK

   Other than in connection with the Recapitalization, the Company has not paid a dividend on its Common Stock and does not anticipate paying any dividends on its Common Stock in the foreseeable future. Debt instruments of IHF Capital's operating subsidiary, Health & Fitness, severely restrict its ability to pay dividends to IHF Capital. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

DILUTION

  Based on an initial public offering price of $16.00 per share (the midpoint of the range set forth on the cover of this Prospectus), purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $14.37 in the net tangible book value per share of Common Stock. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the sale of the Common Stock offered hereby, Bain Capital and its affiliates, management and Weider Health and Fitness and its affiliates owned substantially all of the Company's outstanding Common Stock. All of the shares of Common Stock outstanding prior to the Offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), but, under certain circumstances, may be sold without registration pursuant to Rule 144 at varying times. In addition to the shares of Common Stock offered hereby, substantially all shares of Common Stock will be eligible for sale in the public market beginning 180 days after the date of this Prospectus. The Securities and Exchange Commission (the "Commission") has proposed changes to Rule 144 that would shorten the holding periods thereunder. In addition, existing stockholders and warrant and option holders have registration rights with respect to substantially all of the Common Stock held by them or issuable upon exercise of their warrants and options. In connection with the Offering, all existing stockholders have agreed not to dispose of any shares for a period of 180 days from the date of this Prospectus, or to make any demand for or exercise any right with respect to the registration of their shares, and the Company has agreed not to dispose of any shares (other than shares sold in the Offering or issuances by the Company of certain employee stock options and shares covered thereby) for a period of 180 days from the date of this Prospectus, without the prior written consent of the representatives of the U.S. Underwriters (as defined). After 180 days after this Offering, the Company intends to file a registration statement on Form S-8 under the Act to register shares of Common Stock reserved for issuance under its 1994 Stock Option Plan and 1996 Stock Option Plan, thus permitting the resale of shares issued under the plans by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing. As of the closing of the Offering, options to purchase 1,719,727 shares of Common Stock will be outstanding under the Company's 1994 Stock Option Plan (with an average exercise price of $4.36 per share) and options to purchase 802,102 shares of the Company's Common Stock will be outstanding (with an exercise price of $.42402 per share). In addition, as of the closing of the Offering, 996,377 shares of Common Stock will be authorized for future grants under the Company's 1996 Stock Option Plan. See "Management--Executive Compensation," "Shares Eligible for Future Sale" and "Stockholders Agreement--Registration Rights."

  No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock from time to time. The sale of a substantial number of shares held by the existing stockholders, whether pursuant to a subsequent public offering or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities.

                           SOURCES AND USES OF FUNDS

  Based on assumed gross proceeds of $200.0 million, the net proceeds from the Offering to the Company are estimated to be approximately $188.0 million, after deducting the underwriting discount.

  The net proceeds to the Company from the Offering together with borrowings under the Credit Agreement will be used to (i) redeem $35.0 million principal amount of the Senior Subordinated Notes, all of the Discount Notes, all of the outstanding IHF Holdings Preferred Stock and options to purchase IHF Holdings Preferred Stock (all of which are held by affiliates of the Company); (ii) pay approximately $39.1 million in connection with the repurchase of the shares of Common Stock and warrants held by the WHF Stockholders; (iii) repay indebtedness incurred in connection with the HealthRider Acquisition; (iv) fund the expected acquisitions of Weider Sports and CanCo and pay settlement expenses in connection with the Proposed WHF Settlement, which together total approximately $23.2 million; and (v) pay expenses of the Offering. See "Background," "Certain Relationships and Related Transactions," and "Description of Certain Indebtedness." The estimated applications of funds by the Company from the Offering are as follows:

   SOURCES OF FUNDS
   ----------------                                               (IN MILLIONS)
   Net Proceeds of the Offering..................................    $188.0
   Borrowings under the Credit Agreement.........................      79.8
                                                                     ------
   Total.........................................................    $267.8
                                                                     ======
   USES OF FUNDS
   -------------
   Redemption of Senior Subordinated Notes(1)....................    $ 40.5
   Redemption of Discount Notes(2)...............................      90.6
   Redemption of IHF Holdings Preferred Stock(3).................      35.6
   Repurchase of Common Stock and warrants from the WHF
    Stockholders(4)..............................................      39.1
   HealthRider Acquisition(5)....................................      36.8
   Weider Sports and CanCo Acquisitions and Settlement
    Expenses(6)..................................................      23.2
   Offering Expenses.............................................       2.0
                                                                     ------
     Total.......................................................    $267.8
                                                                     ======

- --------

(1) Includes a redemption premium of 12.25% over face value and $1.3 million of accrued interest at October 24, 1996.

(2) Includes a redemption premium of 14.00% over accreted value at October 24, 1996.

(3) The IHF Holdings Preferred Stock will be redeemed at face value less a $4.0 million discount and the options to purchase IHF Holdings Preferred Stock will be redeemed at face value less the exercise price and less a $.4 million discount. See "Business--Legal Proceedings--Proposed Settlement of WHF Litigation."

(4) In conjunction with the Offering, the Company will repurchase the Common Stock and warrants to purchase Common Stock held by the WHF Stockholders for approximately $39.1 million. See "Business--Legal Proceedings-- Proposed Settlement of WHF Litigation" and "Description of Certain Indebtedness."

(5) Includes the acquisition price of HealthRider of $16.8 million, the buyout of the Parkway manufacturing contract and the purchase of certain other manufacturing assets for $10.1 million, the buyout of the minority interest in HealthRider's European subsidiary for approximately $1.4 million (of which $.7 million was paid by HealthRider, $.6 million was paid by the Company in cash and $.1 million was paid by the Company in inventory) and the refinancing of HealthRider's revolving credit indebtedness of $9.3 million as of August 16, 1996. Does not include the assumption of approximately $.2 million of other long term debt and approximately $19.3 million of capital lease obligations outstanding as of August 16, 1996.

(6) In connection with the Proposed WHF Settlement, the Company expects to acquire certain assets of Weider Sports and CanCo from WHF and its affiliates and to pay certain litigation settlement expenses. See "Business--Pursuing Growth Opportunities", "--Manufacturing and Purchasing" and "--Proposed Settlement of the WHF Litigation." If the expected Weider Sports and CanCo Acquisitions are not consummated these funds will be used for working capital requirements, or the Company will reduce its borrowings under the Credit Agreement.

                                DIVIDEND POLICY

   Other than in connection with the Recapitalization, IHF Capital has not paid a dividend on its Common Stock and does not anticipate paying any dividends on its Common Stock in the foreseeable future. Debt instruments of IHF Capital's subsidiary, Health & Fitness, severely restrict its ability to pay dividends.

                                CAPITALIZATION

  The following table sets forth as of May 31, 1996 (i) the actual consolidated capitalization of the Company and (ii) the consolidated capitalization as adjusted to reflect (a) the sale by the Company of 12,500,000 shares of Common Stock offered hereby (at an assumed price to public of $16.00 per share), (b) the application of the estimated net proceeds to the Company from the Offering (after deducting the underwriting discount and estimated offering expenses), together with borrowings under the Credit Agreement, to redeem $35.0 million principal amount of Senior Subordinated Notes, all of the Discount Notes, all of the IHF Holdings Preferred Stock and options to purchase IHF Holdings Preferred Stock and pay approximately $39.1 million in connection with the repurchase of the Common Stock and warrants to purchase Common Stock held by the WHF Stockholders; (c) the effect of the HealthRider Acquisition; and (d) the expected acquisitions of Weider Sports and CanCo and payment of settlement expenses in connection with the Proposed WHF Settlement which together total approximately $23.2 million, as if such transactions had occurred on May 31, 1996. This table should be read in conjunction with the consolidated financial statements and related notes thereto and the unaudited pro forma financial information included elsewhere in this Prospectus. For a description of the actual amounts that are expected to be paid in connection with these transactions, see "Sources and Uses of Funds" and Note (c) to the Unaudited Pro Forma Consolidated Balance Sheet.

                                                          AS OF MAY 31, 1996
                                                          --------------------
                                                          ACTUAL   AS ADJUSTED
                                                          -------  -----------
                                                             (IN MILLIONS)
Short-term debt, consisting of current portions of long-
 term debt and capital lease obligations................  $   3.1    $   4.3 (1)
Long-term liabilities (excluding current portion):
  Capital lease obligations.............................      --        18.1 (1)
  Revolving credit borrowings...........................     80.0      157.7
  Term loans............................................     31.2       31.2
  Senior Subordinated Notes.............................     99.3       65.0 (2)
  Discount Notes........................................     69.2        --  (3)
                                                          -------    -------
  Total long-term liabilities...........................    279.7      272.0
                                                          -------    -------
Minority interest in preferred stock of Subsidiary......     47.9        --  (4)
Stockholders' equity:
  Common Stock and additional paid-in-capital...........     77.7      224.6
  Receivable from officers for purchase of equity.......      (.7)       (.7)
  Cumulative translation adjustment.....................       .4         .4
  Accumulated deficit...................................   (182.2)    (219.3)(5)
                                                          -------    -------
  Total stockholders' equity (deficit)..................   (104.8)       5.0
                                                          -------    -------
    Total Capitalization................................  $ 225.9    $ 281.3
                                                          =======    =======

- --------

(1) Of HealthRider's $19.3 million capitalized lease obligations assumed in connection with the HealthRider Acquisition, $1.2 million represents the current portion.
(2) Reflects the redemption of $35.0 million principal amount of Senior Subordinated Notes at a premium of 12.25% over face value plus accrued interest of $1.7 million at May 31, 1996.
(3) Reflects the redemption of the Discount Notes at a premium of 14.00% over accreted value at May 31, 1996.

(4) Reflects the redemption of (a) the IHF Holdings Preferred Stock at face value less a $4.0 million discount and (b) the options to purchase IHF Holdings Preferred Stock at face value less the exercise price and a $.4 million discount. See "Business--Legal Proceedings--Proposed Settlement of WHF Litigation."

(5) The change in accumulated deficit of $37.1 million represents: (i) the net extraordinary loss, net of the related tax benefits, on the foregoing redemptions; and (ii) the non-recurring expenses, including the related tax benefits, expected to be incurred in the second and third quarters of 1997. See "Unaudited Pro Forma Financial Data."

                                   DILUTION

  As of May 31, 1996 the Company had a pro forma net tangible book deficiency of $146.5 million or $13.52 per share of Common Stock, after giving effect to the Conversion and the repurchase of the Common Stock and warrants to purchase Common Stock held by the WHF Stockholders for approximately $39.1 million. Pro forma net tangible book deficiency per share represents the amount of total tangible assets less total liabilities (including the increase in borrowings of approximately $39.1 million in conjunction with the above described repurchase) divided by the total number of shares of Common Stock outstanding after giving effect to the Conversion. Without taking into account any other changes in the net tangible book deficiency after May 31, 1996, other than the receipt and application by the Company of the net proceeds from the sale of the 12,500,000 shares of Common Stock offered hereby at an assumed offering price of $16.00 per share as described in "Sources and Uses of Funds," and the issuance of 2,135,708 shares of Common Stock upon exercise of warrants issued in connection with the Senior Subordinated Notes and the Discount Notes, the pro forma net tangible book value of the Company would have been $41.5 million or $1.63 per share. This represents an immediate increase in the pro forma net tangible book value of $15.15 per share to existing shareholders and an immediate dilution of $14.37 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share.....................             $16.00
                                                                         ------
  Pro forma net tangible book deficiency per share as of May
   31, 1996 before the Offering............................. $(13.52)(1)
  Increase per share attributable to the exercise of war-
   rants....................................................    2.22
  Increase per share attributable to new investors..........   12.93
                                                             -------
Pro forma net tangible book value per share as of May 31,
 1996 after the Offering....................................             $ 1.63
                                                                         ------
Dilution per share purchased in the Offering................             $14.37
                                                                         ======

  The following table summarizes, on the same pro forma basis as of May 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration and the average price per share, before deductions of the underwriting discount and estimated offering expenses:

                           SHARES PURCHASED  TOTAL CONSIDERATION
                          ------------------ -------------------- AVERAGE PRICE
                            NUMBER   PERCENT    AMOUNT    PERCENT   PER SHARE
                          ---------- ------- ------------ ------- -------------
Existing
 Shareholders(1)(2)...... 12,967,327    51%  $ 41,905,000    17%     $ 3.23
New Investors............ 12,500,000    49    200,000,000    83       16.00
                          ----------   ---   ------------   ---      ------
  Total.................. 25,467,327   100%  $241,905,000   100%     $ 9.50
                          ==========   ===   ============   ===      ======

  Other than as noted above, the foregoing computations assume the exercise of no stock options or warrants after May 31, 1996. As of that date, there were outstanding options to purchase 2,521,829 shares of Common Stock, at a weighted average exercise price of $3.11 per share. To the extent these options or warrants are exercised, there will be further dilution to new stockholders. See Note 9 of the Notes to the Consolidated Financial Statements.
- --------

(1) Reflects the conversion of all issued and outstanding shares of Class A and Class L Common Stock into 6,958,703 shares and 3,872,916 shares, respectively, of Common Stock upon the closing of the Offering and the repurchase for approximately $39.1 million of the Common Stock and warrants to purchase Common Stock held by the WHF Stockholders.

(2) Includes 2,135,708 shares issued or issuable pursuant to the exercise of the warrants issued in connection with the Senior Subordinated Notes and the Discount Notes.

                                  BACKGROUND

  On November 14, 1994, the Company effected the Recapitalization in which,
(i) the shareholders of the Recapitalized Companies (the "Original Shareholders") contributed their capital stock of the Recapitalized Companies to the Company, in exchange for $21.9 million of Common Stock of IHF Capital, $36.0 million of IHF Holdings Preferred Stock and Preferred Warrants, and $159.3 million of demand promissory notes (the "Shareholder Notes"); (ii) certain senior executives of the Company exchanged their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase Common Stock of IHF Capital, of which $26.4 million were redeemable at the option of the Company (the "Redeemable Options") and $4.0 million of replacement options to purchase IHF Holdings Preferred Stock and Preferred Warrants; (iii) affiliates of Bain Capital and certain other investors purchased $40.4 million of Common Stock of IHF Capital; (iv) $60.0 million in proceeds of IHF Holdings Units, each consisting of $1,000 principal amount at maturity of the Discount Notes, one warrant to purchase 7.81070 shares of Common Stock of IHF Capital at an exercise price of $.00828 per share and one warrant to purchase 6.00147 shares of Common Stock of IHF Capital at an exercise price of $.00108 per share, and $100.0 million in proceeds of Health & Fitness Units, each consisting of $1,000 principal amount at maturity of the Senior Subordinated Notes, one warrant to purchase 2.38564 shares of Common Stock of IHF Capital at an exercise price of $.00828 per share and one warrant to purchase 1.83304 shares of Common Stock of IHF Capital at an exercise price of $.00108 per share, were issued; (v) term borrowings of $35.0 million and revolving borrowings of $111.5 million under the Credit Agreement were made; and (vi) the Shareholder Notes and certain indebtedness of the Recapitalized Companies were repaid.

  Concurrent with the Recapitalization Closing, the Company obtained exclusive licenses to market fitness equipment and certain non-ingestive sports medicine products under the "Weider" and related brand names. Under one such license, the Company made a $5.0 million payment at the Recapitalization Closing; the other license provides for royalty payments to be paid over time. See "Business--Legal Proceedings--WHF Litigation" and "--Proposed Settlement of WHF Litigation." The Company also executed non-compete agreements with WHF and certain key executives under which it made total payments of $6.5 million. In addition, after the Recapitalization, the Company redeemed the Redeemable Options for $26.4 million.

  The name of the issuer of the Common Stock is currently IHF Capital, Inc. Health & Fitness is a wholly-owned subsidiary of IHF Holdings which in turn is a wholly-owned subsidiary of IHF Capital. Concurrent with the Offering, the Merger and the Conversion will occur, and IHF Capital, Inc. (the issuer of the Common Stock) will change its name to ICON Fitness Corporation.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following pages present the unaudited pro forma consolidated results of operations of the Company for the year ended May 31, 1996, as well as the balance sheet as of May 31, 1996, adjusted to reflect the following events:

    (i) the sale of 12,500,000 shares of Common Stock offered hereby, resulting in net proceeds of approximately $188.0 million after deducting the underwriting discount;

    (ii) the Conversion (based on an assumed offering price of $16.00 per share) and the conversion of options to purchase Class A and Class L Common into options to purchase Common Stock;

    (iii) the redemption of $35.0 million principal amount of the Senior Subordinated Notes with a total redemption price of $41.0 million at May 31, 1996, which reflects $1.7 million of accrued interest thereon and a 12.25% premium over the principal amount being redeemed (the total redemption price, including accrued interest, would be $40.5 million at October 24, 1996);

    (iv) the redemption of all of the Discount Notes with a total redemption price of $85.6 million at May 31, 1996, which reflects a redemption premium of $13.3 million equivalent to 114.0% of the accreted value of the Discount Notes at May 31, 1996 (the total redemption price would be $90.6 million at October 24, 1996);

    (v) the redemption of all of the IHF Holdings Preferred Stock and options to purchase IHF Holdings Preferred Stock at a price of $35.6 million (representing a $4.4 million discount from face value, and the forgiveness of $7.9 million of accrued dividends thereon) at May 31, 1996 (accrued dividends to be forgiven would be $9.5 million at September 24, 1996);

    (vi) the repurchase of the Common Stock and warrants to purchase Common Stock owned by the WHF Stockholders at a price of approximately $39.1 million;

    (vii) the cash payment of $23.2 million in connection with the Proposed WHF Settlement to fund the acquisitions of Weider Sports and CanCo and the payment of settlement expenses (the statement of operations data and balance sheet data of the acquired companies are not reflected in the unaudited pro forma financial data because they are not significant);
    (viii) the payment of $2.0 million of fees and expenses relating to the Offering;

    (ix) the additional borrowings under the Credit Agreement of $38.5 million (and a corresponding increase in interest expense), together with the net proceeds of the Offering required to effect items (iii) through
  (viii) above (assuming items (iii) and (iv) occur on October 24, 1996 and all other events occur on September 24, 1996, additional borrowings would be $43.1 million; items (iii) and (iv) are assumed to occur one month following the other items because of applicable notice requirements in connection with the redemption of the Senior Subordinated Notes and the Discount Notes); and

    (x) the HealthRider Acquisition, including the refinancing of approximately $11.6 million of revolving credit borrowings outstanding at June 30, 1996 (actual refinanced revolving credit borrowings were $9.3 million at August 16, 1996), the assumption of $.2 million of other long term debt and $19.3 million of capital lease obligations outstanding at June 30, 1996 and the incurrence of approximately $27.5 million of additional indebtedness to finance the HealthRider Acquisition. The contractual cash purchase price of $27.5 million includes $16.8 million payable to HealthRider, $10.1 million payable to Parkway and $.6 million payable to the minority shareholder of HealthRider's European subsidiary.

  The Unaudited Pro Forma Consolidated Statement of Operations gives effect to the events described above as if they had occurred on June 1, 1995. The Unaudited Pro Forma Consolidated Balance Sheet data give effect to the events described above as if they had occurred on May 31, 1996.

  The pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position of the Company had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The Company expects that HealthRider revenues in the periods subsequent to the HealthRider Acquisition will decline substantially.

  In connection with the events described above (and assuming they occurred on May 31, 1996), the Company would have incurred extraordinary debt extinguishment costs consisting of: (i) $10.1 million relating to the write-off of the unamortized balance of deferred financing costs on the redeemed Discount Notes and Senior Subordinated Notes; (ii) $3.4 million relating to the write-off of the unamortized discount attributable to the warrants issued in connection with the redeemed Discount Notes and Senior Subordinated Notes; and (iii) $18.0 million representing the premium for early redemption of the redeemed Discount Notes and Senior Subordinated Notes; offset by (i) forgiveness of $7.9 million of dividends on the IHF Holdings Preferred Stock and (ii) a discount of $4.0 million off of the face value of the IHF Holdings Preferred Stock and a discount of $.4 million off of the face value less the exercise price of the options to purchase IHF Holdings Preferred Stock. Such charges, which aggregate $8.5 million (net of related tax benefit of $10.7 million), are reflected in the Unaudited Pro Forma Consolidated Balance Sheet Data but are not reflected in the Unaudited Pro Forma Consolidated Statement of Operations Data. The net extraordinary loss, assuming the above described events occur on September 24, 1996 (except for the redemption of the Discount Notes and Senior Subordinated Notes which is assumed to occur on October 24,
1996) will be approximately $7.1 million (which is net of a related tax benefit of $10.9 million). The unaudited pro forma balance sheet data also include the following charges related to the Offering and the HealthRider Acquisition which the Company expects to incur in the second and third quarters of fiscal 1997: (i) a non-recurring expense of $2.8 million representing a fee to terminate the annual management fee payable to Bain Capital in accordance with the Bain Management Agreement (as defined);
(ii) approximately $5.0 million of integration expenses in connection with the HealthRider Acquisition; (iii) a significant, non-recurring, non-cash increase in cost of goods sold which is not expected to exceed approximately $26.2 million, based on HealthRider's inventory at June 30, 1996 (due to the fact that the Company's purchase accounting for the HealthRider Acquisition will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs); and (iv) approximately $12.1 million in settlement expenses related to the Proposed WHF Settlement. Such charges aggregate $28.6 million, net of the related tax benefit of $17.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                         HEALTHRIDER
                                         STATEMENT OF
                           COMPANY        OPERATIONS                                          PRO FORMA
                          YEAR ENDED    TWELVE MONTHS                  ADJUSTMENTS            YEAR ENDED
                           MAY 31,          ENDED                 -----------------------      MAY 31,
                             1996      JUNE 30, 1996(A) COMBINED  ACQUISITIONS   OFFERING        1996
                          ----------   ---------------- --------  ------------   --------     ----------
Net sales...............   $747,577        $237,565     $985,142    $   --       $    --      $  985,142(b)
Cost of sales...........    541,443          87,612      629,055        --            --         629,055(c)
                           --------        --------     --------    -------      --------     ----------
  Gross profit..........    206,134         149,953      356,087        --            --         356,087
                           --------        --------     --------    -------      --------     ----------
Operating expenses
  Selling...............     93,924         131,801      225,725        --            --         225,725
  Research and develop-
   ment.................      6,759             --         6,759        --            --           6,759
  General and adminis-
   trative..............     48,055          17,562       65,617        --            --          65,617
  Compensation expense
   attributable to op-
   tions................      2,769             --         2,769        --            --           2,769
                           --------        --------     --------    -------      --------     ----------
    Total operating ex-
     pense..............    151,507         149,363      300,870        --            --         300,870
                           --------        --------     --------    -------      --------     ----------
Income from operations..     54,627             590       55,217        --            --          55,217
Interest expense........     36,527           1,405       37,932      2,333 (d)   (10,139)(e)     30,126
Amortization of deferred
 financing fees.........      3,483             --         3,483        --         (1,349)(e)      2,134
Dividends on minority
 interest in cumulative
 redeemable preferred
 stock of a subsidiary .      5,100             --         5,100        --         (5,100)(f)        --
Other income............        --           (2,264)      (2,264)       --            --          (2,264)
                           --------        --------     --------    -------      --------     ----------
Income before taxes.....      9,517           1,449       10,966     (2,333)       16,588         25,221
Provision (benefit) for
 income taxes...........      7,896           1,405        9,301       (887)(g)     3,715 (g)     12,129
                           --------        --------     --------    -------      --------     ----------
Net income..............   $  1,621        $     44     $  1,665    $(1,446)     $ 12,873     $   13,092
                           ========        ========     ========    =======      ========     ==========
Pro forma net income per
 common share...........   $       (h)
                           ========
Pro forma weighted
 average common shares
 outstanding............           (h)
                           ========
Supplemental pro forma
 net income per common
 share..................                                                                      $      .48(i)
                                                                                              ==========
Supplemental pro forma
 weighted average common
 shares outstanding.....                                                                      27,500,000(i)
                                                                                              ==========

     See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS

(a) HealthRider's fiscal year ends December 31. For purposes of the pro forma presentation, the twelve month period ended June 30, 1996 is included and represents the period comparable to the Company's fiscal year ended May 31, 1996. In the opinion of management, these unaudited financial statements include all adjustments necessary for a fair presentation of the periods presented and have been prepared on a basis consistent with HealthRider's audited consolidated financial statements.
(b) The Company expects to increase its net sales as a result of the HealthRider Acquisition, but by substantially less than 100% of HealthRider's net sales.

(c) In conjunction with the HealthRider Acquisition, the Company will recognize a significant, non-recurring, non-cash increase in cost of goods sold in the second and third quarters of 1997 which is not expected to exceed approximately $26.2 million related to the fact that the Company's purchase accounting for the HealthRider Acquisition will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs, which will result in higher cost of goods sold and lower gross profit until the acquired inventory has been sold. The effect of this charge is not reflected in the unaudited pro forma consolidated statement of operations.

(d) Represents additional interest expense (at a rate of 8.50%) on the $27.5 million additional borrowings under the Credit Agreement incurred in order to effect the HealthRider Acquisition.

(e) Represents (i) elimination of the interest expense, including amortization of the discount attributable to warrants issued to the original purchasers of the Discount Notes and Senior Subordinated Notes, resulting from the use of a portion of the net proceeds from the Offering to redeem all of the Discount Notes and $35.0 million principal amount of the Senior Subordinated Notes; (ii) elimination of amortization of deferred financing fees related to such redeemed notes; and (iii) additional interest expense (at a rate of 8.50%) on the required $38.5 million of additional borrowings under the Credit Agreement. Including amortization of the financing fees ascribed to the redeemed Senior Subordinated Notes and the Discount Notes and the discount attributable to the warrants issued therewith, the effective interest rate on the Discount Notes is 17.7% and the effective interest rate on the Senior Subordinated Notes is 16.4%.

(f) Represents elimination of the cumulative dividends recorded during the period on the IHF Holdings Preferred Stock and options to purchase IHF Holdings Preferred Stock to be redeemed in connection with the Offering.
(g) Represents the additional income tax expense (benefit) resulting from the pro forma adjustments to income at a 38% effective rate. Income tax adjustments exclude the impact of the adjustments to the cumulative dividends recorded during the period, the adjustments related to non-deductible interest on the Discount Notes, and adjustments related to the amortization of the debt discount attributable to the warrants issued in connection with the Discount Notes and the Senior Subordinated Notes which do not give rise to tax deductions.
(h) Reflects the Conversion only (includes all common stock equivalents as defined in Note 2 to the Consolidated Financial Statements).

(i) Reflects the events described in items (i) through (x) under the heading "Unaudited Pro Forma Financial Data" above, as if such transactions had occurred on June 1, 1995 (includes all common stock equivalents as defined in Note 2 of the Notes to the Consolidated Financial Statements).

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                          COMPANY    HEALTHRIDER
                         HISTORICAL    BALANCE                     ADJUSTMENTS                  PRO FORMA
                          MAY 31,     SHEET AT                --------------------------         MAY 31,
                            1996    JUNE 30, 1996  COMBINED   ACQUISITIONS      OFFERING          1996
                         ---------- -------------  ---------  ------------      --------        ---------
ASSETS
Current Assets:
  Cash..................  $ 19,313     $   867     $  20,180    $   --          $ 11,100 (a)    $ 31,280
  Accounts receivable,
   net..................   126,869      22,877       149,746        --               --          149,746
  Inventories...........    95,922      23,082       119,004      1,450 (b)(f)       --          120,454
  Deferred income taxes.     5,240       7,204        12,444     11,859 (f)       16,325 (c)      40,628
  Income tax receivable.       882       2,128         3,010        --               --            3,010
  Other assets..........     4,770       3,280         8,050        --               --            8,050
                          --------     -------     ---------    -------         --------        --------
    Total current as-
     sets...............   252,996      59,438       312,434     13,309           27,425         353,168
Property and equipment,
 net....................    32,312      27,329        59,641    (19,996)(b)          --           39,645
Deferred income taxes...     5,489         --          5,489        --               --            5,489
Other assets............    25,930       1,648        27,578     (1,243)(b)      (10,075)(c)      16,260
                          --------     -------     ---------    -------         --------        --------
    Total...............  $316,727     $88,415     $ 405,142    $(7,930)        $ 17,350        $414,562
                          ========     =======     =========    =======         ========        ========
LIABILITIES & EQUITY
 (DEFICIT)
Current Liabilities:
  Current portion of
   long-term debt.......  $  3,065     $    43     $   3,108    $   --          $    --         $  3,108
  Current portion of
   capital leases.......       --        1,158         1,158        --               --            1,158
  Accounts payable......    73,652      21,072        94,724     (1,800)(b)          --           92,924
  Accrued expenses......    11,424      17,022        28,446      5,000 (f)        2,800(c)       36,246
  Interest payable......     5,815         --          5,815        --            (1,706)(a)       4,109
                          --------     -------     ---------    -------         --------        --------
    Total current lia-
     bilities...........    93,956      39,295       133,251      3,200            1,094         137,545
                          --------     -------     ---------    -------         --------        --------
Long-term portion of
 capital lease
 obligations............       --       18,149        18,149        --               --           18,149
Long-term debt..........   279,693      11,740 (1)   291,433     27,450 (b)     (106,870)(a)     253,900
                                                                                   3,395 (c)
                                                                                  38,492 (a)
Minority interest in
 preferred stock of
 subsidiary.............    47,904         --         47,904        --           (35,630)(a)         --
                                                                                 (12,274)(c)
Stockholder's equity
 (deficit)
  Class L common stock,
   1,200,000 shares au-
   thorized, 617,350
   shares outstanding,
   none outstanding on a
   pro forma basis......         1         --              1        --                (1)(d)         --
  Class A common stock,
   15,000,000 shares
   authorized, 7,761,804
   shares outstanding,
   none outstanding on a
   pro forma basis......         8         --              8        --                (8)(d)         --
  Common stock,
   60,000,000 shares
   authorized,
   25,467,327 shares
   outstanding on a pro
   forma basis..........       --          101           101       (101)(e)           25 (d)          25
  Additional paid-in
   capital..............    77,721         729        78,450       (729)(e)      146,884 (a)(d)  224,605
  Receivable from
   officers for purchase
   of equity............      (758)        (35)         (793)        35 (e)          --             (758)
  Cumulative translation
   adjustment...........       386          43           429        (43)(e)          --              386
  Accumulated deficit...  (182,184)     18,393      (163,791)   (37,742)(e)(f)   (17,757)(c)    (219,290)
                          --------     -------     ---------    -------         --------        --------
     Total stockholder's
      equity (deficit)..  (104,826)     19,231       (85,595)   (38,580)         129,143           4,968
                          --------     -------     ---------    -------         --------        --------
    Total...............  $316,727     $88,415     $ 405,142    $(7,930)        $ 17,350        $414,562
                          ========     =======     =========    =======         ========        ========

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

(1) Includes $11,567 of revolving credit borrowings, due April 1999, classified as current liabilities in HealthRider's balance sheet at June 30, 1996 as a result of HealthRider's failure to comply with certain loan covenants. Actual amounts of $9.3 million were refinanced under the Company's Credit Agreement upon the closing of the acquisition.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Represents amounts that, as of May 31, 1996, would have been used to (i) redeem all of the Discount Notes ($72.2 million); (ii) redeem a portion of the Senior Subordinated Notes ($34.6 million); (iii) pay accrued interest on the redeemed portion of the Senior Subordinated Notes ($1.7 million);
    (iv) redeem all of the IHF Holdings Preferred Stock and all of the options to purchase IHF Holdings Preferred Stock (at an assumed price of $35.6 million); (v) pay the redemption premium on the Discount Notes and Senior Subordinated Notes ($18.0 million); (vi) pay approximately $39.1 million in connection with the purchase of the Common Stock and warrants to purchase Common Stock held by the WHF Stockholders; and (vii) effect the expected acquisitions of Weider Sports and CanCo and pay settlement expenses in connection with the Proposed WHF Settlement which together total approximately $23.2 million (and of which approximately $12.1 million represents estimated settlement expenses). Actual amounts used for these purposes will be higher when the transactions actually occur. In addition, the actual purchase price of Weider Sports and CanCo will be allocated to the assets and liabilities acquired, and the settlement expenses will be expensed, on the date these transactions close. Amounts required to effect these redemptions, in excess of the net proceeds of the Offering, are assumed to be obtained through additional borrowings under the Credit Agreement ($38.5 million).

(b) Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of HealthRider based on their relative fair values as of the closing date of the HealthRider Acquisition, which will be determined within one year after such date. Accordingly, the final allocations will be different from the amounts reflected herein, and such differences may be significant. The contractual cash purchase price of $27.5 million was borrowed under the Credit Agreement and includes $16.8 million paid to HealthRider, $10.1 million paid to Parkway and $.6 million paid to the minority shareholder of HealthRider's European subsidiary.The amount and components of the estimated price along with the allocation of the estimated purchase price to liabilities assumed as though the HealthRider Acquisition occurred on June 30, 1996 are as follows (in thousands):

    Contractual purchase price--cash paid............................. $ 27,450
    Contractual purchase price--inventory transferred.................      150
    Estimated fees and expenses.......................................    1,000
                                                                       --------
                                                                       $ 28,600
                                                                       ========
    Book value of HealthRider at June 30, 1996........................ $ 19,231
    Elimination of certain liabilities not assumed....................    2,800
    Additional inventory purchased from Parkway.......................    1,600
    Additional manufacturing assets purchased from Parkway............    2,500
    Estimated write-up of inventories.................................   26,208
    Estimated write-down of fixed assets..............................  (22,496)
    Estimated write-down of other long term assets....................   (1,243)
                                                                       --------
                                                                       $ 28,600
                                                                       ========

(c) Represents the pro forma net extraordinary loss and related tax benefit calculated at May 31, 1996. The table below shows these amounts at May 31, 1996 and at the expected actual dates of redemption (in thousands):

                                                                    SEPTEMBER 24
                                                                        AND
                                                          MAY 31,   OCTOBER 24,
                                                            1996        1996
                                                          --------  ------------
   Write-off of unamortized deferred financing fees.....  $ 10,075    $  9,466
   Redemption premium on the Discount Notes and Senior
    Subordinated Notes..................................    17,986      19,314
   Write-off of unamortized discount on the redeemed
    Senior Subordinated Notes and Discount Notes (1)....     3,395       3,157
   Preferred stock dividends to be forgiven and discount
    upon
    redemption (1)......................................   (12,274)    (13,895)
                                                          --------    --------
                                                            19,182      18,042
   Income tax (benefit).................................   (10,663)    (10,936)
                                                          --------    --------
                                                          $  8,519    $  7,106
                                                          ========    ========

  --------
  (1) Does not give rise to tax benefit.

  In addition, the pro forma adjustments include the impact of: (i) the $2.8 million non-recurring fee to terminate the annual management fee payable to Bain Capital, (ii) approximately $12.1 million in settlement expenses related to the Proposed WHF Settlement, and (iii) the related tax benefit of $5.7 million.

(d) Represents (i) the net proceeds of the Offering of $186.0 million (after the payment of $2.0 million of expenses of the Offering); (ii) the Conversion; and (iii) the purchase of approximately $39.1 million of the Common Stock and warrants to purchase Common Stock held by the WHF Stockholders.
(e) Represents elimination of the existing HealthRider equity structure upon the closing of the HealthRider Acquisition.

(f) Represents the recognition of approximately $5.0 million of integration expenses and $26.2 million in higher cost of goods sold (resulting from the fact that the Company's purchase accounting will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs), net of the related tax benefit of $11.9 million, in the second and third quarters of 1997 resulting from the HealthRider Acquistion.

                     SELECTED CONSOLIDATED FINANCIAL DATA

THE COMPANY--HISTORICAL

  The selected consolidated financial data for the Company for the five years ended May 31, 1996 have been derived from the historical audited consolidated financial statements of the Company (formerly known as Weslo, ProForm, and WeiderCare) and subsidiaries. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data" and the introduction and notes thereto, and the historical consolidated financial statements of the Company and the notes thereto contained elsewhere in this Prospectus.

                                      FOR THE YEAR ENDED MAY 31, (1)
                                 -------------------------------------------
                                  1992    1993   1994   1995         1996
                                 ------- ------ ------ -------    ----------
                                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE
                                                  DATA)
OPERATING DATA:
 Net sales.....................  $254.1  $314.9 $403.0 $ 530.8    $    747.6
 Cost of sales.................   194.9   228.6  288.2   378.4         541.5
                                 ------  ------ ------ -------    ----------
 Gross profit..................    59.2    86.3  114.8   152.4         206.1
 Operating Expenses:
 Selling.......................    25.1    38.5   52.1    68.7          93.9
 Research and development......     1.2     1.6    2.8     5.2           6.8
 General and administrative....    20.6    24.5   28.6    31.1          48.0
 Compensation expense
  attributable to options......     --      --     --     39.0(2)        2.8 (3)
                                 ------  ------ ------ -------    ----------
 Total operating expenses......    46.9    64.6   83.5   144.0         151.5
                                 ------  ------ ------ -------    ----------
 Income from operations........    12.3    21.7   31.3     8.4          54.6
 Interest expense..............     4.9     5.5    6.2    21.5          36.5
 Amortization of deferred
  financing fees...............     --      --     --      1.7           3.5
 Dividends on subsidiary
  preferred stock..............     --      --     --      2.8           5.1
                                 ------  ------ ------ -------    ----------
 Income (loss) before income
  taxes........................     7.4    16.2   25.1   (17.6)          9.5
 Provision for (benefit from)
  income taxes.................     2.8     6.2    9.8    (4.7)          7.9
                                 ------  ------ ------ -------    ----------
 Net income (loss).............  $  4.6  $ 10.0 $ 15.3 $ (12.9)   $      1.6
                                 ======  ====== ====== =======    ==========
 Pro forma net income per
  common share (4).............                                   $
                                                                  ==========
 Pro forma weighted average
  common shares outstanding
  (4)..........................
                                                                  ==========
SUPPLEMENTAL INCOME STATEMENT
 DATA:(5)
 Supplemental pro forma net
  income.......................                                   $     13.1
                                                                  ==========
 Supplemental pro forma net
  income per
  common share.................                                   $      .48
                                                                  ==========
 Supplemental pro forma
  weighted average common
  shares outstanding...........                                   27,500,000
                                                                  ==========
OTHER DATA:
 Depreciation and amortization.  $  3.0  $  3.4 $  4.0 $  11.6    $     19.7
 Capital expenditures..........     4.0     4.0    6.9     8.0          15.4
                                               MAY 31, (1)
                                 -------------------------------------------
                                 1992(1)  1993   1994   1995         1996
                                 ------- ------ ------ -------    ----------
                                              (IN MILLIONS)
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Cash..........................  $   .2  $   .2 $   .1 $   4.1       $  19.3
 Working capital...............    64.2    24.8   97.8   137.7         159.0
 Total assets..................   110.3   151.7  184.7   290.2         316.7
 Total indebtedness............    52.0    72.4   65.4   268.1         282.8
 Preferred stock of subsidiary
  (including accrued
  dividends)...................     --      --     --     42.8          47.9
 Stockholders' equity
  (deficit)....................    30.2    39.8   54.5  (109.6)       (104.8)

- --------
(1) Financial data through May 31, 1994 reflect the combined results of the Recapitalized Companies and their subsidiaries. Financial data for periods ending thereafter reflect the consolidated results of IHF Capital and its subsidiaries. The balance sheet data of WeiderCare are not included in balance sheet data for May 31, 1992. Such balance sheet data are immaterial to the combined balance sheet at that date.
(2) Consists of accounting charges incurred in connection with the Recapitalization as a result of the exchange by certain senior executives of the Company of their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase Class A and Class L Common Stock of the Company and $4.0 million of replacement options to purchase IHF Holdings Preferred Stock and the Preferred Warrants and $.3 million of related payroll tax payments made by IHF Capital. After the Recapitalization, the Company redeemed the Redeemable Options.
(3) Consists of compensation expense attributable to the difference between the fair value of the underlying stock and the exercise price of related options granted to certain members of management.
(4) Reflects the Conversion only and includes all common stock equivalents as defined in Note 2 to the Consolidated Financial Statements.

(5) Reflects (i) the sale by IHF Capital of 12,500,000 shares of Common Stock offered hereby and an increase of $38.5 million in revolving credit borrowings and the application of the estimated net proceeds therefrom to:
    (a) redeem $35.0 million principal amount of Senior Subordinated Notes, all of the Discount Notes, all of the IHF Holdings Preferred Stock and all of the options to purchase IHF Holdings Preferred Stock, (b) pay approximately $39.1 million in connection with the repurchase of the Common Stock and warrants to purchase Common Stock held by the WHF Stockholders, and (c) fund the expected acquisitions of Weider Sports and CanCo and settlement expenses in connection with the Proposed WHF Settlement which together total approximately $23.2 million, (ii) the HealthRider Acquisition (including the refinancing of approximately $11.6 million of revolving credit borrowings outstanding at June 30, 1996, the assumption of $.2 million of other long term debt and $19.3 million of capital lease obligations outstanding at June 30, 1996 and the incurrence of approximately $27.5 million of additional indebtedness to finance the HealthRider Acquisition) and (iii) the effect of the Conversion, as if such transactions occurred on May 31, 1996, and, for purposes of the per share information (which includes all common stock equivalents), as if such transactions had occurred on June 1, 1995. See "Selected Consolidated Financial Data" and "Sources and Uses of Funds" and Note 2 of the Notes to the Consolidated Financial Statements.

HEALTHRIDER--HISTORICAL

  The selected consolidated financial data for HealthRider for each of the three years in the period ended December 31, 1995 and as of December 31, 1994 and 1995 have been derived from the historical audited consolidated financial statements of HealthRider and its subsidiaries. The selected consolidated financial data for the six months ended June 30, 1995 and June 30, 1996 and as of June 30, 1996 have been derived from the historical unaudited consolidated financial statements of HealthRider which in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the consolidated results of operations and financial position of HealthRider for such periods and at such date. HealthRider's sales have decreased substantially during the six months ended June 30, 1996 and its operating loss and net loss have increased substantially. Accordingly, HealthRider's results of operations for the six months ended June 30, 1996 are not indicative of the results of operations to be expected for the full year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--HealthRider," and the historical consolidated financial statements of HealthRider and the notes thereto contained elsewhere in this Prospectus.

                                          FOR THE YEAR             FOR THE
                                       ENDED DECEMBER 31,     SIX MONTHS ENDED
                                       ---------------------  -----------------
                                                              JUNE 30, JUNE 30,
                                       1993    1994    1995     1995     1996
                                       -----  ------  ------  -------- --------
                                                   (IN MILLIONS)
OPERATING DATA:
  Net sales .......................... $21.2  $106.6  $241.4   $117.0   $113.2
  Cost of sales ......................   7.1    37.5    84.5     40.3     43.5
                                       -----  ------  ------   ------   ------
  Gross profit .......................  14.1    69.1   156.9     76.7     69.7
  Operating Expenses:
    Selling and marketing ............  12.0    48.4   119.3     53.3     65.8
    General and administrative .......   1.1     5.0    15.9      6.8      8.5
                                       -----  ------  ------   ------   ------
  Total operating expenses ...........  13.1    53.4   135.2     60.1     74.3
                                       -----  ------  ------   ------   ------
  Income (loss) from operations ......   1.0    15.7    21.7     16.6     (4.6)
  Interest expense ...................   (.7)   (1.1)    (.1)     (.1)    (1.3)
  Other Income, net...................    .1      .7     2.1       .9      1.1
                                       -----  ------  ------   ------   ------
  Income (loss) before income taxes ..    .4    15.3    23.7     17.4     (4.8)
  Provision (benefit) for income tax-
   es ................................    .1     6.4    10.1      7.5     (1.2)
                                       -----  ------  ------   ------   ------
  Net Income (loss)................... $  .3  $  8.9  $ 13.6   $  9.9   $ (3.6)
                                       =====  ======  ======   ======   ======

                                                             DECEMBER
                                                                31,
                                                            ----------- JUNE 30,
                                                            1994  1995    1996
                                                            ----- ----- --------
                                                               (IN MILLIONS)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash..................................................... $ 1.2 $  .5  $  .9
  Working Capital..........................................   3.9  15.4    8.6
  Total Assets.............................................  21.7  64.7   88.4
  Total Indebtedness.......................................   1.1    .8   31.1
  Stockholders' Equity.....................................   8.7  22.7   19.2

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following should be read in conjunction with the historical audited and unaudited consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus. Certain of the information contained in this summary and elsewhere in this Prospectus, including under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with respect to the Company's plans and strategy for its business are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

  The Company's fiscal year ends on May 31 of the corresponding calendar year. For example, 1996 ended on May 31, 1996.

OVERVIEW

  The Company is one of the largest manufacturers and marketers of fitness equipment in the United States and in the first quarter of 1996, commenced direct marketing of its products in Europe. The Company's fitness products are targeted to home use. The Company's sales grew from $202.4 million in 1991 to $747.6 million in 1996. The Company believes that during that period its growth rate exceeded the industry growth rate due to the Company's emphasis on product innovation through research and development, its broad distribution strategy and its flexible manufacturing capacity. While the Company's growth rate to date has been high, its annual percentage increase in domestic sales cannot be expected to continue at historical levels.

  Recent Acquisition. In August 1996, the Company completed the HealthRider Acquisition. Unless otherwise noted, management's discussion and analysis of the financial condition of the Company and results of its operations does not include the HealthRider Acquisition. For more information regarding the HealthRider Acquisition, including information with respect to the effect of purchase accounting (and its expected effect on margins during the second and third quarters of 1997), the cost of integrating HealthRider into the Company's business and HealthRider's cost of sales and selling expense (which are materially different from the Company's), see "--HealthRider." For more information regarding the potential Weider Sports and CanCo acquisitions, see "Business--Litigation--Proposed Settlement of WHF Litigation."

  Margins. The Company's sales and gross margins depend upon its success in innovating, developing and marketing new products. Products tend to generate higher gross margins earlier in the product life cycle (after production efficiencies have been realized following an initial start-up period), when there are fewer companies offering similar products, and tend to generate lower gross margins over time as competition increases and consumer interest diminishes. For example, during 1996, the Company's gross margins on its Cardio family of upright rowers, first introduced by the Company in October 1994 in response to consumer interest in other companies' upright rowers, substantially exceeded gross margins on its exercise bike product line, a more mature product. However, the Company's sales of upright rowers declined from $67.7 million during the fourth quarter of 1995 to $30.3 million during the fourth quarter of 1996, and gross margins on the Company's upright rowers have begun and are expected to continue to decline. Accordingly, the Company strives to be among the first producers of attractive new product categories (such as upright rowers) and to add new features to existing products (such as the Space Saver feature recently added to its treadmill line which had not yet achieved full production efficiencies by the end of 1996), which may increase gross margins by reinvigorating demand and differentiating the Company's products from similar products offered by its competitors. Life cycles may vary significantly in duration from product to product.

  Direct Sales; European Operations. In 1992, the Company began selling products directly to the public through television infomercials and print media campaigns (i.e., direct marketing). Products sold through direct marketing are sold at retail prices and therefore at higher gross margins than products sold through the Company's other distribution channels. However, direct marketing sales have higher associated selling, advertising, distribution and other roll-out expenses. The Company is currently focusing principally on 30 and 60 second television advertisements designed to enhance both retail and direct response sales of its products as opposed to 30 minute infomercials. Notwithstanding the foregoing, the Company will continue to utilize direct response marketing with respect to HealthRider products. After the Recapitalization, the Company began selling Weider branded products (for which it pays royalties). See "Business--Marketing," "--Legal Proceedings" and "Certain Relationships and Related Transactions."

  During the first quarter of 1996, the Company established its own sales operations in Europe. Prior to that, the Company's products were distributed in Europe primarily by affiliates of WHF, an affiliate of the Company. The Company's European operations have been consolidated in the statement of operations for 1996 and the balance sheet at May 31, 1996. The Company's European operations are not currently profitable, and there can be no assurance that the Company will be successful in selling its products in non-U.S. markets.

  Non-Recurring Items and Other Expected Expenses. The Company incurred a $39.0 million compensation expense with respect to the exchange of management stock options in connection with the Recapitalization, including the redemption of the Redeemable Options at a price of $26.4 million and related tax payments of $.3 million. Such redemption resulted in a $26.7 million cash compensation expense for the period in which the redemption occurred, which was included in the computation of the loss in 1995. The Company also recorded a $12.3 million non-cash compensation expense at the Recapitalization Closing as a result of the exchange of options to purchase capital stock of the Recapitalized Companies for $4.0 million of options to buy IHF Holdings Preferred Stock and $8.3 million of options to buy Common Stock and the Company also recorded an offsetting tax benefit to account for the future tax benefit when, and if, such options are exercised. In connection with the redemption of the options to buy IHF Holdings Preferred Stock, the Company will realize a tax benefit related to the redemption price of such options of $3.6 million and a non-taxable extraordinary gain of $.4 million.

  In connection with the Offering and related transactions, the Company expects to recognize a net extraordinary loss in the second quarter of 1997 of approximately $7.1 million (assuming the closing of this Offering occurs on September 24, 1996) relating to: (i) the redemption of all of the IHF Holdings Preferred Stock and options to purchase IHF Holdings Preferred Stock at a discount from face value and the forgiveness of accrued dividends (extraordinary gain of $13.9 million assuming a redemption price of $35.6 million); (ii) the premium paid upon redemption of all of the Discount Notes and $35.0 million principal amount of the Senior Subordinated Notes (extraordinary loss of $19.3 million) and the write-off of the deferred financing costs related to such redeemed notes (extraordinary loss of $9.5 million); and (iii) the write-off of unamortized discount on the warrants sold in connection with the Senior Subordinated Notes and the Discount Notes (extraordinary loss of $3.2 million); and (iv) an aggregate related tax benefit of $10.9 million. In addition, in the second quarter of 1997, the Company will recognize a non-recurring expense of $2.8 million representing a fee to terminate the annual management fee payable to Bain Capital in accordance with the Bain Management Agreement (as defined) and, in the second and third quarters of 1997, expects to incur (i) approximately $5.0 million of integration expenses in connection with the HealthRider Acquisition; (ii) a significant, non-recurring, non-cash increase in cost of goods sold which is not expected to exceed approximately $26.2 million based on HealthRider's inventory at June 30, 1996 (due to the fact that the Company's purchase accounting for the HealthRider Acquisition will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs); (iii) approximately $12.1 million in settlement expenses related to the Proposed WHF Settlement; and (iv) the related tax benefit of $17.5 million.

RESULTS OF OPERATIONS

  The following table sets forth certain financial data of the Company expressed as a percentage of net sales for 1994, 1995 and 1996:

                                                        YEAR ENDED MAY 31,
                                                       -----------------------
                                                        1994    1995     1996
                                                       ------  ------   ------
Net sales.............................................  100.0%  100.0%   100.0%
Cost of sales.........................................   71.5    71.3     72.4
                                                       ------  ------   ------
Gross profit..........................................   28.5    28.7     27.6
                                                       ------  ------   ------
Operating expenses:
Selling...............................................   12.9    12.9     12.6
Research and development..............................     .7     1.0       .9
General and administrative............................    7.2     5.9      6.4
Stock option compensation expense.....................    --      7.3       .4
                                                       ------  ------   ------
Total operating expenses..............................   20.8    27.1     20.3
                                                       ------  ------   ------
Income from operations................................    7.7     1.6      7.3
Interest expense and amortization of debt financing
 fees.................................................    1.5     4.4      5.3
Dividends on subsidiary preferred stock...............    --       .5       .7
                                                       ------  ------   ------
Income before income taxes............................    6.2    (3.3)     1.3
Provision (benefit) for income taxes..................    2.4     (.9)     1.1
                                                       ------  ------   ------
Net income (loss).....................................    3.8%   (2.4%)     .2%
                                                       ======  ======   ======

YEAR ENDED MAY 31, 1996 COMPARED TO THE YEAR ENDED MAY 31, 1995

  Net sales increased by $216.8 million, or 40.8%, from $530.8 million in 1995 to $747.6 million in 1996. The increase was primarily attributable to sales increases of $121.0 million of the Company's Cardio family of upright rowers and increases of $72.0 million in treadmill sales. During 1996, upright rower sales were $259.1 million or 34.7% of net sales, and treadmill sales were $312.4 million, or 41.8% of net sales. Upright rower sales during the fourth quarter of 1996 declined to $30.3 million, compared to $67.7 million during the fourth quarter of 1995. Direct European sales, which began during the first quarter of 1996, totaled $33.3 million.

  Gross profit for 1996 was $206.1 million, or 27.6% of net sales, compared to $152.5 million, or 28.7% of net sales, for 1995. Gross profit as a percentage of net sales declined due to an increased proportion of sales to retailers which generate a lower gross profit percentage than direct sales. Direct response sales decreased from 9% of total sales in 1995 to 3% of total sales in 1996.

  Selling expenses were $93.9 million, or 12.6% of net sales, in 1996 compared to $68.7 million, or 12.9% of net sales, in 1995. The dollar increase in selling expenses resulted primarily from increased variable selling expenses directly related to increased sales volume and from selling expenses of the European subsidiaries (which were not operating in 1995). In total, cooperative advertising and discount allowances increased from $14.1 million to $34.6 million, with promotional activity (i.e., cooperative advertising) with retailers increasing by $11.6 million and sales discounts to retailers, which are charged against sales, increasing by $8.9 million as a result of increased sales in the retail channel. In addition, warranty expenditures increased by $5.6 million in 1996 compared to 1995 and sales commissions also increased by $.7 million due to the increase in sales volume. Bad debt expense increased by $1.1 million to provide for potential write-offs associated with increased trade receivable balances.

  Research and development expense was $6.8 million, or .9% of net sales, for 1996 compared to $5.2 million, or 1.0% of net sales, for 1995. This dollar increase is related to on-going development of both current and future product offerings.

  General and administrative expense totaled $48.1 million, or 6.4% of net sales, for 1996 compared to $31.1 million, or 5.9% of net sales, for 1995. Legal expenses increased during 1996 by $3.5 million over the same period during the prior year. These legal expenses have resulted from certain patent defense actions, product liability claims and legal fees associated with the WHF Litigation. See "Business--Legal Proceedings." General and administrative expenses in 1996 for the European subsidiaries totaled $5.4 million. Expenditures under the Company's self-insured health plan increased by $.8 million. A $2.7 million management fee derived from monthly profits earned under management agreements for services provided to Weider Sporting Goods, Inc. ("WSG") through November 14, 1995 was recorded in 1995 with no corresponding amount in 1996. This fee was recorded as an offset against general and administrative expense incurred on behalf of WSG and was nonrecurring. Following the Recapitalization, fees under the WSG agreement stopped. Other increases totaling $4.6 million have occurred following the Recapitalization to service the increase in sales. The major increases include: personnel cost, management fees paid to Bain Capital (which will not continue after the closing of the Offering), increased management information systems expenditures, additional facility rental and other administrative expenses.

  Compensation related to management stock options resulted in an expense of $2.8 million in 1996 compared to $39.0 million of compensation expense in 1995.

  As a result of the foregoing factors, operating income increased to $54.6 million, or 7.3% of net sales, in 1996, from operating income of $8.4 million, or 1.6% of net sales, in 1995.

  Interest expense (which includes the accrual of dividends on IHF Holdings Preferred Stock and options to purchase IHF Holdings Preferred Stock) and amortization of deferred financing fees increased to $45.1 million in 1996 from $26.0 million for 1995. Interest expense has increased due to the Company's high level of borrowing incurred in connection with the Recapitalization. In 1996, the Company recorded interest expense of $5.1 million, compared to $2.8 million in 1995, related to dividends accruing on IHF Holdings Preferred Stock which was issued in connection with the Recapitalization and which is held by affiliates of the Company. Borrowings incurred and IHF Holdings Preferred Stock and options therefor issued in connection with the Recapitalization were outstanding for all of 1996, but were outstanding for only 197 days in 1995. The Company plans to redeem all of the outstanding Discount Notes, all of the IHF Holdings Preferred Stock (including options to purchase IHF Holdings Preferred Stock) and $35.0 million principal amount of Senior Subordinated Notes with proceeds of the Offering, which would reduce interest expense going forward. This decrease will be partially offset by an increase in interest expense resulting from an additional $77.7 million in revolving credit borrowings (calculated on a pro forma basis at May 31, 1996), which will result from the transactions referred to under "Unaudited Pro Form Financial Data." The decrease in interest expense may also be offset by increased working capital borrowings to service increased sales.

  The income tax provision was $7.9 million for 1996 compared with a tax benefit of $4.7 million for 1995. The effective tax rate for 1996 differs from that used for 1995 as a result of the non-deductibility of the dividends on IHF Holdings Preferred Stock and the fact that no income tax benefit was recognized in 1996 for the losses incurred in connection with the Company's newly established European subsidiaries due to uncertainty regarding such subsidiaries' ability to generate future taxable income against which such losses can be applied.

  As a result of the foregoing factors, net income increased to $1.6 million for 1996 compared to a net loss of $12.9 million for 1995.

YEAR ENDED MAY 31, 1995 COMPARED TO THE YEAR ENDED MAY 31, 1994

  Net sales increased by $127.8 million, or 31.7%, from $403.0 million in 1994 to $530.8 million in 1995. The increase was primarily attributable to sales of $138.1 million of the Company's Cardio family of upright rowers which was introduced in October 1994 and was marketed through direct response infomercials and other distribution channels. Treadmill sales during 1995 were $240.4 million compared to $256.8 million in 1994.

  Gross profit for 1995 was $152.5 million, or 28.7% of net sales, compared to $114.8 million, or 28.5% of net sales, for 1994. Gross profit was positively impacted by higher margins on new products sold through direct response marketing, primarily the Cardio family of upright rowers, which were offset by declining margins on certain mature product lines.

  Selling expenses were $68.7 million, or 12.9% of net sales, in 1995 compared to $52.1 million, or 12.9% of net sales, for 1994. The dollar increases in selling expenses resulted from increased variable selling expenses directly related to increased sales volume and increased expenditures on direct marketing efforts (e.g. video production costs).

  Research and development expense was $5.2 million, or 1.0% of net sales, for 1995 compared to $2.9 million, or .7% of net sales, for 1994. The increase was primarily related to the development of new products and product concepts.

  General and administrative expense totaled $31.1 million, or 5.9% of net sales, for 1995 compared to $28.6 million, or 7.2% of net sales, for 1994. The reduction in general and administrative expense as a percent of net sales was largely due to the receipt in 1995 of a $2.7 million management fee derived from monthly fees earned under management agreements for services provided to WSG through November 14, 1994. This fee was recorded in 1995 as an offset against general and administrative expense incurred on behalf of WSG and will be nonrecurring.

  A $39.0 million compensation expense was incurred in 1995 with respect to management stock options. This expense consists of accounting charges incurred in connection with the Recapitalization as a result of the exchange by certain senior executives of the Company of their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase Common Stock and $4.0 million of replacement options to purchase IHF Holdings Preferred Stock and $.3 million of related payroll tax payments made by the Company. After the Recapitalization, the Company redeemed the Redeemable Options for $26.4 million in cash.

  As a result of the foregoing factors, operating income decreased by $22.8 million from $31.2 million in 1994 to $8.4 million in 1995.

  Interest expense and amortization of deferred financing fees increased to $23.2 million in 1995 from $6.2 million for 1994. The increased expense was due to increased borrowings related to the Recapitalization and, to a lesser extent, increases in interest rates and higher working capital borrowings. The borrowings incurred in connection with the Recapitalization were outstanding for 198 days of 1995. In addition, in 1995, the Company recorded an expense of $2.8 million related to dividends accruing on the IHF Holdings Preferred Stock issued in connection with the Recapitalization that is held by affiliates of the Company.

  The income tax benefit was $4.7 million for 1995 compared with a provision of $9.8 million for 1994. The benefit for 1995 resulted from the recognition of a deferred tax asset for the net operating loss generated in that year. The combined federal and state income tax rate is assumed to be 38% which is consistent with historical rates.

  As a result of the foregoing factors, net income decreased to a net loss of $12.9 million for 1995 compared to net income of $15.3 million during the same period of 1994.

SEASONALITY

  The following are the net sales and operating income of the Company by quarter for years 1996, 1995 and 1994:

                                              FIRST   SECOND       THIRD  FOURTH
                                             QUARTER  QUARTER     QUARTER QUARTER
                                             -------  -------     ------- -------
                                                      (IN MILLIONS)
Net Sales
  1996...................................... $124.8   $228.5      $240.9  $153.4
  1995......................................   70.6    163.0       182.8   114.4
  1994......................................   54.1    115.4       124.0   109.5
Operating Income
  1996...................................... $  6.4   $ 20.0      $ 25.4  $  2.8
  1995......................................    2.6    (22.9)(1)    22.9     5.8
  1994......................................     .4      9.9        11.3     9.7
Net Income (Loss)
  1996...................................... $ (3.4)  $  4.2      $  7.1  $ (6.3)
  1995......................................     .9    (16.3)(1)     5.3    (2.8)
  1994......................................    (.6)     5.0         5.9     5.0

- --------
(1) Includes $39.0 million in one-time compensation expense attributable to the exchange and partial redemption of management options.

  Historically, the Company has sold a majority of its products to customers in its second and third fiscal quarters (i.e., from September through February). Increased sales and distribution typically have occurred in the Christmas retail season and the beginning of a new calendar year because of increased promotions by customers, increased consumer purchases and seasonal changes that prompt people to exercise inside. The Company has in the past, from time to time, incurred net losses in the first and fourth quarters of its fiscal year. If actual sales for a quarter do not meet or exceed projected sales for that quarter, expenditures and inventory levels could be disproportionately high for such quarter and the Company's cash flow for that quarter and future quarters could be adversely affected. The timing of large orders from customers and the mix of products sold may also contribute to periodic fluctuations. While seasonality has been the trend, it may not be indicative of the results to be expected for this fiscal year or for any future years.

LIQUIDITY AND CAPITAL RESOURCES

  In 1996, the Company generated $24.5 million of cash from operating activities and had net borrowings of $6.4 million under the Credit Agreement's revolving credit facility primarily to finance increases in accounts receivable. The Company used $15.4 million in cash for capital expenditures related to upgrades in plant and tooling, purchases of additional manufacturing equipment and building expansion and $.7 million for repayments of long term debt. In addition, the effect of exchange rates increased the Company's cash balances at May 31, 1996 by $.4 million. As a result of the foregoing factors, the Company had a net increase in cash of $15.2 million from May 31, 1995 to May 31, 1996.

  In 1995, the Company used $31.3 million of cash in operating activities primarily as a result of increases in working capital, particularly inventories, and other operating assets of $35.6 million. The Company made distributions of $166.7 million to its shareholders as part of the Recapitalization and used $58.2 million to make payments on long-term indebtedness. These uses of cash were financed primarily with the proceeds of long-term borrowing that totaled $195.0 million, net borrowings under the Credit Agreement of $66.4 million and net proceeds from the issuance of stock of $38.6 million. The Company also used $8.0 million in cash in 1995 for capital expenditures related to tooling and manufacturing equipment. During 1995, the Company had a net increase in cash of $4.0 million.

  The Company's primary short-term liquidity needs consist of financing seasonal merchandise inventory buildups and paying cash interest expense under its Credit Agreement and on the Senior

Subordinated Notes. The Company's principal source of financing for seasonal merchandise inventory buildup and increased receivables during the past several years has been revolving lines of credit with various financial institutions. Since the Recapitalization Closing, its principal source of financing for such needs has been revolving credit borrowings under the Credit Agreement. The Company's working capital borrowing needs are typically at their lowest level in April through June, increase somewhat through the summer and sharply increase from September through November to finance accounts receivable and purchases of inventory in advance of the Christmas and post-holiday selling season. Generally, in the period from November through February, the Company's working capital borrowings remain at their highest level and then are paid down to their lowest annual levels by April.

  At May 31, 1996, Health & Fitness had $80.0 million of revolving credit borrowings outstanding under the Credit Agreement. Advances under the Credit Agreement's revolving credit facility are subject to the amount of Eligible Accounts and Eligible Inventory (each as defined in the Credit Agreement) of Health & Fitness. Health & Fitness' ability to make revolving credit borrowings under the Credit Agreement expires on November 14, 1999. At May 31, 1996, Health & Fitness had $48.8 million of additional indebtedness available to be drawn on a revolving credit basis under the Credit Agreement. Revolving credit borrowings have primarily been used to increase inventory levels, to finance normal trade credit for customers, to make interest payments on debt issued in connection with the Recapitalization and to make capital expenditures. The Credit Agreement contains a number of covenants, with which Health & Fitness believes it was in compliance or as to which it has obtained waivers of compliance as of the date hereof. The Company expects to amend the Credit Agreement to permit total revolving credit borrowings of up to $310 million, subject to the Borrowing Base (as defined), in order to meet the Company's longer term needs. The Company intends to use a portion of its revolving credit borrowings to fund long-term non-working capital requirements. There can be no assurance that the Company will be able to increase its available credit under the Credit Agreement. The Company believes that, upon amendment of its Credit Agreement, cash flow from operations and availability of revolving credit borrowings under the Credit Agreement will provide adequate funds for its working capital needs, planned capital expenditures and debt service obligations. The Company is highly leveraged, and its ability to fund its operations and make planned capital expenditures, to make scheduled payments and to refinance its indebtedness depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. See "Risk Factors--Risks Associated with Substantial Amounts of Indebtedness."

  The Company's longer term liquidity needs include (a) required quarterly amortization payments on the term loans under the Credit Agreement, consisting of $.7 million from March 31, 1996, $1.0 million from March 31, 1997 and greater amounts on or after March 31, 1998 and (b) payments of interest and principal on the Senior Subordinated Notes. See Note 8 of the Notes to the Consolidated Financial Statements.

  The Company made capital expenditures of approximately $15.4 million during fiscal 1996 and expects to make capital expenditures of approximately $12.3 million (including $2.9 million for HealthRider) in 1997. Such expenditures are primarily for expansion of physical plant, purchases of additional or replacement manufacturing equipment and revisions and upgrades in plant tooling. The Company also made research and development expenditures in 1996 of approximately $6.8 million, and expects to make research and development expenditures of approximately $7.8 million in 1997.

  If the Company completes the acquisition of assets from Weider Sports or CanCo, it will fund such acquisitions with borrowings under the Credit Agreement.

  HealthRider had operating lease payments (generally short term) for kiosks and stores of approximately $5.6 million in the six months ended June 30, 1996. HealthRider also had non-cancellable long term operating lease obligations of $5.3 million as of December 31, 1995. In addition, as of June 30, 1996, HealthRider had capitalized lease payment obligations (including interest) of approximately $38.0 million. The Company assumed these liabilities in connection with the

HealthRider Acquisition. The Company assumed accounts payable and other accrued payables of approximately $30.0 million in connection with the HealthRider Acquisition which will become due and payable within 60 to 90 days after the closing of the HealthRider Acquisition. The Company will fund such payments with borrowings under the Credit Agreement.

INFLATION AND FOREIGN CURRENCY FLUCTUATIONS

  Although the Company cannot accurately predict the precise effect of inflation on its operations, it does not believe that inflation has had a material effect on sales or results of operations in recent years. The Company does import some finished products and components from Canada and Asia. All purchases from Asia are fixed in U.S. dollars and, therefore, the Company is not subject to foreign currency fluctuations on such purchases, although the Company's vendors may respond to foreign currency fluctuations by seeking to raise their prices. Purchases of inventory from Canada are settled in Canadian dollars and therefore the Company is subject to fluctuations in the value of the Canadian dollar which could have an impact on the Company's operating results. In connection with the importation of products and components from Canada, the Company from time to time engages in hedging transactions by entering into forward contracts for the purchase of Canadian dollars which are designed to protect against such fluctuations. The Company's hedging transactions do not subject it to exchange rate risk because gains and losses on these contracts offset losses and gains on the transaction being hedged. The unhedged portion of purchases from Canada is not significant.

  In addition, the Company, in the first quarter of 1996, began to directly market its products in the European market. With respect to countries other than the United States, the United Kingdom, France, Germany, the Benelux countries, Italy, Austria, Switzerland and Mexico, the Company has granted Weider Sports certain exclusive and non-exclusive rights to distribute certain of the Company's products. Under this distribution agreement, Weider Sports purchases the Company's products in U.S. dollars and, therefore, the Company is not subject to foreign currency fluctuations on such sales although the volume of such sales may be affected by exchange rates. Sales made in Europe by the Company itself, outside of the Weider Sports distribution agreement, have been made in European currencies and are currently not hedged by the Company, while the related expenses are principally in U.S. and Canadian dollars. If the Company completes the acquisition of certain assets of Weider Sports, including Weider Sports' rights under the distribution agreement, the Company will make sales in other foreign countries in local currencies. Therefore, the Company has been, and expects to be increasingly, subject to the fluctuations in the foreign currency market which could have an impact on the Company's operating results. As sales volume in Europe grows, the Company may begin to try to manage related foreign currency exchange risk through hedging transactions.

HEALTHRIDER

 OVERVIEW

  In August 1996, the Company acquired substantially all the assets and assumed (or refinanced) substantially all the liabilities of HealthRider. HealthRider has experienced a substantial, continuing and accelerating deterioration of its business since the beginning of calendar 1996. HealthRider increased its selling expense for infomercials to $14.5 million (net of a write-off of video production costs of $1.6 million) in the first quarter of 1996 compared to $8.5 million in the first quarter of 1995 and committed to purchase substantially increased volumes of inventory in anticipation of sales increases. Despite the substantial increase in advertising expenditures, HealthRider's total sales increased only modestly to $75.0 million in the first quarter of 1996 from $57.9 million in the first quarter of 1995, while its total infomercial sales decreased by $8.6 million in the same period. These events compounded working capital difficulties that HealthRider was already experiencing, causing HealthRider to reduce selling expense for infomercials to $5.7 million in the second quarter of 1996 from $10.8 million in the second quarter of 1995, which contributed to substantial declines in HealthRider's sales. HealthRider reported net sales in the second quarter of 1996 of $38.2 million compared to $59.1 in the second quarter of 1995. HealthRider also reported an operating loss for the first half of 1996 of $4.6 million compared to operating income for the first half of 1995 of $16.5 million. HealthRider's inventory at June 30, 1996 was $23.1 million compared to $5.5 million at June 30, 1995. Inventory in the health and fitness industry is usually at its lowest point in the spring and early summer. The Company believes that the decline in HealthRider's sales is due in part to a general weakening of market demand for upright rowers and the partial saturation of the audience that can be reached through infomercials. The Company also believes that HealthRider's working capital crisis was exacerbated by lower than expected revenues, by higher per minute costs of infomercials and by more lenient payment terms and deferred payment plans. The Company terminated these plans upon consummation of the HealthRider Acquisition.

  The HealthRider Acquisition was structured as an asset purchase and will be accounted for under the purchase method of accounting. The Company expects to write-up the book value of inventory and to write-down the historical book value of property, plant and equipment and other long-term assets acquired. The Company will recognize a significant, non-recurring, non-cash increase in cost of goods sold in the second and third quarters of 1997 which is not expected to exceed approximately $26.2 million (due to the fact that the Company's purchase accounting for the HealthRider Acquisition will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs). Following the sale of the acquired inventory, the Company may be able to improve profitability through greater manufacturing efficiency.

  In addition, the HealthRider Acquisition is expected to result in expenses of approximately $5.0 million in the second and third quarters of 1997 related to the integration of HealthRider into the Company's business. These expenses are expected to include the cost of severance, plant relocation expenses, expenses associated with closing unprofitable kiosks and other fees and expenses. The majority of integration related expenses is expected to be expensed in the second and third quarters of 1997.

  The Company's plan for integrating HealthRider into its business includes:
(i) marketing a broad line of products such as treadmills, stair steppers and cross-country skiing machines under the HealthRider brand name through HealthRider's established distribution channels; (ii) altering direct response advertising with respect to HealthRider products with the goal of enhancing the Company's return on its advertising investment; and (iii) realizing synergies from the HealthRider Acquisition by integrating the Company's and HealthRider's operations.

  Following the HealthRider Acquisition, the Company expects to increase its net sales, but by substantially less than 100% of HealthRider's net sales. The Company also expects that its overall selling expenses will rise as a result of HealthRider's direct response advertising. This may be offset somewhat through cost savings on combined overhead.

 SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

  Net sales of HealthRider consist of product sales plus freight, less discounts and return allowances. Net sales of HealthRider increased from $57.9 million in the first quarter of 1995 to $75.0 million during the first quarter of 1996 but decreased from $59.1 million in the second quarter of 1995 to $38.2 million during the second quarter of 1996, resulting in an aggregate decrease in net sales for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995 of $3.8 million. This decrease reflects a $29.7 million decrease in net sales through direct response marketing due to a reduction of demand through this distribution channel, despite an increase of $2.6 million in selling expense for direct response marketing (including the write-off of infomercial production costs of $1.6 million). The decrease in sales through the direct response marketing channel in the first six months of calendar 1996 was partially offset by a $15.1 million increase in net sales through HealthRider kiosks and stores which increased from $36.0 million to $51.1 million, a $4.7 million increase in net sales through third-party retailers which increased from $25.0 million to $29.7 million, and a $6.1 million increase attributable to sales of a newly created subsidiary in Europe. The increase in the number of HealthRider kiosks and retail stores from approximately 170 to approximately 225 and the introduction of several accessory items account for the majority of the increase in net sales through the HealthRider kiosks and retail stores. The number of kiosks and stores at June 30, 1996 decreased from December 31, 1995 due to seasonal changes in demand. The total number of fitness machines sold by HealthRider increased from approximately 306,000 in the first two quarters of 1995 to approximately 336,000 in the first two quarters of 1996.

  Gross profits of HealthRider decreased from $76.7 million to $69.7 million and, as a percentage of net sales, decreased from 65.5% during the first six months of 1995 to 61.6% during the first six months of 1996. The percentage decrease was primarily due to modifications to the "1996 HealthRider" upright rower that increased HealthRider's costs and a decrease in sales of the HealthRider upright rower (a higher margin product) as a percentage of total sales from 77.4% to 69.0% for the respective six month periods, in part as a result of the introduction of lower margin machines (i.e., the SportRider and LifeRider) subsequent to June 30, 1995.

  Selling and marketing expenses of HealthRider increased from $53.3 million during the first six months of 1995 to $65.8 million during the first six months of 1996. As a percentage of net sales, selling and marketing expenses increased from 45.6% to 58.2% from the first six months of calendar 1995 to the first six months of calendar 1996. The increase is primarily due to lower than expected revenues from an increased level of infomercial advertising from $19.3 million in the first six months of 1995 to $20.2 million in the first six months of 1996 (not including the write-off of $1.6 million in first quarter 1996 in direct response infomercial production costs). The increase was also affected by an increase in HealthRider's bad debt expense from $3.1 million in the first six months of 1995 to $3.7 million in the first six months of 1996 to reflect higher anticipated losses related to a 10 month payment plan introduced in November 1995. The Company terminated this plan upon consummation of the HealthRider Acquisition.

  General and administrative expenses of HealthRider increased from $6.8 million during the first six months of 1995 to $8.5 million during the first six months of 1996. As a percentage of net sales, general and administrative expenses increased from 5.8% to 7.5%. The dollar increase in general and administrative expenses reflects increases in payroll for administrative, financial and customer service personnel, professional services, and other costs related to anticipated sales increases which did not occur and the establishment of HealthRider's new headquarters building in Salt Lake City. The increase as a percentage of sales is also due to those factors.

  As a result of the foregoing factors, HealthRider reported an operating loss of $4.6 million in the six months ended June 30, 1996 compared to operating income of $16.5 million in the six months ended June 30, 1995.

  Interest expense of HealthRider increased from less than $.1 million during the first six months of 1995 to $1.3 million during the first six months of 1996. This increase was due to borrowings on a revolving line of credit and increased capital lease obligations during the first six months of 1996.

  Other income, which consists primarily of finance charges paid by customers, of HealthRider increased from $.9 million during the first six months of 1995 to $1.1 million during the first six months of 1996. The increase in other income was primarily due to an increase in sales of HealthRiders to customers purchasing the HealthRider on the installment plan, pursuant to which interest is charged. The Company terminated this plan upon consummation of the HealthRider Acquisition.

  As a result of the foregoing factors, HealthRider reported a net loss of $3.6 million in the first six months of 1996 compared to net income of $9.9 million in the same period of 1995.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

  Net sales of the HealthRider consist of product sales plus freight, less discounts and return allowances. Net sales increased from $106.6 million during 1994 to $241.4 million during 1995. The increase in net sales was due to a $72.6 million increase in net sales through HealthRider kiosks which increased from $19.3 million to $91.9 million, a $34.0 million increase in net sales through third party retailers which increased from $24.8 million to $58.8 million, a $27.1 million increase in net sales through direct-response advertising which sales increased from $62.5 million to $89.6 million and a $1.1 million increase attributed to the start up of a subsidiary in Europe in the fourth quarter of 1995. The continued increase in the number of HealthRider kiosks and stores from approximately 140 to approximately 250 during 1995 and the introduction of a number of accessory items account for the increase in net sales through the HealthRider kiosks and stores. The increase in net sales through third-party retailers was due to increased sales of the aeROBICRider and the introduction of the SportRider and other private labeled machines during 1995. The increase in net sales through direct-response advertising was primarily due to the successful introduction of HealthRider's third television infomercial and increased media spending at a higher level of efficiency. The total number of all fitness machines sold by HealthRider increased from approximately 275,000 during 1994 to approximately 695,000 during 1995.

  Gross profit of HealthRider as a percentage of net sales increased slightly from 64.8% to 65.0% during 1995. The increase was due to the addition of higher margin accessory items to the product line and lower product costs due to overseas production of certain products.

  Selling and marketing expenses increased from $48.4 million to $119.3 million during 1995. As a percentage of net sales, selling and marketing expenses increased from 45.4% to 49.4% during 1995. This increase reflects the overall increase in advertising in conjunction with HealthRider's sales growth along with general increases in bad debt expense, warranty expense and other expenses. In 1995 marketing related expenses were $113.1 million, bad debt expenses were $4.9 million and warranty expenses were $1.3 million.

  General and administrative expenses of HealthRider increased from $5.0 million to $15.9 million during 1995. As a percentage of net sales, general and administrative expenses increased from 4.7% during 1994 to 6.6% during 1995. The dollar and percentage increase in general and administrative expenses reflect increases in payroll for administrative, financial and customer service personnel, professional services, and other costs related to HealthRider's growth.

  As a result of the foregoing factors, income from operations increased $6.1 million, or 38.9%, to $21.8 million in 1995 from $15.7 million in 1994. Income from operations decreased as a percentage of net sales to 9.0% in 1995 from 14.8% in 1994.

  Interest expense decreased from $1.1 million to $.1 million during 1995. This decrease was primarily due to the decrease in average outstanding debt balances and interest expense incurred on a note payable to a stockholder of $.7 million during 1994. Principal and interest on this note payable to the stockholder were paid in full during 1994.

  Other income of HealthRider increased from $.7 million to $2.1 million during 1995. The increase in other income was primarily due to the increase in customers purchasing HealthRider upright rowers on the installment plan, pursuant to which interest is charged.

  As a result of the foregoing factors, net income increased by $4.7 million, or 52.8%, to $13.6 million in 1995 from $8.9 million in 1994.

                                   BUSINESS

OVERVIEW

  The Company is one of the largest manufacturers and marketers of fitness equipment in the United States. The Company's focus is to address consumers' interest in a healthy, active lifestyle with a broad range of high quality products at a variety of price/value relationships specifically targeted to meet different consumers' health and fitness needs. The Company's line of home fitness aerobic products includes treadmills, upright rowers, exercise bikes, stair steppers and cross country skiers, and its line of anaerobic fitness products includes home gyms, weight benches and recently introduced abdominal machines. The Company also offers trampolines, recreational sports products, sports medicine products and fitness accessories. The Company currently markets the majority of its products under the brand names ProForm, Image, Weslo, Weider, WeiderCare, Legend, JumpKing, and Lifestyler (a private label brand manufactured for Sears).

  Founded in 1977, the Company has been a pioneer in the fitness equipment industry since 1980 and has focused on developing innovative, high-quality fitness products. The Company estimates that its U.S. net sales (prior to the HealthRider Acquisition) represented approximately 30% of total wholesale domestic home fitness equipment sales in calendar 1995. In the first quarter of 1996, the Company began to directly market its products in Europe. In 1996, the Company had net sales of $747.6 million versus $202.4 million in 1991, reflecting compound annual growth in net sales of 29.9% and an increase in 1996 net sales of 40.8% from 1995 net sales of $530.8 million. The Company had a net loss of $12.9 million and net income of $1.6 million in 1995 and 1996, respectively. The Company believes that from 1991 to 1996 its growth rate exceeded the industry growth rate due to the Company's emphasis on product innovation through research and development, its multiple distribution channels and its flexible manufacturing capacity. While the Company's growth rate to date has been high, its annual percentage increase in domestic sales cannot be expected to continue at historical levels.

BUSINESS STRATEGY

  The Company's strategy is to expand its market leadership position by, among other things:

 DEVELOPING INNOVATIVE, HIGH-QUALITY PRODUCTS

  A key element of the Company's strategy is product innovation and development. The Company evaluates new product concepts on an ongoing basis and seeks to respond to the desires and needs of consumers by frequently introducing new products and repositioning old ones (i.e., selling a modified product in a different price range). This focus on new products and innovation enables the Company to begin selling early in a product's life cycle and, as sales moderate, to extend product life cycles by introducing new features and repositioning products within the Company's line of brands. In 1994, 1995 and 1996, approximately 40%, 42% and 52%, respectively, of the Company's net sales were from products that were new, enhanced or repositioned. Recent examples of the Company's product development include the introduction of the Space Saver treadmill, which folds vertically for easy storage, the development of the Cardio family of upright rowers, which significantly improved on upright rower designs first marketed by others, and the introduction of the Company's abdominal machines, which improved upon existing products manufactured by others by adding a fold for storage feature. The Company believes that its ability to identify industry trends and to quickly take a product from concept to delivery gives it significant advantages over competitors.

 TARGETING MULTIPLE DISTRIBUTION CHANNELS

  The Company markets its products under multiple brands through multiple distribution channels including specialty dealers, sporting goods chains, department stores, discount merchants, warehouse clubs, catalogue showrooms and, to a limited extent, infomercials and direct response marketing. The Company believes the marketing of its products through multiple distribution channels provides it with several competitive advantages including: (i) greater growth and increased market access; (ii) the ability to maximize revenue throughout a product's life cycle by repositioning products in different channels and under different brand names as products mature;
(iii) feedback on market trends and changing consumer tastes; and (iv) reduced dependence on any single channel of distribution.

 POSITIONING ITS BRANDS

  To enhance its distribution strategy, the Company targets its brands to specific distribution channels. By marketing specific brands tailored to appeal to different demographic groups, the Company is able to market products with varying designs, features and price ranges and target these products to a wide variety of consumers with different fitness needs and disposable incomes. The Company believes its brand positioning strategy enables it to: (i) achieve greater appeal to each market segment; (ii) promote price stability across its product lines as brand segmentation minimizes conflicts between different distribution channels; and (iii) provide high-quality products with the price ranges and features desired by different demographic groups. The Company's various brands are supported by distinct marketing and product strategies and, in some cases, separate sales forces.

 PROVIDING BROAD PRODUCT OFFERINGS

  The Company manufactures and distributes a broad line of aerobic and anaerobic fitness equipment. The Company also markets recreational sports products, sports medicine products and fitness accessories. The Company offers a range of technological features, from manual equipment to sophisticated programmable electronic products, in a variety of price ranges. The Company's strategy of offering a broad range of products enables it to: (i) offer categories of fitness products that appeal to different demographic groups;
(ii) respond quickly to changes in consumer preferences and fitness trends;
(iii) reduce its dependence on any single product category; and (iv) participate in growth opportunities across a wide variety of product categories.

 UTILIZING FLEXIBLE, LOW-COST MANUFACTURING

  The Company's manufacturing facilities are designed to be flexible in order to permit the Company to shift its product mix quickly and efficiently. The combination of internal manufacturing and assembly capacity and the Company's access to third-party vendors has helped the Company meet customer demand on a competitive basis. The Company uses over 1,500,000 square feet of total domestic manufacturing capacity, and, in 1995, the Company manufactured or assembled over 80% of its products at its production facilities in Utah, Texas and Colorado. The design of these facilities provides the Company with the flexibility to change production runs on short notice and to respond to changing customer needs.

 PURSUING GROWTH OPPORTUNITIES

  The Company is seeking strategic acquisition opportunities which would complement its existing business and provide an opportunity for growth. The Company believes growth opportunities exist in its current domestic markets as well as in selected international markets. The North American fitness equipment market is significantly more developed than other markets around the world. However, the Company began to directly market its products in the first quarter of 1996 in the key European markets of the U.K., France, Italy and the Benelux countries and is attempting to increase its market penetration in these and other foreign countries. Prior to 1996, the Company had minimal foreign sales. Net sales from international markets in the four quarters of fiscal 1996 were $6.0 million, $9.3 million, $7.8 million and $10.2 million, respectively. In connection with the Recapitalization, the Company granted certain exclusive and non-exclusive rights to distribute its products in certain other international markets to Weider Sports. The Company is negotiating to purchase certain assets of Weider Sports. If the Weider Sports acquisition is completed, the Company will reacquire distribution rights granted to Weider

Sports in connection with the Recapitalization subject to certain rights granted by Weider Sports to third parties. The Company is also negotiating to purchase certain assets of CanCo. In addition, the Company is considering offering services that complement its product offerings, such as on-line personal training services. See "--Legal Proceedings--Proposed Settlement of WHF Litigation," "Certain Relationships and Related Transactions" and "Risk Factors--Expansion Strategy."

  In keeping with its strategy of pursuing growth opportunities, in August 1996, the Company: (i) purchased substantially all the assets of HealthRider for approximately $16.8 million and assumed (or refinanced) substantially all the liabilities of HealthRider; (ii) purchased certain related manufacturing assets of Parkway, including Parkway's contract to manufacture and supply upright rowers to HealthRider, for approximately $10.1 million; and
(iii) purchased the minority interest of HealthRider's European subsidiary for approximately $1.4 million (of which $.7 million was paid by HealthRider, $.6 million was paid by the Company in cash and $.1 million was paid by the Company in inventory). The liabilities assumed included capital lease obligations of approximately $19.3 million and revolving credit borrowings and other long term debt of approximately $9.5 million. In addition, for a description of certain accounts payable and other accrued payables the Company assumed in connection with the HealthRider Acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

INDUSTRY OVERVIEW

  Based on industry trade association data, the Company believes that retail sales of home fitness equipment in the U.S. grew from approximately $.4 billion in calendar 1980 to approximately $2.1 billion, $2.1 billion, $2.6 billion, $2.8 billion and $2.9 billion in calendar 1991, 1992, 1993, 1994 and 1995, respectively.

  The growth of the fitness equipment industry can be attributed primarily to increased consumer emphasis on health, fitness and weight management. In particular, the medical community's promotion of exercise as a means of preventing cardiovascular disease and maintaining health and the diet industry's recognition of the need to incorporate exercise as a component of weight management programs have prompted consumers to place greater emphasis on health and fitness. The Company believes that several other factors have also contributed to the growth of the fitness equipment industry, including product innovation at attractive price/value relationships, growth in infomercials and cable television shows which promote exercise and fitness and favorable demographic trends. The Company believes that sales of home fitness equipment have also benefited from consumers' desire to spend more time at home. The Company competes with recreational and exercise activities offered by fitness clubs, as well as with a number of domestic manufacturers, domestic direct importers, foreign companies exporting fitness products to the U.S. and, in its limited direct sales efforts, with major retailers or distributors. The Company's products also compete indirectly, but effectively, with outdoor fitness, sporting goods and other recreational products.

  While the total fitness equipment market has experienced strong overall growth, individual product categories within the market have exhibited varying life cycles and rates of growth. Traditional rowers experienced a relatively short product life cycle. Since 1984, unit sales of traditional rowers have equaled or exceeded 1.7 million units in only two years, with peak sales of
1.8 million in 1985 and 1986 and marginal sales in 1994 and 1995, and totaled less than 10 million units over this period. In contrast, unit sales of exercise bikes since 1984 have equaled or exceeded 1.7 million units in each of the years up to 1993, with peak unit sales of 3.3 million in 1986 and sales of .9 million in 1995, and have totaled over 38 million units. Unit sales of treadmills have increased from .8 million in 1989 to 2.5 million units in 1995. The Company's sales of treadmills have been relatively flat for 1995 and 1996. However, sales of the Company's Cardio family of upright rowers which was introduced in the second quarter of 1994 were approximately 1.0 million units in 1995 and approximately 2.2 million units in

1996. Calculated on a pro forma basis as if the HealthRider Acquisition occurred on May 31, 1994, the Company's unit sales of upright rowers would have been approximately 1.5 million and approximately 2.9 million in 1995 and 1996, respectively.

  Different categories of fitness equipment products appeal to different demographic groups. In general, home fitness equipment products tend to appeal to higher income groups, with over 65% of purchasers having household income exceeding $35,000. The Company believes that the aging of the baby-boom generation and the resulting increase in the 35-64 year old segment in the U.S. population has led to growth in sales of home fitness equipment.

                      1995 INDUSTRY CONSUMER DEMOGRAPHICS

                           [BAR GRAPH APPEARS HERE]


                                     Age
________________________________________________________________________________
Product                 (0-34)              (35-64)                (65+)
- -------
Treadmills                13.3                71.5                  15.2
Exercise Bikes            28.6                50.5                  20.9
Stairstepper              27.5                63.7                   8.9
Cross Country Skiers      27.1                62.0                  10.9
Home Gyms                 45.6                42.1                  12.3
Upright Rower             19.1                65.0                   5.6

                                    Income
                                    ------
Product                  $0-25,000          $25,000-35,000       $35,000+
- -------                  ---------          --------------       --------
Treadmills                 23.4                   10.6             66.0
Exercise Bikes             26.1                   18.2             55.7
Stairstepper               16.6                   14.1             69.3
Cross Country Skiers       24.0                   11.1             64.9
Home Gyms                  29.5                   15.9             54.6
Upright Rower              19.9                   14.6             65.6


Source: National Sporting Goods Association

DISTRIBUTION AND MARKETING

 DISTRIBUTION

  The Company markets its products under multiple brands through multiple distribution channels, including specialty dealers, sporting goods chains, department stores, warehouse clubs, discount merchants, catalogue showrooms and direct response marketing. In 1995 and 1996, the Company's sales through retailers were approximately 91% and 97%, respectively, of total sales.

  The Company believes the marketing of products through multiple distribution channels provides it with several competitive advantages, including: (i) greater growth opportunities by participating in all distribution channels;
(ii) the ability to maximize revenue throughout a product's life cycle by repositioning the product from higher to lower brand niches as the product matures; and (iii) the ability to appeal to each market segment through the marketing of specific brands designed to meet differing needs. The latter capability is an important factor since different categories of fitness equipment products appeal to different demographic groups.

  The following chart lists examples of the Company's brand names, price positioning, distribution channels and customers within each channel:

 BRAND NAMES              PRICE POSITIONING DISTRIBUTION CHANNELS CUSTOMER EXAMPLES
 -----------              ----------------- --------------------- -----------------
 Image...................    High           Specialty Dealers     Busy Body
 ProForm.................    Middle         Department Stores     J.C. Penney
                                            Sporting Goods Chains Sports Authority
                                            Direct Response       Individuals
 Lifestyler(1)...........    Middle         Department Store      Sears
 Weslo/Weider............    Entry Level    Discounters           Wal-Mart and Target
                                            Warehouse Clubs       Sam's
                                            Catalogue Showrooms   Service Merchandise

- --------
(1) The Lifestyler brand name is owned by Sears.

  The Company targets its brands to specific distribution channels. For example, the Company's products are sold under the Image name through specialty dealers, under the ProForm name through sporting goods chains, under the Lifestyler name through Sears, under the Weslo name through catalogue showrooms, warehouse clubs and discount merchants, and under the ProForm and Legend names through the Company's direct marketing campaigns. The Company's various brands are supported by distinct marketing and product strategies and, in some cases, separate sales forces.

  The following charts summarize the Company's sales by distribution channel in 1995 and 1996:

                           [PIE CHART APPEARS HERE]

               1995                               1996
               ----                               ----
DEPARTMENT STORES             45%         DEPARTMENT STORES        47%
WAREHOUSE CLUBS               17%         WAREHOUSE CLUBS          11%
SPORTING GOODS STORES         11%         SPORTING GOODS STORES    10%
CATALOGUE SHOWROOMS           10%         CATALOGUE SHOWROOMS      12%
DIRECT RESPONSE                9%         DIRECT RESPONSE           9%
DISCOUNT RETAILERS             4%         DISCOUNT RETAILERS        4%
MAIL ORDER                     3%         MAIL ORDER                3%
OTHER                          1%         OTHER                     1%

  In addition to providing superior market access, the Company's presence across multiple distribution channels provides a valuable source of feedback on changing consumer tastes and market trends, enabling the Company to anticipate industry trends and develop innovative products.

 MARKETING

  The Company's primary sales and marketing group is based in Logan, Utah. For certain of its products, the Company augments the efforts of this group with smaller sales forces based in Colorado and Texas. The Company employs approximately 130 sales and marketing personnel. Such personnel are compensated on the basis of salary and a bonus based on the Company's profitability. In addition, the Company utilizes 22 outside sales agents, who are compensated on the basis of their sales.

  Starting in 1992, the Company sold products directly to consumers through direct response television infomercials and print media campaigns. The Company believes that direct response marketing can help educate consumers about new products, increase brand name awareness and stimulate sales through traditional distribution channels. The expansion of the Company's direct response marketing required a greater investment than traditional 30 to 60 second television advertisements, and therefore greater risk, as a result of the cost of creating infomercials and purchasing media time and space. In 1996, the Company wrote off $2.2 million of direct response video productions because they failed to generate adequate sales. The Company is currently focusing principally on traditional 30 to 60 second television advertisements designed to enhance both retail and direct response sales of its products as opposed to 30 minute infomercials.

INTERNATIONAL MARKETS

  The North American fitness equipment market is significantly more developed than other markets around the world, and the Company believes growth opportunities exist in selected international markets. The Company began, in the first quarter of 1996, to directly market its products in the key European markets of the U.K., France, Italy and the Benelux countries and is attempting to increase its market penetration in these and other foreign markets. Net sales from international markets in the four quarters of 1996 were $6.0 million, $9.3 million, $7.8 million and $10.2 million, respectively. The Company's penetration of these markets is lower and its operating costs are higher than in the U.S., and the Company's European operations are not currently profitable. There can be no assurance that the Company will be successful in selling its products in non-U.S. markets. In connection with the Recapitalization, the Company granted certain exclusive and non-exclusive rights to distribute its products in certain other international markets to Weider Sports. The Company is negotiating to purchase certain assets of Weider Sports. If the Weider Sports acquisition is completed, the Company will reacquire distribution rights granted to Weider Sports in connection with the Recapitalization, subject to certain rights granted by Weider Sports to third parties. See "--Legal Proceedings--WHF Litigation", "--Proposed Settlement of WHF Litigation," "Risk Factors--Expansion Strategy" and "Certain Relationships and Related Transactions."

CUSTOMERS

  The Company's two largest customers for the past several years have been Sears and Sam's. In 1995, these customers collectively generated an aggregate of $229.5 million in net sales for the Company and accounted for approximately 31% and 12%, respectively, of the Company's total net sales. In 1996, these customers accounted for approximately 34% and 8%, respectively, of the Company's total net sales. In 1995 and 1996, Sam's accounted for approximately 94% and 70%, respectively, of net sales at the Company's JumpKing subsidiary. Although sales to Sears still account for a substantial portion of the Company's net sales, the percentage of net sales has decreased substantially in the past several years from approximately 68% in 1989. Nevertheless, the dollar amount of the Company's net sales to Sears has increased during this time period.

  The Company has more than 2,500 customers, excluding sales to individual consumers through direct response channels of distribution. Consistent with industry practice, the Company generally does not have long-term purchase agreements or other commitments from its customers as to levels of future sales. The level of the Company's sales to its large customers depends in large part on their continuing commitment to home fitness products and the success of their efforts to market and promote the Company's products as well as the Company's competitiveness in terms of price, quality, product innovation, customer service and other factors. The Company is not the exclusive supplier of fitness equipment to any of its major customers. In connection with the HealthRider Acquisition, the Company intends to offer products directly to consumers through the acquired kiosks, stores and direct response networks. The Company's direct sales to consumers, particularly through kiosks and stores in malls where the Company's existing customers have retail sales outlets, could adversely affect the Company's sales and its relationship with existing customers. The loss of, or a substantial decrease in the amount of purchases by, or a write-off of any significant receivables due from, any of the Company's major customers or a number of the Company's other customers would have a material adverse effect on the Company's business. See "Risk Factors--Reliance on Major Customers; Exposure to the Retail Industry."

PRODUCTS

  The Company manufactures and distributes a broad line of aerobic and anaerobic fitness equipment. The Company also markets recreational sports products, sports medicine products and fitness accessories. The Company offers a range of technological features from manual equipment to sophisticated programmable electronic products at a variety of price ranges. The appeal of various products in the fitness industry has changed over time, and the Company has shifted its product mix to meet consumer demand. The Company intends to continue to adjust its product lines to respond to changes in market demand.

 AEROBIC PRODUCTS.

  The Company offers aerobic products, which are designed to promote cardiovascular fitness, under the Image, ProForm, Weslo and Lifestyler brand names.

  CARDIO FAMILY OF UPRIGHT ROWERS. The Company introduced its Cardio family of upright rowers under the Weslo brand in October 1994. The Cardio family of upright rowers exercises both the arms and legs while providing both an aerobic and anaerobic workout through variable resistance. Models retail at price points ranging from $169-$299.

  MOTORIZED TREADMILLS. The Company is the leading domestic producer of motorized treadmills. Motorized treadmills allow users to run at speeds of up to 10 mph. The features offered by the Company's motorized treadmills include programmable speed and incline, electronic feedback on speed, elapsed time, distance traveled and calories burned, and cross-training upper body exercise functions. The Company recently introduced its line of Space Saver treadmills which fold vertically for easy storage. The retail price points of the motorized treadmills range from $199 to $2,000.

  MANUAL TREADMILLS. The Company's manual treadmills allow the user to walk or run slowly in place, and certain of the Company's manual treadmill models include electronic feedback on speed, elapsed time and distance traveled. The retail price points of the Company's manual treadmills range from $149 to $299.

  EXERCISE BIKES. The Company offers exercise bikes featuring adjustable air resistance or flywheel resistance, electronic monitors which display elapsed time, speed, distance and calories burned, and dual or triple action design which allows the user to exercise upper body, lower body or both simultaneously. Some units add motivational electronics and programmable resistance which allow users to design their own workouts. Some higher end units also contain an electromagnetic drive mechanism which creates less noise, offers smoother action and requires less maintenance than traditional motorized drives. Retail price points of the Company's exercise bikes range from $79 to $799.

  STAIR STEPPERS. Various stair stepper machines sold by the Company offer adjustable resistance, self-leveling pedals, motivational fitness monitors, accessory stations to hold water bottles, books and towels, magnetic resistance and total body conditioning, which combines upper and lower body workouts. Other features offered by the Company's stair steppers include the Speed Link adjustable resistance system, multi-window electronic monitors and programmable electronics. Retail price points for the Company's stair steppers range from $99 to $499.

  CROSS-COUNTRY SKIING MACHINES. The Company's cross-country skiing machines feature motivational fitness monitors, stowaway design, the Company's patented INSYNC Dual Action System, adjustable incline and adjustable resistance. Retail price points for the Company's cross-country skiing machines range from $99 to $199.

 ANAEROBIC PRODUCTS.

  Under the Image, ProForm, Weslo and Weider brand names, the Company offers anaerobic products, which are designed to develop muscle tone and strength.

  HOME GYMS. The Company's home gyms range from traditional cast iron or vinyl plate weight stack units to programmable electronic units that use "smart cards" to store a user's personalized fitness regimen in electronic memory. New technology and innovation within this category include home gyms which integrate aerobic crosstraining components such as stair steppers and electronic adjustability allowing simple adjustment in one pound increments with digital feedback. Selected units are designed to allow multiple users to use the equipment simultaneously. The Company's home gyms range in retail price from $99 to $1,499.

  WEIGHTS AND BENCHES. The Company offers a range of weight benches to specialty fitness dealers through the Image brand and markets a complete line of weights and benches under the Weider and ProForm brand names. Retail price points of these products range from $79 to $299.

  ABDOMINAL MACHINES.

  The Company introduced its first abdominal machine in April 1996. This product is designed for isolation of the abdominal muscle groups. Retail prices of the Company's abdominal products range from $49 to $99.

 OTHER PRODUCTS.

  RECREATIONAL SPORTS PRODUCTS. JumpKing, Inc., a subsidiary of the Company, manufactures and markets a trampoline line that includes both mini-trampolines for indoor home exercise use and full-sized trampolines for outdoor home recreational use. The mini-trampoline retails at approximately $25; full-sized trampolines have retail price points ranging from $239 to $399.

  SPORTS MEDICINE PRODUCTS. The Company markets a line of sports medicine products under the WeiderCare brand name, including support wraps, neoprene supports, back support belts and hot and cold packs. These products are sold through channels of distribution that are not able to carry large exercise units due to floor space limitations, such as drugstore chains, supermarkets and pro shops. These products are also sold to corporate and industrial users.

  EXERCISE ACCESSORIES. The Company offers a limited line of back support belts and workout gloves and has introduced a line of exercise accessories, including ankle and hand weights, grip devices and aerobic exercise step decks.

PRODUCT INNOVATION AND DEVELOPMENT

  Product and design innovation has contributed significantly to the Company's growth. On an on-going basis, the Company evaluates new product concepts and seeks to respond to the desires and needs of consumers by frequently introducing new products and repositioning existing products. The Company has 110 full-time employees in the research and development area, holds 83 patents and has 50 patent applications pending. The Company had research and development expenses of $2.9 million, $5.2 million and $6.8 million in 1994, 1995 and 1996, respectively, and has budgeted $7.8 million for research and development for 1997.

  The Company conducts most of its research and development in 40,000 square feet of space in Logan, Utah. This facility includes plastic, mechanical and electrical engineering capabilities that are used in creating proprietary designs and features. The Company also augments its internal research and development effort by selectively evaluating new products with certain of its key customers, who then provide feedback on acceptance by potential end-users. This effort has the added benefit of enhancing the Company's relationships with key customers.

  This focus on new products and innovation enables the Company to begin selling early in a product's lifecycle and, as sales moderate, to extend product life cycles by introducing new features and repositioning products within the Company's line of brands (i.e., selling a product, with modifications, at a different price point). In 1994, 1995 and 1996, approximately 40%, 42% and 52%, respectively, of the Company's sales were from products that were new, enhanced or repositioned. Recent examples of the Company's product developments are the introduction of the Space Saver treadmill, which folds vertically for easy storage, the development of the Cardio family of upright rowers, which significantly improved on upright rower designs first marketed by others, and the introduction of the Company's abdominal machines, which improved upon existing products manufactured by others by adding a fold for storage feature. The Company believes that its ability to take a product from concept to delivery quickly gives it significant advantages over its competitors.

  The Company's research and development teams have helped develop many of the innovative features that have encouraged consumers to purchase and use fitness equipment. Results of the Company's product development program include: (i) various electronics systems, which provide motivational feedback and personalized fitness routines; (ii) upright rowers with hydraulic shocks;
(iii) treadmills which fold for easy storage; and (iv) treadmills with upper body resistance. In addition, the Company was the first to market successfully cross-training home gyms equipped with aerobic stepping functions.

MANUFACTURING AND PURCHASING

  In 1996, the Company manufactured or assembled over 80% of its products at its facilities in Utah, Texas and Colorado. The balance of the Company's products were manufactured and assembled by third parties, principally in the Far East and by CanCo, a Canadian affiliate of certain shareholders which provides the Company with mostly anaerobic products. See "Certain Relationships and Related Transactions--Purchase Options," "Business--Legal Proceedings--WHF Litigation" and "--Proposed Settlement of WHF Litigation". The Company has longstanding supply relationships with a number of its offshore vendors, many of which have exclusive relationships in the fitness industry with the Company. The combination of internal manufacturing and assembly capacity and the Company's access to third-party vendors has helped the Company meet customer demand on a competitive basis. In addition, the use of third party vendors provides greater flexibility in manufacturing capacity to satisfy seasonal demands. See "Business--Legal Proceedings" and "Certain Relationships and Related Transactions" and Note 13 of the Notes to the Consolidated Financial Statements.

  As of May 31, 1996 the Company had open orders of approximately $40.6 million compared to approximately $57.0 million as of May 31, 1995. The Company expects to ship substantially all of such orders during the first quarter of 1997.

  The Company follows a dual sourcing strategy on many of its components to minimize the impact of sourcing disruptions. For example, the Company obtains steel tubing from two to three vendors. When practical, the Company chooses vendors that will supply the Company exclusively in the fitness equipment category. The Company's two primary sources of electronic components, for example, do not supply any other fitness equipment companies. To further control manufacturing and delivery problems associated with sourcing delays, the Company asks its electronics vendors to maintain specified inventory levels for some long lead-time components, although sourcing delays have been occasionally experienced in the past with new product introductions. In addition, the Company has identified alternative sources for many key raw materials and components. Despite these precautions, however, the Company's ability to deliver its products on time is susceptible to disruptions in its supply of raw materials and components, in part because it may take as long as approximately three months to retool alternative component manufacturers to produce required components. Since the Company purchases certain components and finished products from foreign suppliers located in Canada, China, Taiwan and various other countries, the Company is subject to the general risks of doing business abroad, particularly with respect to its purchases from China, including delays in shipment, work stoppages, adverse fluctuations in currency exchange rates, increases in import duties and tariffs, changes in foreign regulations, changes in most-favored-nation status and political instability. In particular, the imposition of trade sanctions on China could have a material adverse effect on the Company. See "Risk Factors--Reliance on Certain Suppliers."

  Sales to the Company's customers are highly price sensitive. The Company sets many product prices on an annual basis but purchases raw materials and components under purchase orders providing components for periods less than one year. Accordingly, the Company sets prices for many products before it has complete knowledge of the costs of raw materials and components and sometimes before product development is complete and production costs have been firmly established. After it has established prices, the Company may be unable to pass cost increases along to its customers or to compete as effectively if it seeks to pass such costs along.

  The Company utilizes more than 1,500,000 square feet for manufacturing, including a 300,000 square foot facility in Logan where the majority of the Company's treadmills are manufactured or assembled. In the past, the Logan facility has also manufactured stair steppers, exercise bikes and home gyms. The Company constructed its Logan plant in 1990 and equipped the facility with modern manufacturing and assembly features, including fully integrated metal fabrication, powder coat painting, robotic welding and injection molding equipment. The facility, like the Company's other manufacturing facilities, was designed to permit flexible and efficient changes in the products being manufactured to match customer demand. The Company is currently expanding its manufacturing facility in Logan, Utah by approximately 40,000 square feet. In 1991, the Company began operating its Smithfield, Utah plant, which is smaller than but very similar to the Logan facility. In 1994, the Company began operating its Clearfield, Utah manufacturing facility. In addition to its facilities in Utah, the Company has manufacturing facilities in Texas and Colorado.

  The Company applies a management system to control and monitor freight, labor, overhead and material cost components of its finished goods. The Company emphasizes product quality by monitoring operations according to uniform quality control standards. In 1994, the Company received ISO 9001 certification for its Logan facilities. ISO is a nonprofit association that monitors industrial companies' manufacturing processes, quality assurance controls, personnel management and customer service in order to improve plant efficiency, product quality, customer satisfaction and company profitability.

HEALTHRIDER ACQUISITION

  In keeping with its strategy of pursuing growth opportunities, in August 1996, the Company: (i) purchased substantially all the assets of HealthRider for approximately $16.8 million and assumed

(or refinanced) substantially all the liabilities of HealthRider; (ii) purchased certain related manufacturing assets of Parkway, including Parkway's contract to manufacture and supply upright rowers to HealthRider for approximately $10.1 million; and (iii) purchased the minority interest of HealthRider's European subsidiary for approximately $1.4 million (of which $.7 million was paid by HealthRider, $.6 million was paid by the Company in cash and $.1 million was paid by the Company in inventory). The liabilities assumed or refinanced included capital lease obligations of approximately $19.3 million and revolving credit borrowings and other long term debt of approximately $9.5 million. For a description of certain accounts payable and other accrued payables the Company assumed in connection with the HealthRider Acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." HealthRider, a designer, marketer and distributor of fitness equipment based in Salt Lake City, Utah, distributes its products through direct response advertising, through a national network of over 200 HealthRider kiosks and stores in shopping malls and through third party retailers. HealthRider had net sales of $241.4 million and $113.2 million and net income of $13.6 million and net loss of $3.6 million in calendar 1995 and the first six months of calendar 1996, respectively. HealthRider was among the first companies to market upright rowers. Its flagship product is the HealthRider, a brand of upright rower. HealthRider also markets upright rowers under the aeROBICRider, SportRider and LifeRider brand names. In aggregate, and excluding related freight revenues, upright rowers (including the HealthRider) accounted for 94.4% and 93.4% of HealthRider's net sales in calendar 1995 and the first six months of calendar 1996, respectively. In calendar 1995 and the first six months of 1996, purchases from Parkway accounted for approximately 73.5% and 54.3%, respectively, of total upright rower purchases by HealthRider.

  As a result of the HealthRider Acquisition, the Company believes it is the leading maker and distributor of upright rowers in the United States with its net sales of upright rowers, calculated on a pro forma basis as if the HealthRider Acquisition had occurred on December 31, 1994, representing over 76% of all U.S. upright rower sales in calendar 1995. The Company estimates that its U.S. net sales, calculated on the same pro forma basis represented approximately 39% of total wholesale domestic home fitness equipment sales in calendar 1995. The Company believes that the HealthRider Acquisition will strengthen its position as a leading manufacturer and marketer of fitness equipment in the United States. The Company's plan for integrating HealthRider into its business includes: (i) marketing a broad line of products such as treadmills, stair steppers and cross-country skiing machines under the HealthRider brand name through HealthRider's established distribution channels;
(ii) altering direct response advertising with respect to HealthRider products with the goal of enhancing the Company's return on its advertising investment; and (iii) realizing synergies from the HealthRider Acquisition by integrating the Company's and HealthRider's operations. The Company is exploring the possibility of disposing of its interests in the HealthRider headquarters building which may include a possible sale of such interests to directors, officers or other affiliates of the Company and may include a continuing lease of such building by the Company. The Company's direct sales to consumers, particularly through the acquired kiosks in malls where the Company's existing customers have retail sales outlets, could adversely affect the Company's sales and its relationship with its existing customers.

  The Company expects to increase its net sales as a result of the HealthRider Acquisition, but by substantially less than 100% of HealthRider's net sales. The Company will recognize a significant, non-recurring, non-cash increase in cost of goods sold in the second and third quarters of 1997 which is not expected to exceed approximately $26.2 million (due to the fact that the Company's purchase accounting for the HealthRider Acquisition will include writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs). See "Management's Discussion and Analysis of Operations and Financial Condition and Results of Operations--HealthRider." In addition, the HealthRider Acquisition is expected to result in expenses of approximately $5.0 million in the second and third quarters of 1997 related to the integration of HealthRider into the Company's business. See "Risk Factors-- Expansion Strategy; Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--HealthRider."

  The Company funded the HealthRider Acquisition through additional borrowings under the amended Credit Agreement. See "Description of Certain Indebtedness."

COMPETITION

  The fitness equipment market is highly competitive. It is characterized by frequent introduction of new products, often accompanied by major advertising and promotional campaigns. The Company believes that the principal competitive factors affecting its business include price, quality, brand name recognition, product innovation, marketing resources and customer service.

  The Company competes in the U.S. with recreational and exercise activities offered by health clubs, as well as a number of domestic manufacturers, domestic direct importers, foreign companies exporting fitness products to the U.S. and, in its direct sales efforts, with major retailers and distributors. Competitors in these areas include Precor Inc., CML Group Inc. (under the NordicTrack(R) brand), LifeFitness, Inc. and DP and Roadmaster, which are commonly owned. The Company also believes that Reebok International Ltd. will begin marketing home fitness equipment in the U.S. In Europe, the Company competes principally with Tunturi, Inc. and Kettler Int'l Inc., a number of Asian importers and some of its domestic competitors. The Company's products also indirectly compete with outdoor fitness, sporting goods and other recreational products. Competitors in these product areas include Huffy Corporation, Canstar Sports Inc. (a subsidiary of Nike Inc.), and Rollerblade, Inc. Certain competitors are better capitalized than the Company and may have greater financial and other resources than those available to the Company. In addition, there are no significant technological, manufacturing or marketing barriers to entry into the fitness equipment or the exercise accessory markets, although many companies in the industry, including the Company, have sought and received numerous patents in an effort to protect their competitive position.

EMPLOYEES

  The Company currently employs approximately 4,300 people, none of whom are represented by labor unions. Factory employees are compensated through hourly wages and a targeted incentive system. Managerial employees receive salaries and bonuses tied to the achievement of performance targets. Approximately 110 employees are engaged in research and development, 130 in sales and marketing, 3,100 in manufacturing, 30 in purchasing and 930 in other areas.

TRADEMARKS AND PATENTS

  The Company holds 83 patents and has 50 patent applications pending. The Company believes that certain of its patents and registered and common law trademarks and trade names have significant value and that some of its trademarks enhance its ability to create demand for and market its products.

ENVIRONMENTAL MATTERS

  The Company's operations are subject to federal, state and local environmental and health and safety laws and regulations that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. The nature of the Company's manufacturing and assembly operations exposes it to the risk of claims with respect to environmental matters and although compliance with local, state and federal requirements relating to the protection of the environment has not had and is not expected to have a material adverse effect on the Company's financial condition or results of operation, there can be no assurance that material costs or liabilities will not be incurred in connection with environmental matters. Future events, such as changes in existing laws and regulations or enforcement policies or the discovery of contamination on sites owned or operated by the Company, may give rise to additional compliance costs or operational interruptions which could have a material adverse effect on the Company's financial condition. See "Risk Factors--Environmental Considerations."

LEGAL PROCEEDINGS

 WHF LITIGATION

  The Company and its affiliates are parties to a number of agreements with WHF and its affiliates. On August 28, 1995, WHF and its affiliates, including Weider Sports, commenced a number of legal proceedings against the Company, its affiliates and its customers. WHF instituted legal proceedings against the Company and Messrs. Watterson, Stevenson, Gay, Mika and Rehnert, members of the board of directors, in the Court of Chancery of the State of Delaware and two arbitration proceedings against the Company before the American Arbitration Association in New York, New York. Weider Sports instituted legal proceedings against the Company in the U.S. District Court, Southern District of New York; filed a request for mediation with the International Chamber of Commerce (the "ICC") in Paris, France; filed three separate legal proceedings against three of the Company's customers in the U.S. District Court, District of Utah; and filed a request for reconciliation in advance of arbitration against the Company before a representative of a "big six accounting firm". In these proceedings WHF, Weider Sports and WSG claim, among other things:
(i) they are entitled to various economic adjustments under agreements related to the Recapitalization; (ii) the Company has intentionally violated territorial limitations and various other terms of the Distribution Agreement under which Weider Sports was granted exclusive rights to distribute the Company's products in certain foreign markets; (iii) certain of the directors and executive officers of the Company have breached their fiduciary duties to the Company and its minority stockholders; (iv) certain of the Company's customers have tortiously interfered with Weider Sports' rights under the Distribution Agreements; (v) the Company has violated its duties to WHF and its affiliates under the License Agreement; and (vi) the Company has violated its duties to WSG under the WSG Management Agreement. The relief sought by WHF, Weider Sports and WSG in these proceedings includes alleged compensatory damages, punitive damages and preliminary and permanent injunctive relief requiring the Company to honor its alleged obligations.

  The Company on August 30, 1995, initiated a lawsuit in the U.S. District Court, Southern District of New York, against Weider Sports seeking a preliminary injunction forbidding Weider Sports from continuing to market unlawful copies of the Cardioglide upright rower. The Company has also commenced five separate arbitration proceedings against WHF and certain of its affiliates and filed a counterclaim in one of the arbitration proceedings initiated by WHF, which proceedings and counterclaim assert the following claims: (i) WHF and its affiliates have improperly sourced products (including Weider branded products); (ii) WHF and its affiliates have infringed the Company's rights to the "Weider" trademark; (iii) the Company is entitled to economic adjustments under the agreements related to the Recapitalization;
(iv) WHF has violated territorial limits and other terms of the Distribution Agreement; (v) Weider has breached its obligations under the CanCo Option; and
(vi) Weider has failed to grant the Company control over CanCo as required.

  The lawsuits that Weider Sports and the Company filed against one another in the Southern District of New York, along with respective motions for preliminary injunction, were resolved and ultimately dismissed pursuant to a court-approved Stipulation and a related agreement. The Stipulation and agreement provide, in part, that the Company will not do business through certain distributors and will require certificates of its other distributors to the effect that said distributors agree not to sell into certain countries exclusive to Weider Sports. By this Stipulation, Weider Sports also agreed not to acquire, develop, make, promote, sell, advertise, shop or distribute the "Weider Fitness Rider" or any other product substantially similar to the Cardioglide. The mediation request that Weider Sports filed was ultimately withdrawn, and WHF and the Company thereafter filed a joint request for mediation with the ICC, which joint request remains pending. The other legal proceedings described above are also still pending.

  The Company does not believe the outcome of its legal disputes with WHF and its affiliates will have a material adverse effect upon the Company's results of operations and financial position.

 PROPOSED SETTLEMENT OF WHF LITIGATION

  The Company and WHF and its affiliates are negotiating the terms of a proposed settlement of the litigation between the parties (the "Proposed WHF Settlement"), which would involve amendments to the agreements currently existing between the Company and WHF and its affiliates. See "Certain Relationships and Related Transactions." The significant terms of the Proposed WHF Settlement are outlined below. While the definitive settlement agreement between the parties is not expected to differ materially from the Proposed WHF Settlement, the parties are under no obligation to reach a definitive settlement agreement, and there can be no assurance that one will be so reached.

  The Company will, in connection with the Proposed WHF Settlement, purchase all of the Common Stock and certain warrants to purchase Common Stock held by the WHF Stockholders (the "WHF Position") at an aggregate price of approximately $39.1 million, or approximately $8.21 per share or per warrant (less the exercise price in the case of the warrants).

  Under the Proposed WHF Settlement, the Company would have the right within twelve months of the closing of the Common Stock repurchase, and, assuming the consummation of the Offering or certain other events, the obligation, to purchase the IHF Holdings Preferred Stock held by WHF and certain other stockholders for approximately $32.0 million, which reflects a discount of approximately $4.0 million and the forgiveness of accrued dividends. The Company also expects to purchase the options to purchase IHF Holdings Preferred Stock held by Messrs. Watterson and Stevenson for approximately $3.6 million, which reflects a discount of approximately $.4 million and the forgiveness of accrued dividends. The Company expects to repurchase this stock and these options upon the closing of the Offering with proceeds of the Offering. Upon the purchase of the WHF Preferred Stock, WHF's representation on the Company's board of directors will cease.

  Pursuant to the Proposed WHF Settlement, the Company would acquire the assets relating to the sports equipment business lines of Weider Sports, excluding cash and fixed assets but including the rights to distribute the Company's products, and would acquire specified CanCo assets for approximately $9.3 million and assume certain liabilities of CanCo. The purchase price for Weider Sports would be subject to a working capital adjustment. As a result of this purchase, the Company would reacquire distribution rights granted to Weider Sports in connection with the Recapitalization, subject to certain rights granted by Weider Sports to third parties. Pursuant to the Proposed WHF Settlement, the Company would pay an additional $12.1 million of settlement expenses to WHF and its affiliates, and the Company and WHF and its affiliates would settle in cash all outstanding intercompany payables.

  The Company would also, subject to further environmental review, acquire two CanCo plants which are currently leased by other WHF affiliates to CanCo in exchange for the assumption of the existing $1.1 million mortgage on the properties and the payment of $.5 million. The Company would also receive 10% of CanCo's profits from November 14, 1994 to the date of the closing of a definitive settlement.

  Pursuant to the Proposed WHF Settlement, the Company would make a payment of approximately $3.9 million to WHF and its affiliates as prepayment in full under its brand license agreements with them. The Proposed WHF Settlement would also involve an amendment to the WSG Management Agreement under which the Company would receive a $3.0 million payment, subject to certain set-offs of outstanding inter-company payables which are expected to aggregate at least $1.5 million. In addition, the Proposed WHF Settlement provides that Ben Weider will serve as a consultant to, and ambassador for, the Company for five years, with an annual compensation of approximately $475,000, and that the Company will provide office space and three assistants for Mr. Weider. The Proposed WHF Settlement also contains various miscellaneous provisions that the Company does not believe are material.

  In connection with the Proposed WHF Settlement, the Company expects WHF and its affiliates to (i) pay Messrs. Watterson and Stevenson an aggregate amount of approximately $3.7 million in exchange for the surrender of their options to purchase stock of WHF and its affiliates and (ii) either pay to Messrs. Watterson and Stevenson or deposit in a retirement plan for the benefit of Messrs. Watterson and Stevenson an aggregate amount of $.5 million. Messrs. Watterson and Stevenson would also each receive 7% of CanCo's profits from June 1, 1994 to the date of the closing of a definitive settlement.

 PRODUCT LIABILITY

  Due to the nature of the Company's products, the Company is subject to product liability claims involving personal injuries allegedly related to the Company's products. The Company currently carries an occurrence-based product liability insurance policy. The policy provides coverage for the period from September 1, 1995 to September 30, 1996 of up to $25 million per occurrence and $25 million in the aggregate annually. The current policy has a deductible on each claim of $250,000 for claims related to trampolines and $100,000 for claims related to all other products. The Company believes that its insurance is generally adequate to cover product liability claims. Previously, the Company maintained similar occurrence based policies with somewhat lower coverage limits and higher deductibles. HealthRider has an insurance policy which provides coverage through October 26, 1996 of $10 million per occurrence, and $10 million in the aggregate annually. Nevertheless, currently pending claims and any future claims are subject to the uncertainties related to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted. Due to uncertainty with respect to the nature and extent of manufacturers' and distributors' liability for personal injuries, there is also no assurance that the product liability insurance of the Company is or will be adequate to cover such claims. In addition, there can be no assurance that the Company's insurers will be solvent when required to make payments on claims. Furthermore, there can be no assurance that insurance will remain available, or if available, that it will not be prohibitively expensive. The loss of insurance coverage or claims exceeding that coverage could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors--Product Liability."

 FTC PRELIMINARY INVESTIGATIONS

  The FTC is conducting a preliminary investigation to determine whether the Company may have made excessive advertising claims with respect to its "CrossWalk" treadmill products (which constitute a substantial portion of the Company's sales), in violation of the Federal Trade Commission Act. The FTC has twice asked the Company to voluntarily provide information and documents and the Company has complied with these requests.

  The Company believes that its advertising for the CrossWalk products was appropriately substantiated, and therefore that the Company did not make excessive advertising claims. The FTC has proposed that it enter into a discussion with the Company to resolve this matter through a negotiated consent decree. If this discussion does not resolve the matter, and if the FTC concludes that the Company made excessive advertising claims and issues a complaint, it may seek relief in the form of a cease and desist order, civil monetary penalties and/or consumer redress in the form of, among other things, refunds to consumers and public notification respecting the advertisements which the FTC concludes were excessive. Management does not believe that this matter will have a material adverse effect on its results of operations or financial position, however there can be no assurance in this regard.

  The FTC is conducting a similar preliminary investigation of HealthRider to determine whether HealthRider may have made excessive advertising claims with respect to its HealthRider family of products (which constitute virtually all of HealthRider's sales), in violation of the Federal Trade Commission Act. The FTC has asked HealthRider to voluntarily provide documents and information on several occasions, and HealthRider has responded to these requests. The Company has assumed all of HealthRider's liabilities in connection with this matter. Management does not believe that this matter will have a material adverse effect on its results of operations or financial position, however there can be no assurance in this regard. See "Risk Factors--FTC Preliminary Investigations".

 CONSUMER PRODUCTS SAFETY COMMISSION INQUIRY

  The Consumer Products Safety Commission (the "CPSC") has conducted an inquiry and made claims relating to defects in certain of HealthRider's products. Remediation has been undertaken by HealthRider. Although no consumer litigation has resulted from such defects to date, there can be no assurance that consumer litigation will not result. The Company assumed all of HealthRider's liabilities in connection with this matter. On two separate occasions, the CPSC has requested that the Company provide information and documents with respect to two types of exercise products manufactured by the Company in order to assist the CPSC in reaching a preliminary determination whether defects are present in these products. The Company has responded to the first of these requests and is in the process of responding to the second.

 OTHER

  The Company is party to a variety of nonproduct liability commercial suits involving contract claims and intellectual property claims. The Company believes that adverse resolution of these suits would not have a material adverse effect on the Company.

  The Company is also involved in several patent infringement claims, arising in the ordinary course of its business. The Company believes that the ultimate outcome of these matters will not have a material adverse effect on the Company.

PROPERTIES

  The location, square footage, status and primary use of the Company's principal properties are set forth below:

                         SQUARE
        LOCATION         FOOTAGE          STATUS                  PRIMARY USES
        --------         -------          ------                  ------------
Logan, UT............... 300,000 Owned                    Manufacturing, Offices, R&D
                                                          Offices, Manufacturing,
Logan, UT............... 150,793 Leased (Month to Month)  Warehousing
Smithfield, UT..........  82,300 Leased (Expires 9/98)    Manufacturing
Clearfield, UT.......... 629,000 Leased (Month to Month)  Manufacturing, Warehousing
Clearfield, UT.......... 329,075 Leased (Expires 6/99)    Manufacturing, Warehousing
Clearfield, UT.......... 282,600 Leased (Expires 12/03)   Warehouse
Millville, UT...........  13,000 Owned                    Manufacturing, Warehousing
                                                          Offices, Manufacturing,
Garland, TX.............  95,405 Leased (Expires 9/97)    Warehousing
Dallas, TX..............  40,000 Leased (Expires 9/97)    Warehousing
Weatherford, TX.........  22,000 Leased (Expires 1/98)    Offices, Manufacturing
Denver, CO..............  61,000 Leased (Expires 4/99)    Manufacturing, Warehousing
South Brunswick, NJ..... 181,000 Leased (Month to Month)  Warehouse
South Brunswick, NJ.....  25,000 Leased (Month to Month)  Warehouse
Englewood, CO...........  10,000 Leased (Expires 6/99)    Sales Office
St. Jerome, QC.......... 134,000 Leased (Month to Month)  Warehouse
Ste.-Therese, QC........  10,000 Leased (Month to Month)  Warehouse
Logan, UT...............  68,750 Leased (Expires 5/00)    Warehouse
Smithfield, UT.......... 108,187 Leased (Expires 1/01)    Warehouse
                                                          Warehouse, Offices,
Anzin, France...........   8,097 Leased (Expires 12/96)   Apartment
Carrieres Sur Seine,
 France.................   2,966 Leased (Expires 12/98)   Warehouse, Office
Neailly Sur Seine,
 France.................     262 Leased (Expires 9/98)    Apartment
Leeds, UK...............   6,000 Leased (Expires 1/99)    Offices
Perugia, Italy..........   3,360 Leased (Expires 6/01)    Offices
Perugia, Italy..........   6,600 Leased (Expires 11/96)   Warehouse

  In addition, in connection with the HealthRider Acquisition, the Company acquired short term leases for over 200 HealthRider kiosks and stores.

  The Company believes that its existing facilities are well maintained, in good operating condition and adequate for its expected level of operations. Although a number of the Company's facilities are rented on a month to month basis, the Company does not anticipate difficulty in maintaining access to facilities required for the conduct of its business.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company, and their ages as of August 28, 1996, are as follows:

                NAME              AGE                  POSITION
                ----              ---                  --------
   Scott R. Watterson............  41 Chairman of the Board and Chief Executive
                                      Officer
   Gary E. Stevenson.............  41 President, Chief Operating Officer and
                                      Director
   Eric Weider...................  32 Vice Chairman of the Board
   Robert C. Gay.................  44 Vice Chairman of the Board
   Richard Renaud................  49 Director
   Ronald P. Mika................  35 Director
   Geoffrey S. Rehnert...........  38 Director
   S. Fred Beck..................  38 Chief Financial and Accounting Officer,
                                      Vice President and Treasurer
   Lynn C. Brenchley.............  50 Vice President, Business Development
   David J. Watterson............  37 Vice President, Marketing and Research and
                                      Development
   Jon M. White..................  48 Vice President, Manufacturing
   William T. Dalebout...........  48 Vice President, Design
   Brad H. Bearnson..............  42 General Counsel and Secretary

  SCOTT R. WATTERSON. Mr. Watterson has served as President and Chief Executive Officer of Weslo since he co-founded Weslo in 1977 and has served as President and Chief Executive Officer of ProForm since 1988. Effective as of the Recapitalization Closing, Mr. Watterson became Chairman of the Board and Chief Executive Officer of the Company. David Watterson is Mr. Watterson's brother.

  GARY E. STEVENSON. Mr. Stevenson has served as Chief Operating Officer of Weslo since he co-founded Weslo in 1977 and has served as Chief Operating Officer of ProForm since 1988. Effective as of the Recapitalization Closing, Mr. Stevenson became President, Chief Operating Officer and a Director of the Company.

  ERIC WEIDER. Mr. Weider became Vice Chairman of the Board of Directors of the Company effective as of the Recapitalization Closing. Mr. Weider has been a member of the Board of Directors of WHF since 1988. Mr. Weider has worked in an executive capacity for WSG since 1988 and became its chief executive officer in 1990. Mr. Weider earned his M.B.A. at the University of Toronto.

  ROBERT C. GAY. Mr. Gay became Vice Chairman of the Board of Directors of the Company effective as of the Recapitalization Closing. Mr. Gay has been a Managing Director of Bain Capital since April 1993 and has been a General Partner of Bain Venture Capital since February 1989. From 1988 through 1989, Mr. Gay was a principal of Bain Venture Capital. In addition, Mr. Gay is a director of Alliance Entertainment Corp., American Pad & Paper Company, GT Bicycles, Inc., GS Industries, Inc. and its subsidiary GS Technologies Operating Co., Inc., and Physio-Control International Corporation.

  RONALD P. MIKA. Mr. Mika became a Director of the Company effective as of the Recapitalization Closing. Mr. Mika has been a Principal of Bain Capital since December 1992 and was an associate of Bain Capital from August 1989 through November 1992.

  GEOFFREY S. REHNERT. Mr. Rehnert became a Director of the Company effective as of the Recapitalization Closing. Mr. Rehnert has been a Managing Director of Bain Capital since April 1993 and has been a General Partner of Bain Capital since 1986. Mr. Rehnert is also a director of GT Bicycles, Inc., Worldcorp, Inc., FTD, Inc., KollMorgen Corporation and U.S. Order, Inc.

  RICHARD RENAUD. Mr. Renaud became a Director of the Company effective as of the Recapitalization Closing. Mr. Renaud has been a member of the Board of Directors of WHF since 1986 and became Chairman in July 1994 and President and Chief Executive Officer in January 1994. Mr. Renaud is also currently a director of a number of companies, including CS Resources Limited (of which he is Chairman), an oil and gas company; Marleau Lemire, Inc., an investment bank; MPACT Immedia Inc., an electronic data interchange company; and Micro-Tempus Inc., a conductivity company. From January 1987 to May 1992, he served as Vice Chairman of Dundee Bancorp Inc., a merchant bank and asset management company, and continues to serve as a director of that company. Mr. Renaud is a chartered accountant.

  S. FRED BECK. Mr. Beck has served as the Chief Financial Officer of Weslo since 1989. Mr. Beck became Chief Financial and Accounting Officer, Vice President and Treasurer of the Company as of the Recapitalization Closing.

  LYNN C. BRENCHLEY. Mr. Brenchley has served as Vice President of Business Development of Weslo since 1990 and has continued in that position with the Company since the Recapitalization Closing. Prior to 1990, he was Vice President and General Manager of Thorn Apple Valley, a meat processor.

  DAVID J. WATTERSON. Mr. Watterson has served as Vice President of Marketing and Research and Development of Weslo since 1992 and has continued in that position with the Company since the Recapitalization Closing. Prior to 1992, Mr. Watterson served as Vice President of Sales of Weslo. Scott Watterson is David Watterson's brother.

  JON M. WHITE. Mr. White has served as Vice President of Manufacturing of Weslo since 1988 and has continued in that position with the Company since the Recapitalization Closing.

  WILLIAM T. DALEBOUT. Mr. Dalebout has served as Vice President of Design of Weslo since 1987 and has continued in that position with the Company since the Recapitalization Closing.

  BRAD H. BEARNSON. Mr. Bearnson presently serves as General Counsel and Secretary. Mr. Bearnson first joined the Company in March of 1995 prior to which he represented the Company and its predecessors, ProForm and Weslo, as outside counsel since 1983. Prior to March, 1995, Mr. Bearnson was a shareholder with the law firm of Olson & Hoggan, P.C. Mr. Bearnson is also a certified public accountant.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation for 1996, 1995 and 1994 for Mr. Scott Watterson and the Company's other four most highly compensated executive officers (collectively, the "named executive officers"):

                          SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION      LONG-TERM
                             ------------------------ COMPENSATION           ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)  OPTIONS(#)(1)      COMPENSATION($)(2)
- ---------------------------  ---- --------- --------- -------------      ------------------
Scott R. Watterson(3)...     1996  450,000    690,660    567,619(4)(5)          22,791(6)
 Chairman of the Board
  and Chief                  1995  325,000    423,704    540,192             2,402,060(7)
 Executive Officer           1994  450,000  1,968,144                              900
Gary E. Stevenson(3)....     1996  400,000    690,660    453,202(4)(8)          22,952(6)
 President and Chief
  Operating Officer          1995  300,000    423,704    444,462             1,901,400(7)
                             1994  400,000  1,405,817                            1,000
S. Fred Beck............     1996  168,000    149,000     75,223(9)(10)          1,578
 Chief Financial and
  Accounting Officer         1995  160,000    105,926     63,820                 2,981
 Vice President and
  Treasurer                  1994  125,000     71,121                              788
David J. Watterson......     1996  205,000    149,000     75,223(9)(10)          1,547
 Vice President,
  Marketing and Research     1995  195,000    105,926     63,820                 2,450
 and Development             1994  167,000     71,121                              650
Jon M. White............     1996  105,000    149,000     45,737(11)(12)         2,237
 Vice President,
  Manufacturing              1995  100,500    105,926     42,547                 2,351
                             1994   90,500     71,121                              409

- --------
 (1) Options to purchase shares of the Company's Common Stock. Share numbers in this table are on a post-Conversion basis.
 (2) Includes amounts contributed by the Company for the benefit of the named executive officers under the Company's 401(k) Plan.
 (3) The table does not reflect the consulting fees that Scott Watterson and Gary Stevenson may receive from CanCo equal to an aggregate of 14% of its pre-tax earnings up to the time that the Company's option to acquire CanCo's assets is exercised and closed or expires. The Company has given notice of its intention to exercise this option and may purchase the assets of CanCo, subject to satisfactory completion of certain conditions, including due diligence. The purchase of the CanCo assets has not yet been completed due to complications related to the WHF Litigation. See "Business--Legal Proceedings," "Certain Relationships and Related Transactions," and Note 15 of the Notes to the Consolidated Financial Statements. The Company may terminate its option to purchase CanCo's assets any time prior to closing. Prior to the Recapitalization, Scott Watterson and Gary Stevenson owned a 14% aggregate equity interest in CanCo.

 (4) Includes options for 109,406 shares of Common Stock granted in connection with the Recapitalization at an exercise price of $25.56035 per share, which was substantially above market value. In March 1996 the exercise price of these options was reset to $7.38576 per share, which was the then current fair market value of the Common Stock.

 (5) Includes options to purchase 411,900 shares of Common Stock at $4.80240 per share which were granted in May 1996 when the then current fair market value of such stock was $7.38576 per share.
 (6) Includes $19,722 and $19,802 paid on behalf of Scott Watterson and Gary Stevenson, respectively, for legal fees and expenses.
 (7) Includes $2.3 million and $1.8 million received by Scott Watterson and Gary Stevenson, respectively, in connection with a four-year agreement to not compete with the Company in certain specified businesses and also includes $99,500 paid to each of Scott Watterson and Gary Stevenson by the Company as reimbursement for legal fees and expenses incurred by them in connection with the Recapitalization.

 (8) Includes options to purchase 297,483 shares of Common Stock at $4.80240 per share which were granted in May 1996 when the then current fair market value of such stock was $7.38576 per share.

 (9) Includes options for 9,117 shares of Common Stock granted in connection with the Recapitalization at an exercise price of $25.56035 per share, which was substantially above market value. In September 1995 the exercise price of these options was reset to $4.80240 per share, which was the then current fair market value of the Common Stock.

(10) Includes options to purchase 66,106 shares of Common Stock at $4.80240 per share which were granted in May 1996 when the then current fair market value of such stock was $7.38576 per share.

(11) Includes options for 6,079 shares of Common Stock granted in connection with the Recapitalization at an exercise price of $25.56035 per share, which was substantially above market value. In September 1995 the exercise price of these options was reset to $4.80240 per share, which was the then current fair market value of the Common Stock.

(12) Includes options to purchase 39,658 shares of Common Stock at $4.80240 per share which were granted in May 1996 when the then current fair market value of such stock was $7.38576 per share.

  The following table sets forth information concerning options granted to each of the named executive officers in the last fiscal year:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                MARKET               POTENTIAL REALIZABLE VALUE AT
                                                               PRICE OF                  ASSUMED ANNUAL RATES
                                    % OF TOTAL                  COMMON                OF STOCK PRICE APPRECIATION
                                  OPTIONS GRANTED              STOCK ON                  FOR OPTION TERM($)(4)
                        OPTIONS   TO EMPLOYEES IN  EXERCISE     DATE OF   EXPIRATION -----------------------------
        NAME           GRANTED(#)   FISCAL YEAR   PRICE($/SH) GRANT($/SH)    DATE       0%        5%        10%
        ----           ---------- --------------- ----------- ----------- ---------- --------- --------- ---------
Scott R. Watterson      109,406         7.6          7.39(2)     7.39      11/14/04        --    445,498 1,097,283
                        411,900        28.7          4.80        7.39       5/22/06  1,064,085 2,977,304 5,912,557
                         46,313         3.2          4.80        4.80       6/13/05        --    139,874   354,468
Gary E. Stevenson       109,406         7.6          7.39(2)     7.39      11/14/04        --    445,498 1,097,283
                        297,483        20.7          4.80        7.39       5/22/06    768,506 2,150,275 4,270,179
                         46,313         3.2          4.80        4.80       6/13/05        --    139,874   354,468
S. Fred Beck(1)           9,117          .6          4.80(3)     4.80      11/14/04        --     24,139    59,458
                         66,106         4.6          4.80        7.39       5/22/06    170,776   477,831   948,913
David J. Watterson(1)     9,117          .6          4.80(3)     4.80      11/14/04        --     24,139    59,458
                         66,106         4.6          4.80        7.39       5/22/06    170,776   477,831   948,913
Jon M. White(1)           6,079          .4          4.80(3)     4.80      11/14/04        --     16,094    39,641
                         39,658         2.8          4.80        7.39       5/22/06    102,451   286,658   569,268

- --------
(1) One third of the options granted to these employees vest each year on November 14 and all such options will vest upon the earlier of a change of control or the consummation of this Offering. As of the end of 1996, one third of these options had vested.

(2) The exercise price with respect to these options was reset in March 1996 from $25.56035 to $7.38576 per share, which was the then current fair market value of the Common Stock.

(3) The exercise price with respect to these options was reset in September 1995 from $25.56035 to $4.80240 per share, which was the then current fair market value of the Common Stock.
(4) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Commission. The potential realizable values stated are not discounted to their present value. As of May 31, 1996 there was no market for the Company's Common Stock. Except for this Offering, there have been no arm's-length sales of the Company's Common Stock since the closing of the Recapitalization.

  The following table sets forth information as of May 31, 1996, concerning options of the Company exercised by each of the named executive officers in 1996 and year end option values:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION VALUES(1)

                                                                                      VALUE OF UNEXERCISED
                                                                                          IN-THE-MONEY
                                                           NUMBER OF UNEXERCISED           OPTIONS AT
                                                           OPTIONS AT FY-END (#)        FY-END ($)(2)(3)
                                                         -------------------------    --------------------
                         SHARES ACQUIRED      VALUE
                         ON EXERCISE (#) REALIZED ($)(2)        EXERCISABLE               EXERCISABLE
                         --------------- --------------- -------------------------    --------------------
                                                               IHF
                                                            HOLDINGS
                             COMMON          COMMON          SERIES       COMMON             COMMON
NAME                          STOCK           STOCK      PREFERRED(2)(3)   STOCK             STOCK
- ----                     --------------- --------------- --------------- ---------    --------------------
Scott Watterson.........        --              --            585.8      1,018,801(4)      4,324,745
Gary Stevenson..........        --              --            455.6        804,121(4)      3,331,158
S. Fred Beck............     18,234          86,059             --         111,692           460,658
David J. Watterson......        --              --              --         129,926           593,822
Jon M. White............     12,156          57,371             --          70,049           295,707

- --------
(1) This table includes options issued in connection with the Recapitalization in exchange for previously outstanding options to purchase stock of the Recapitalized Companies. Share numbers in this table are on a post-Conversion basis and assume the vesting of all options scheduled to vest upon the consumation of the Offering. There will be no unvested options on the closing of the Offering.

(2) As of May 31, 1996 there was no market for the Company's Common Stock or IHF Holdings Preferred Stock. For purposes of the calculations in this table, the fair value of one share of the Company's Common Stock was assumed to be $7.38576 at the close of 1996. Except for this Offering, there have been no other arm's-length sales of the Company's Common Stock or IHF Holding's Preferred Stock since the Closing of the Recapitalization.
(3) All of Messrs. Watterson's and Stevenson's options on their IHF Holdings Preferred Stock will be redeemed in connection with the Offering.

(4) The options held by Messrs. Watterson and Stevenson include options for 451,183 and 350,920 shares of Common Stock, respectively, granted pursuant to the Recapitalization.

1994 STOCK OPTION PLAN

  In November 1994 the Company adopted the IHF Capital, Inc. 1994 Stock Option Plan, as amended (the "1994 Stock Option Plan") which provides for the grant to certain eligible employees of either incentive stock options, nonstatutory options or both. No employee shall be entitled to grants of options in excess of 845,411 shares. A total of 2,548,560 shares of Common Stock has been authorized for issuance under the 1994 Stock Option Plan, which is administered by the Board of Directors or a committee thereof, of which 828,833 shares have been issued or cancelled and 1,719,727 represent outstanding stock options as of the closing of the Offering.

1996 STOCK OPTION PLAN

  The Company plans to adopt an IHF Capital, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan") which will provide for the grant to certain eligible employees of either incentive stock options, non-qualified options or both. The 1996 Stock Option Plan is subject to approval by the vote of a majority of the Company's stockholders and will otherwise satisfy the requirements of Rule 16b-3 under the 1934 Act. All options issued pursuant to the 1996 Stock Option Plan are expected to have an exercise price equal to the then current market value of the Company's Common Stock. The 1996 Stock Option Plan will provide that options may be granted during fiscal 1997 for an equivalent of approximately 996,377 shares of Common Stock and that options may thereafter by granted in each year for five years for up to 1% of the capital stock of the Company that will be outstanding immediately after the Offering. The 1996 Stock Option Plan will terminate on May 31, 2002 and will be administered by the Board of Directors or a committee thereof.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not maintain a compensation committee during 1996. Messrs. Scott Watterson's and Stevenson's 1996 compensation was determined prior to the Recapitalization pursuant to employment contracts that had been in place since 1989 and after the Recapitalization pursuant to the newly entered into employment agreements described below. Messrs. Watterson and Stevenson participated in the deliberations concerning the compensation of other officers, and Mr. Beck participated in the deliberations concerning the compensation of officers other than himself and Messrs. Watterson and Stevenson. See "Certain Relationships and Related Transactions."

COMPENSATION OF DIRECTORS

  The Company's directors did not receive any compensation for serving on its Board of Directors in 1996, and are not entitled to receive compensation in connection with their current service. Directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors. The Company also maintains liability insurance policies for the Company's directors. See "Certain Relationships and Related Transactions--Management Fees."

EMPLOYMENT AGREEMENTS

  Concurrent with the Recapitalization Closing, Scott Watterson and Gary Stevenson entered into five-year employment agreements with the Company. The Company and Messrs. Watterson and Stevenson have discussed certain proposed amendments to the employment agreements which have not yet been agreed to (as proposed to be amended, the "Employment Agreements"). The Employment Agreements provide for the employment of Mr. Watterson as Chairman and Chief Executive Officer with a base salary as of June 1, 1995 of $450,000 and Mr. Stevenson as President and Chief Operating Officer with a base salary of $400,000 and provide for their respective levels of participation in the management stock option and deferred compensation plans. In every other material respect, the contracts are substantially identical.

  Under the Employment Agreements, the executive's salary may be adjusted upwards at the discretion of the Board of Directors, and the executive is entitled to the use and cost of operation of a car of his choice and to participate in the life, welfare and health insurance plans and other fringe benefit programs made available by the Company to its senior executive officers (including such deferred compensation plans as may be established by the Board of Directors for such executives). Each executive is also entitled to participate in a bonus program providing for a bonus equal to a percentage of pre-interest (excluding revolving credit interest), pre-tax, pre-bonus consolidated profits of the Company not taking into account certain changes in depreciation, amortization, or certain other changes due to the Recapitalization, which percentage shall equal 1.3% for 1996, 1.4% for 1997 and thereafter a percentage established by the Board of Directors which cannot be less than 1.4%; provided, however, no bonus will be paid unless the Company's pre-interest (excluding revolving credit interest), pre-tax, pre-bonus consolidated profits exceed a level to be set by the Board of Directors based on budgets prepared by management for periods after 1995 and which level for 1995 and 1996 is 3% of net sales.

  Each executive's employment under his Employment Agreement terminates automatically upon death or bankruptcy of the executive, and is terminable by the Company for cause as provided in each agreement, upon six months' disability, or without cause. For these purposes, "cause" includes willful misconduct, gross negligence, commission of a crime involving material harm, commission of a crime of moral terpitude, willful insubordination and failure to comply with certain covenants under the Employment Agreements. The provisions providing for termination upon bankruptcy of the executive may not be enforceable under the U.S. Bankruptcy Code, however. Each executive may similarly terminate his employment immediately for cause as provided in his Employment Agreement or for any reason upon six months' notice. In the event of termination by the Company for cause or upon death or bankruptcy (if such termination is legally enforceable), the executive is not entitled to further salary, benefits or bonus. Upon termination by the executive, the Company may at its option continue the executive's employment for the notice period or terminate the executive's employment. Upon termination by the Company without cause or upon termination by the executive with or without cause, the Company is obligated to pay the executive his salary and bonus for a period of two years from the date of termination. Upon termination by the Company upon the executive's disability, the Company is obligated to pay as severance an amount equal to one month's base salary then in effect for each calendar year or part thereof elapsed since January 1, 1988, provided that such severance pay is reduced by payments under applicable disability insurance.

  The Employment Agreements prohibit the executives from engaging in outside business activity during the term, except that the executive may sit on outside business and charitable boards approved by the Board of Directors, make passive investments in noncompeting businesses, as defined in the Employment Agreement and spend up to five hours per week subject to a maximum of 100 hours per year counseling noncompeting businesses in which he invests. The Employment Agreements provide for customary confidentiality obligations and, in addition, a noncompetition obligation for a period of four years following termination (two years if the executive quits or is terminated without cause except that the Company may at its option extend such period for up to two additional years by paying the executive his salary and bonus during the extended period). The Employment Agreements also limit each executive's liability to the Company to the extent of such executive's salary, bonus and other compensation received by the executive during the fiscal year in which termination occurs plus any compensation which subsequently accrues to such executive. This limitation does not apply in the case of an executive's theft, fraud, embezzlement, violation of the confidentiality, notice, or non-competition provisions of his Employment Agreement, breach of the executive's non-competition agreement or certain other matters and is subject in any event to a maximum liability of $1.24 million in the case of each of Messrs. Watterson and Stevenson (including any liabilities under the indemnification provisions of the Master Transaction Agreement, as defined below) for violation of the confidentiality, notice upon resignation, and non-competition provisions.

CERTAIN BENEFITS OF RECAPITALIZATION TO SENIOR MANAGEMENT

  As a part of the Recapitalization, Mr. Scott Watterson and Mr. Gary Stevenson received in exchange for their options to purchase Capital Stock of Weslo and ProForm: (i) the Redeemable Options, which the Company redeemed after the Closing for $14.83 million in the case of Mr. Watterson and $11.53 million in the case of Mr. Stevenson; (ii) options to purchase an additional 587,197 shares of Common Stock (which have since been exercised) and 451,183 shares of Common Stock in the case of Mr. Watterson and 456,709 shares of Common Stock (which have since been exercised) and 350,915 shares of Common Stock in the case of Mr. Stevenson at an exercise price of $.00329 and $.42402, respectively; (iii) options to purchase 585.8 shares of Series A-2 IHF Holdings Preferred Stock in the case of Mr. Watterson and 455.6 shares of Series A-2 IHF Holdings Preferred Stock in the case of Mr. Stevenson, with each such share of Series A-2 IHF Holdings Preferred Stock having a liquidation preference as of the Closing of the Recapitalization of $4,000 per share and each such option having an exercise price of $158.98 per share; and
(iv) warrants to purchase 30,771 shares of Common Stock in the case of Mr. Watterson and warrants to purchase 23,932 shares of Common Stock in the case of Mr. Stevenson, with each warrant having been exercised at a strike price of $.08280 per share. The average per share price of Common Stock paid in the Recapitalization was $4.68. See "Principal and Selling Shareholders." Messrs. Watterson and Stevenson also received employee stock options under the Company's 1994 Stock Option Plan. The Company reimbursed $199,000 of Messrs. Watterson's and Stevenson's legal fees and expenses in connection with the Recapitalization and has maintained and will continue to maintain certain directors' and officers' liability insurance policies for the benefit of Messrs. Watterson and Stevenson and the Company's other directors and officers. Messrs. Watterson and Stevenson also entered into four-year agreements not to compete with the Company in certain specified businesses for which they received $2.3 million and $1.8 million, respectively. Messrs. Watterson and Stevenson also receive a consulting fee from CanCo equal to an aggregate of 14% of its pretax earnings until the Company's option to acquire CanCo's assets is exercised (and the purchase is closed) or expires. Prior to the Recapitalization, Messrs. Watterson and Stevenson owned a 14% aggregate equity interest in CanCo. Messrs. Watterson and Stevenson also entered into the employment agreements described above under "Employment Agreements."

  In the Recapitalization, each of Messrs. Beck, David Watterson, White and Dalebout received, in exchange for his common stock in certain of the Recapitalized Companies, 135,404 shares of Common Stock. Each of Messrs. Beck and David Watterson also purchased 24,988 shares of Common Stock, with the proceeds of loans from the Company in the amount of $116,987.13 and the par value in cash. Each of Messrs. White and Dalebout purchased 16,552 shares of Common Stock, with the proceeds of a loan from the Company in the amount of $77,491.48 and the par value in cash. Messrs. Beck, David Watterson, White and Dalebout donated certain of their shares to the Church of Jesus Christ of Latter Day Saints from which the Company received repurchase options. The Company exercised these options in January of 1995. Upon exercise, the Company received 98,136 shares of its Common Stock in exchange for $459,500 in connection with shares originally issued to Mr. Beck; 96,320 shares of its Common Stock in exchange for $451,000 in connection with shares originally issued to Mr. David Watterson; and 95,893 shares of its Common Stock in exchange for $449,000 in connection with shares originally issued to each of Messrs. White and Dalebout. Other members of management purchased an aggregate of 176,837 shares of Common Stock, for an aggregate purchase price of $828,000, $560,500 of which was payable by these members of senior management in cash, and the balance with the proceeds of loans from the Company. All members of the Company's senior management also participate in the Company's 1994 Stock Option Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The following summary, although subject to, and qualified in its entirety by reference to, the agreements summarized below, including the definitions therein of certain terms, is complete in all material respects. It is currently contemplated that certain of the agreements below may be amended. See "Business--Legal Proceedings--WHF Litigation."

  MASTER TRANSACTION AGREEMENT. The Original Shareholders, the optionholders of the Recapitalized Companies and the Company are parties to a First Amended and Restated Master Transaction Agreement, dated as of October 12, 1994 (the "Master Transaction Agreement"), providing for certain of the transactions constituting the Recapitalization. Pursuant to the Master Transaction Agreement, among other things, the Original Shareholders and the optionholders of the Recapitalized Companies made certain representations and warranties regarding themselves and the Recapitalized Companies and provided certain indemnities in favor of the Company, and the Company made certain representations and warranties regarding itself and provided certain indemnities in favor of the Original Shareholders and the optionholders of the Recapitalized Companies, subject in the case of such indemnities to certain limitations as to time and amount. The Master Transaction Agreement identifies certain consents of third parties that were required to consummate the Recapitalization. The Company believes that one required consent was not obtained, but that the lack of such consent has not had and will not have a material adverse effect on its financial condition and results of operation.

  WEIDER BRAND NAME. Concurrent with the closing of the Recapitalization, the Company obtained from Weider Sports, WHF, WSG and Weider Europe certain rights to use the Weider name pursuant to two separate exclusive license agreements. Pursuant to the first such license agreement between the Company and Weider Sports (the "Weider Sports License"), Weider Sports granted the Company the exclusive worldwide right and license to use the "Weider" trademark and certain other trademark rights owned by or licensed to Weider Sports in Canada (the "Canadian Trademark Rights") to identify certain fitness and exercise equipment and non-ingestive sports medicine products other than "soft goods" (the "Licensed Products") and certain services related thereto (the "Licensed Services"). Pursuant to the second such license agreement (the "WHF License") by and among the Company as licensee, and WSG, WHF, and Weider Europe as licensors (collectively, the "Licensor"), the Licensor granted the Company the exclusive worldwide right and license to use the "Weider" trademark and certain other trademark rights owned by or licensed to the Licensor in all areas of the world other than Canada (the "U.S. and Other Trademark Rights") to identify Licensed Products and Licensed Services. Under the WHF License, the Licensor has represented and warranted, among other things, that it is the owner or licensee of such trademark rights in the United States, Mexico, the United Kingdom, France, Germany, the Benelux countries, Italy, Austria and Switzerland. Weider Sports pursuant to the Weider Sports License, and WHF, WSG and Weider Europe pursuant to the WHF License, retain the ownership of and right to exploit the Canadian Trademark Rights and the U.S. and Other Trademark Rights, respectively, throughout the world to identify all present or future products other than the Licensed Products and services other than Licensed Services. Under the Weider Sports License, the Company paid a $5 million license fee at the Recapitalization Closing and has a perpetual, fully paid-up license with respect to the Canadian Trademark Rights. Under the WHF License, the Company will pay a royalty with respect to the U.S. and Other Trademark Rights equal to 2% of sales of Licensed Products sold thereunder until such time as the Company has paid an aggregate royalty with respect to such U.S. and Other Trademark Rights equal to $12 million plus an interest factor accruing on the unpaid portion of the royalty at a per annum rate of 10%. The Company has the right to prepay this royalty at any time. When the royalty has been paid in full, the Company will have a perpetual, fully paid up license to such U.S. and Other Trademark Rights. If the royalty has not been paid in full by the tenth anniversary of the Recapitalization Closing, or if sales of the Licensed Products in any fiscal year during the term of the WHF License fall below $5 million Cdn. and the royalty is not thereupon paid in full, the Company's rights under the WHF License will terminate and such rights will revert to the Licensor. The Company recorded license fees of approximately $.5 million and $.5 million in 1995 and 1996, respectively, under this agreement. The Company has accrued license fees payable to WHF of $.5 million and $.1 million at May 31, 1995 and 1996, respectively. For a description of a proposed amendment to the WHF License, see "Business--Legal Proceedings--WHF Litigation" and "--Proposed Settlement of WHF Litigation."

  PURCHASE OPTION. Under the CanCo Option the Company has the right at any time within 30 months after the closing of the Recapitalization to purchase the net fixed assets, inventory and certain other assets of CanCo at a purchase price equal to aggregate net book value, which is believed by the parties to be the fair market value of such fixed assets, inventory and other assets, and the assumption of certain related leases and contracts. These assets consist primarily of manufacturing facilities (which are leased) which have supplied products to the Recapitalized Companies and other affiliates of WHF and Weider Europe and are continuing to supply products to the Company and affiliates of WHF. In 1994, 1995, and 1996, the Company purchased $7.4 million, $26.4 million and $50.7 million, respectively, of products from CanCo. All such purchases by the Company have been and will continue to be on an arm's length basis at any time when the CanCo Option has not been exercised. The Company will provide management services to CanCo for so long as it has the right to exercise the CanCo Option and will receive a management fee equal to 10% of CanCo's pre-tax earnings before such fee, including reasonable out of pocket expenses. No management fees were received from CanCo in 1995 or in 1996. Scott Watterson and Gary Stevenson are entitled to receive from CanCo an aggregate of 14% of its pre-tax earnings up to the time that the Canco Option is exercised and closed or expires. In August 1995, the Company gave notice of its intention to exercise the CanCo Option, subject to various conditions. For a description of a proposed amendment to the CanCo option agreement, see "Business--Legal Proceedings--WHF Litigation" and "--Proposed Settlement of WHF Litigation" and Note 13 of the Notes to the Consolidated Financial Statements.

  EUROPEAN OPERATIONS. The Company purchased certain fixed assets for approximately $.2 million and assumed certain liabilities (primarily real estate leases) of Weider Europe. It has also hired selected former employees of Weider Europe and its affiliates. These assets and employees, supplemented by the Company's domestic resources, have been used in establishing the Company's presence in targeted European markets. The Company's recently established European operations continue to obtain products and/or components from affiliates of WHF and made purchases from such affiliates of $.4 million in 1996.

  INTERNATIONAL DISTRIBUTION ARRANGEMENTS. Prior to the beginning of 1996, the Company sold products to affiliates of WHF for international distribution, primarily in Europe. In 1994 and 1995 sales by the Company to such affiliates of WHF aggregated $4.9 million and $8.8 million, respectively. Since the beginning of 1996, the Company has been selling its products directly in Europe.

  In connection with the Recapitalization, the Company entered into an agreement with Weider Sports, an affiliate of the Company, under which Weider Sports has exclusive, perpetual, worldwide distribution rights, except as noted below, for certain of the Company's products on the same terms and conditions as those given to the Company's most favored customers in countries other than the United States, the United Kingdom, France, Germany, the Benelux countries, Italy, Austria, Switzerland and Mexico. Weider Sports does not have distribution rights with respect to certain of the Company's products, including products sold under third party brand names.

  Weider Sports' rights are non-exclusive for countries where sales were less than $20,000 Cdn. annually in the two years ending in May 1994 and will become non-exclusive for any country if, after June 1, 1996, sales in that country are less than the greater of (i) $20,000 Cdn. or (ii) 65% of the average sales in that country during the three years ending in May 1994. Weider Sports has the option of maintaining its exclusivity by paying the amount of any shortfall in the minimum performance level but may exercise this right only once for each country. There is a dispute between Weider Sports and the Company regarding which countries are exclusive under the distribution agreement.

  If Weider Sports loses its exclusive status for a country and subsequently achieves sales levels in that country that exceed the targeted levels, then Weider Sports will regain its exclusive status for that country unless exclusive distribution arrangements for that country have previously been established with another party. Weider Sports has a right of first refusal on any exclusive distributorship arrangement that the Company proposes to award to a third party in a country where Weider Sports has non-exclusive rights and will forfeit its distribution rights for that country if it does not exercise its right of first refusal.

  Notwithstanding these distribution arrangements, the Company may sell products to U.S. retailers who make purchasing decisions in the U.S. for distribution into Weider Sport's exclusive territory. The Company may also sell non-Weider branded products through other distributors in Japan, Korea and Taiwan. The Company must pay Weider Sports a commission on such sales and must satisfy certain procedural requirements in connection with such sales.

  Under these distribution arrangements, the Company is generally required to make sales to Weider Sports on terms and conditions, including price, payment terms and delivery terms that are as favorable as those extended to any third party and that are as favorable as those prevailing on August 1, 1994.

  The agreement with Weider Sports also provides that Weider Sports and the Company will use their best efforts to negotiate amendments to the distribution agreement in good faith to reflect market terms and conditions for similar arrangements which shall be effective upon the completion of the Offering.

  The Company expects to purchase certain assets of Weider Sports. If this acquisition is completed, the Company will reacquire the distribution rights granted to Weider Sports in connection with the Recapitalization, subject to certain rights granted by Weider Sports to third parties. See "Business--Legal Proceedings--Proposed Settlement of WHF Litigation ".

  WSG AND WEIDER EUROPE MANAGEMENT AGREEMENTS. The Company entered into an agreement as of June 1, 1994 under which the Company provided certain management services to WSG and acts as WSG's agent to maintain and liquidate its inventory and service and collect the accounts receivable of WSG in return for specified fees. For 1995, the Company was paid a management fee of $2.7 million. Following the Recapitalization, WSG stopped paying fees under to management agreement and later terminated that agreement. See "Business--Legal Proceedings."

  In connection with the Recapitalization the Company and Weider Europe entered into a substantially similar agreement which became effective as of January 15, 1995 pursuant to which the Company provides management services to Weider Europe and since the Recapitalization Closing has been acting as Weider Europe's agent to maintain and liquidate the inventory and is servicing and collecting the accounts receivable of Weider Europe. Weider Europe has not paid any fees under the management agreement.

  It is expected that the WSG and Weider Europe Management Agreements will terminate in connection with the Proposed WHF Settlement.

  NONCOMPETE AGREEMENTS. In connection with the closing of the Recapitalization, the Company entered into noncompete agreements with WHF under which the Company paid WHF $2.4 million in the aggregate for its agreement not to compete with the Company in certain specified businesses for a five-year term. In addition, the Company entered into four year agreements with Messrs. Watterson and Stevenson not to compete with the Company in certain specified businesses for which they received $2.3 million and $1.8 million, respectively.

  TAX SHARING AGREEMENT. For federal income tax purposes, the taxable income of IHF Holdings and Health & Fitness is included in a single consolidated federal income tax return, and ICON currently files a separate federal income tax return. Such taxable income may also be included in certain state and local consolidated, combined or unitary income tax returns. A tax sharing agreement was entered into in connection with the Recapitalization among Health & Fitness, IHF Holdings, ICON and their affiliates to provide that each such company will pay its separate company tax liability calculated as if it were not included in consolidated, combined or unitary returns with its parent. In connection with the Merger, the Tax Sharing Agreement will be amended.

  ADVERTISING AND MARKETING RELATIONSHIPS. Historically, the Company purchased advertising space for certain of their products in magazines and other publications produced by WHF and its affiliates on terms better than or at least as favorable as those offered to independent parties. In 1994, 1995, and 1996 the Recapitalized Companies purchased $.1 million, $.3 million and less than $.1 million, respectively, of such advertising.

  MANAGEMENT FEES. WHF received aggregate management fees from the Company of $.4 million in 1994. Since the closing of the Recapitalization, pursuant to a management agreement (the "Bain Management Agreement"), Bain Capital Partners IV, L.P. ("Bain IV"), an affiliate of Bain Capital, provides management consulting services to the Company including providing advice on strategic planning, development and acquisitions for an annual fee of $.8 million plus reimbursement of reasonable out-of-pocket expenses. In 1995 and 1996, the Company paid Bain IV $.4 and $.8 million, respectively, in consulting fees. Prior to the Offering, the Company will recognize a non-recurring expense of $2.8 million representing a fee to terminate the annual management fee payable to Bain IV in accordance with the Bain Management Agreement. The Bain Management Agreement includes customary indemnification provisions in favor of Bain IV. In addition, if the Company enters into any acquisition transactions involving at least $10.0 million, Bain IV will receive a fee in an amount which will approximate 1% of the gross purchase price of the transaction (including assumed debt).

  STRUCTURING FEE. Pursuant to the Bain Management Agreement, on November 14, 1994 the Company paid to Bain IV a structuring fee of $3.5 million plus reimbursement of out-of-pocket expenses in consideration of Bain IV's assistance in facilitating certain debt financing for the Recapitalization. Bain IV is also entitled to receive a fee equal to 1% of the gross purchase price of the HealthRider Acquisition (including all assumed liabilities). As of June 30, 1996 such fee would have been approximately $.6 million.

  REIMBURSEMENT OF ORIGINAL SHAREHOLDER EXPENSES. In 1995, the Company reimbursed $2.0 million of expenses incurred by WHF and the other Original Shareholders in connection with the Recapitalization.

  PRIOR RELATIONSHIPS. The Company had a number of relationships with affiliates which were terminated at or prior to the closing of the Recapitalization. The Recapitalized Companies paid corporate allocations to WHF in an aggregate amount of $.4 million in 1994. The Company also made payments to WHF in lieu of tax payments in amounts equal to the reported earnings of the Company multiplied by the applicable tax rates for periods through the Closing. In addition, WHF served as the Company's source of revolving credit from October 1993 until October 1994, charging interest at its cost of funds.

  LOANS TO EMPLOYEES. In connection with the exercise of options prior to the Recapitalization, ProForm accepted as partial payment notes in the amount of $60,000 from each of Mr. Beck and Mr. David Watterson and $57,000 from each of Mr. White and Mr. Dalebout. Such notes bear interest at prime plus .5% and remain outstanding. In connection with the purchase of stock in the Recapitalization, the Company accepted as partial payments, notes bearing interest at a per annum rate equal to 7.5% in the amount of approximately $117,000 from each of Mr. Beck and Mr. David Watterson and $77,500 from Mr. White, $177,000, $177,000 and $134,500 remain outstanding from Messrs. Beck, David Watterson and White, respectively.

  WESTWIND II. In June 1996, the Company entered into an agreement with FG Aviation, Inc. ("FG"), a company which is jointly owned by Messrs. Watterson and Stevenson, whereby the Company will lease an airplane, a Westwind II, from FG for a minimum of 400 hours per year at a fair market rate (between $1,500 and $1,700 per hour, as adjusted by the Company's costs associated with flight crews). Scheduled maintenance and insurance will be paid for by FG and non-scheduled maintenance will be paid for by the Company. Flight crews will be provided by the Company. In connection with this lease, the Company advanced $.3 million to officers of the Company to be used as a security deposit on the aircraft lease. Furthermore, in connection with the acquisition of such airplane by FG, the Company advanced $2.1 million to officers of the Company for approximately two months at a fair market rate of interest which advance has been repaid.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  Certain Selling Stockholders have granted the Underwriters options for 30 days to purchase up to an additional 1,875,000 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's outstanding shares of Common Stock giving effect to the Conversion immediately prior to and immediately following the Offering by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each director and named executive officer of the Company individually; (iii) all directors and named executive officers of the Company as a group; and (iv) each of the Selling Stockholders. For a description of the Common Stock, see "Description of Capital Stock." Certain members of Senior Management together with the Bain Funds (as defined) and certain former and current employees of Donaldson, Lufkin & Jenrette Securities Corporation, one of the representatives of the Underwriters, have elected to include certain of their shares of Common Stock in the Underwriters' over-allotment option. Certain other of the Company's stockholders and holders of the warrants issued in connection with the issuance of the Senior Subordinated Notes and the Discount Notes may also elect to include their shares of Common Stock in the Underwriters' over-allotment option. Each such holder will be entitled to include its shares in the proportion that the number of its shares which it has elected to include in the Offering bears to the total number of shares offered by all Selling Stockholders.

                                                                              NUMBER OF
                                                                               SHARES
                                                                               OFFERED
                                        PERCENTAGE                             IN THE
                          NUMBER PRIOR   PRIOR TO      NUMBER     PERCENTAGE    OVER-
                             TO THE        THE       AFTER THE     AFTER THE  ALLOTMENT
         NAMES           OFFERING(1)(2)  OFFERING  OFFERING(1)(2) OFFERING(2) OPTION(3)
         -----           -------------- ---------- -------------- ----------- ---------
DIRECTORS AND EXECUTIVE
 OFFICERS
  Scott R.                 2,067,555       12.8      2,067,555        8.7      311,261
     Watterson+(4)......
     c/o ICON Health &
     Fitness, Inc.
     1500 South 1000
     West
     Logan, Utah 84321
  Gary E. Stevenson+(5).   1,619,819       10.2      1,619,819        6.9      243,856
     c/o ICON Health &
     Fitness, Inc.
     1500 South 1000
     West
     Logan, Utah 84321
  S. Fred Beck..........     192,182        1.3        192,182          *       28,932
     c/o ICON Health &
     Fitness, Inc.
     1500 South 1000
     West
     Logan, Utah 84321
  David S. Watterson....     193,998        1.3        193,998          *       29,205
     c/o ICON Health &
     Fitness, Inc.
     1500 South 1000
     West
     Logan, Utah 84321
  Jon M. White..........     138,268          *        138,268          *       20,816
     c/o ICON Health &
     Fitness, Inc.
     1500 South 1000
     West
     Logan, Utah 84321
  Eric Weider+(6).......   2,347,854       15.1            --         --           --
     c/o Weider Health
     and Fitness
     21100 Erwin Street
     Woodland Hills,
     California 91367
  Richard Renaud+(7)....   2,313,336       14.8            --         --           --
     c/o TNG Corporation
     1 Place Ville Marie
     Suite 3200
     Montreal, Quebec
     H3B 3Y2 Canada

                                                                              NUMBER OF
                                                                               SHARES
                                                                               OFFERED
                                        PERCENTAGE                             IN THE
                          NUMBER PRIOR   PRIOR TO      NUMBER     PERCENTAGE    OVER-
                             TO THE        THE       AFTER THE     AFTER THE  ALLOTMENT
         NAMES           OFFERING(1)(2)  OFFERING  OFFERING(1)(2) OFFERING(2) OPTION(3)
         -----           -------------- ---------- -------------- ----------- ---------
  Robert C. Gay+(8).....    7,673,705      50.8       7,673,705      33.6     1,155,241
     c/o Bain Capital,
     Inc.
     Two Copley Place,
     7th Floor
     Boston,
     Massachusetts 02116
  Ronald P. Mika+(8)....    7,673,705      50.8       7,673,705      33.6     1,155,241
     c/o Bain Capital,
     Inc.
     Two Copley Place,
     7th Floor
     Boston,
     Massachusetts 02116
  Geoffrey S.               7,673,705      50.8       7,673,705      33.6     1,155,241
     Rehnert+(8)........
     c/o Bain Capital,
     Inc.
     Two Copley Place,
     7th Floor
     Boston,
     Massachusetts 02116
  All directors and
     executive officers
     as a group (10
     persons)...........   14,233,381      80.3      14,233,381      57.0     1,789,311
OTHER 5% STOCKHOLDERS
  The Bain Funds (8)....    7,673,705      50.8       7,673,705      33.6     1,155,241
     c/o Bain Capital,
     Inc.
     Two Copley Place,
     7th Floor
     Boston,
     Massachusetts 02116
  Weider Health and         2,313,336      14.8             --        --            --
     Fitness (7)........
     21100 Erwin Street
     Woodland Hills,
     California 91367
  Greyfriars Ltd. ......    1,945,206      12.9             --        --            --
     167 Regent Street
     London W1, England
OTHER SELLING
   STOCKHOLDERS
  Charles W. Robins and
     Carolyn G. Robins..        6,407       *             6,407        *            965
  Patrick J. Fallon (9).       10,664       *            10,664        *          1,608
  Daniel K. Flatley (9).        6,399       *             6,399        *            965
  Douglas M. Hayes (9)..        5,332       *             5,332        *            804
  Allen Matteson Davis
     (9)................        2,133       *             2,133        *            322
  Robert E. Diemar, Jr.
     (9)................        2,133       *             2,133        *            322
  Douglas I. Ostrover
     (9)................        5,332       *             5,332        *            804
  Daniel and Gladys
     Elkaim (9).........        5,332       *             5,332        *            804
  Citibank N.A. ........       36,734       *            36,734        *          5,531
  Oppenheimer Strategic
     Income Fund........       46,952       *            46,952        *          7,068
  Oppenheimer Strategic
     Bond Fund..........          844       *               844        *            127
  Oppenheimer High
     Income Fund........        5,141       *             5,141        *            774
  Oppenheimer Multiple
     Strategies Fund....        4,219       *             4,219        *            635
  Federated Bond Fund...        1,687       *             1,687        *            254
  Federated High Yield
     Portfolio..........        1,055       *             1,055        *            159
  Federated High Yield
     Trust..............       21,093       *            21,093        *          3,176

                                                                              NUMBER OF
                                                                               SHARES
                                                                               OFFERED
                                        PERCENTAGE                             IN THE
                          NUMBER PRIOR   PRIOR TO      NUMBER     PERCENTAGE    OVER-
                             TO THE        THE       AFTER THE     AFTER THE  ALLOTMENT
         NAMES           OFFERING(1)(2)  OFFERING  OFFERING(1)(2) OFFERING(2) OPTION(3)
         -----           -------------- ---------- -------------- ----------- ---------
  Variable Investor
     Series Trust--High
     Income Bond Fund...        422         *             422          *           64
  The Highlander Fund...        633         *             633          *           95
  Federated High Income
     Bond Fund, Inc. ...     15,820         *          15,820          *        2,382
  Federated Strategic
     Income Fund........        422         *             422          *           64
  Fidelity Adviser
     Strategic
     Opportunities Fund.      1,139         *           1,139          *          171
  Variable Insurance
     Products Fund:
     High Income
     Portfolio..........     24,848         *          24,848          *        3,741
  Fidelity Puritan Fund.    162,880        1.1        162,880          *       24,521
  Fidelity Advisor High
     Yield Fund.........      6,159         *           6,159          *          927
  Fidelity Global Yield
     Trust..............      8,817         *           8,817          *        1,327
  Fidelity Management
     Trust Company......    186,539        1.2        186,539          *       28,083

- --------
 * Less than one percent.
 + Director of the Company.
(1) Except as otherwise indicated, (i) the named owner has sole voting and investment power with respect to the shares set forth and (ii) the figures in this table are calculated in accordance with Rule 13d-3, as amended, under the Securities Exchange Act of 1934. For purposes of determining exercisability of options and warrants, the table assumes the occurrence of the Offering. All current shareholders and warrantholders of the Company are parties to a Stockholders Agreement pursuant to which they have agreed to vote for two directors selected by certain shareholders affiliated with management, two directors selected by WHF and its affiliates and all remaining directors as selected by Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., BCIP Associates and BCIP Trust Associates, L.P. (collectively, the "Bain Funds"). They have also agreed to vote to fix the number of directors as set by the Bain Funds and to cast their votes with respect to certain matters, including the disposition of the Company's assets, as directed by the Bain Funds. See "Description of Capital Stock--Stockholders Agreement." The shares reported in this table as owned by a shareholder do not include the shares over which such shareholder has the right to direct the vote pursuant to such Stockholders Agreement.
(2) Assumes no exercise of the Underwriters' over-allotment option and does not give effect to purchases, if any, by such persons in the Offering.

(3) Assumes that the Underwriters' over-allotment option is exercised in full and does not reflect the fact that additional shareholders may elect to participate in the Underwriters' over-allotment option.
(4) Includes 1,055,701 shares of Common Stock held by Watermark Investments
    L.C.
(5) Includes 821,101 shares of Common Stock held by Finmar Investments L.C.

(6) Includes 1,803,106 shares of Common Stock held directly by WHF and 495,589 shares of Common Stock subject to purchase upon exercise of warrants held directly by WHF. Mr. Weider is a director and executive officer of WHF.

(7) Includes 1,803,106 shares of Common Stock held directly by WHF and 495,589 shares of Common Stock subject to purchase upon exercise of warrants held directly by WHF. Mr. Renaud is Chairman and Chief Executive Officer of WHF.
(8) Includes the shares owned by each of the Bain Funds, of which the named shareholder is deemed the beneficial owner by virtue of being a general partner or principal, or a general partner or a principal of the general partner, of such Bain Fund.
(9) Current or former employees of Donaldson, Lufkin & Jenrette Securities Corporation, a representative of the Underwriters and an initial purchaser of the Senior Subordinated Notes, Discount Notes and warrants to purchase Common Stock issued in connection therewith.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the consummation of the Offering, the authorized capital stock of the Company will consist of 60,000,000 shares of Common Stock, $0.001 par value per share and 10,000,000 shares of Preferred Stock, $0.01 par value per share. The discussion herein describes the Company's capital stock, its Amended and Restated Certificate of Incorporation and its Bylaws, each as anticipated to be in effect upon consummation of the Conversion and the Offering. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the form of Amended and Restated Certificate of Incorporation and the Bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

  Certain provisions described herein may have the effect of impeding stockholder actions with respect to certain business combinations and the election of new members to the Board. As such, the provisions could have the effect of discouraging open market purchases of the Company's Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director.

COMMON STOCK

  Immediately prior to the Offering, after giving effect to the Conversion, the Proposed WHF Settlement and the exercise of all the outstanding warrants to purchase Common Stock, there were 12,967,327 shares of Common Stock outstanding held of record by 116 stockholders. There will be 25,467,327 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby assuming no exercise of the Underwriters' over-allotment option.

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the remaining shares will not be able to elect any directors. The Bylaws of the Company provide for a classified Board of Directors where one class of directors is elected each year for a term extending to the third succeeding annual meeting of stockholders after such election. The Amended and Restated Certificate of Incorporation will require that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing. Additionally, the Amended and Restated Certificate of Incorporation will require that special meetings of the stockholders of the Company be called only by a majority of the Board or by certain officers. The Amended and Restated Bylaws will provide that stockholders seeking to bring business before or to nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to such meeting or, if less than 70 days' notice was given for the meeting, within ten days following the date on which such notice was given. The Bylaws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions will restrict the ability of stockholders to bring matters before the stockholders or to make nominations for directors at meetings of stockholders. The effect of these provisions may make it more difficult to effect a change of control of the Board of Directors or take action by the stockholders.

  The holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors subject to the prior rights of the holders of any Preferred Stock and the restrictions contained in the Credit Agreement and the Senior Subordinated Notes Indenture. See "Dividend Policy." The shares of Common Stock will not be redeemable or convertible, and the holders thereof will have no preemptive or subscription rights to purchase any securities of the Company. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common

Stock will be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. There are no sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to the Offering shall be fully paid and nonassessable.

  The Company has applied for the Common Stock to be approved for listing on the NYSE.

PREFERRED STOCK

  No shares of Preferred Stock are outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, dividend rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, could issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and reduce the amount of funds available for the potential payment of dividends on shares of Common Stock. This provision may be deemed to have a potential anti-takeover effect, and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of the Company.

DELAWARE LAW

  Section 203. Following the consummation of the Offering, the Company will be subject to the "business combination" provisions of the DGCL. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) either the transaction or the transaction pursuant to which the stockholder became an "interested stockholder" is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. Such restrictions would not apply to those who were "interested stockholders" prior to the consummation of the Offering. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. In addition, the Amended and Restated Certificate of Incorporation will provide that the affirmative vote of at least 80% of the outstanding voting stock is required for a business combination between the Company or any subsidiary and the beneficial owner of more than five percent of the outstanding voting stock unless such transaction
(i) has been approved by a majority of the disinterested directors or (ii) involves a person who, as of the effectiveness of the Offering, was the beneficial owner of more than five percent of the outstanding voting stock of the Company or any affiliate thereof.

  Limitations on Liability and Indemnification of Officers and Directors. The DGCL provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation will provide that, to the fullest extent permitted by Delaware law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent conduct). This provision does not exonerate the directors from liability under federal securities laws nor does it limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Amended and Restated Certificate of Incorporation will provide that the Company shall, to the fullest extent not prohibited by Delaware Law, indemnify its officers and directors against liabilities, cost and expenses as provided by Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or others pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

STOCK TRANSFER AGENT AND REGISTRAR

  The stock transfer agent and registrar for the Company's Common Stock is
       .

                            STOCKHOLDERS AGREEMENT

  The summary herein of certain provisions of the Stockholders Agreement, is complete in all material respects although it is subject to, and qualified in its entirety by reference to, all of the provisions of the Stockholders Agreement, a copy of which is available upon request to the Company.

GENERAL

  The Company and all current holders of Common Stock and all holders of warrants to purchase the Company's Common Stock (the "Participants") have entered into the Stockholders Agreement.

REGISTRATION RIGHTS

  Pursuant to the Stockholders Agreement, the Bain Funds have the right to demand registration under the Securities Act of the Company's Common Stock held by them at any time. Each of two groups of the Original Shareholders that are Participants have the right to demand two registrations of the Company's Common Stock, the first at any time after four years of the Recapitalization Closing and the second at any time five and one half years or more after the Recapitalization Closing. Persons holding an aggregate of at least 25% of the shares issued upon exercise of the Company's warrants issued with the Discount Notes and Senior Subordinated Notes ("Warrant Shares") (excluding any such shares which have been sold in a public market) have the right to demand, in aggregate, up to two registrations under the Securities Act of the Common Stock held by them, at any time 180 days or more after the closing of this Offering. This right will terminate on such date, if any, when all Warrant Shares (excluding shares which have been sold in a public market) are freely resaleable under Rule 144(k) and no holder thereof holds more than 1% of all outstanding Common Stock. In addition, after November 14, 2001, Scott Watterson and Gary Stevenson will each have the right to demand registration under the Securities Act of the Common Stock held by each of them on an unlimited number of occasions; provided that (i) the holder exercising demand registration rights beneficially owns, directly or indirectly, more than 5% of the outstanding Common Stock; (ii) certain of such holder's demand registration rights have been previously exercised; and (iii) such holder has been cut back in connection with the exercise of at least one of such other previously exercised registration rights. All of the Participants' demand registration rights will be suspended for 180 days following the Offering or any other public offering of the Company's Common Stock (other than pursuant to a shelf registration statement).

  For purposes of the registration rights provisions of the Stockholders Agreement, Warrant Shares held by certain officers of the Company, the Original Shareholders and affiliates of Bain Capital will be treated as though they were not Warrant Shares.

  The Stockholders Agreement also provides that each Participant has the right, subject to reduction as set forth in next sentence, to require the Company to cause such Participant's Shares to be included in any public offering of the Company's Common Stock (other than pursuant to a shelf registration statement). However, if the aggregate number of shares of Common Stock which the Participants elect to include exceeds the number which, in the opinion of the managing underwriter, can be sold in such offering without materially adversely affecting the public offering, the number of such shares sold in such an offering shall be allocated, first to the Company, second pro rata to the holders of the Company's Common Stock held by Participants, including holders of Warrant Shares (other than shares previously sold under Rule 144 or under a registration statement) and third pro rata to the holders of other shares.

  In addition, the Stockholders Agreement requires the Company to file within 395 days after the Closing of this Offering, and as soon as practicable thereafter, cause to become effective, and maintain the effectiveness of, a shelf registration statement covering resale of the Warrant Shares; this requirement will lapse on such date, if any, as all Warrant Shares (excluding any such shares which have been sold in a public market) are freely resaleable under Rule 144(k) and no holder thereof holds more than 1% of all the Company's Common Stock.

VOTING RIGHTS

  After completion of the Offering, the Stockholders Agreement will require Participants to vote their shares to fix the number of directors of the Board of Directors of the Company at a number equal to or greater than five as determined by the Bain Funds and to elect as its directors two individuals nominated by certain members of management and the individuals nominated by the Bain Funds to fill the remaining number of director positions. Prior to completion of this Offering, the Stockholders Agreement requires Participants to vote their shares to fix the number of directors of the Company at a number equal to or greater than seven as determined by the Bain Funds and, in addition to the directors described above, to elect as directors two individuals nominated by WHF and its affiliates. The Stockholders Agreement further provides that the Bain Funds may direct the voting of all Participant Shares with respect to certain liquidity events, including a sale of a substantial portion of the assets of the Company and its subsidiaries, an offering of its securities, a merger or consolidation and a change of control.The Stockholders Agreement provides that all Participants will be deemed to have granted proxies to vote their shares to implement all of the foregoing voting provisions.

  The limitations on voting rights, and grant of proxies, expire upon the occurrence of the earliest of certain events or, if no such events have occurred, on November 14, 2004.

OTHER

  The Stockholders Agreement contains customary provisions regarding indemnification and contribution in the event of losses caused by the misstatement of any information or the omission of any information required to be provided in a registration statement filed under the Securities Act. The Stockholders Agreement also requires the Company to pay certain of the expenses associated with any registration and offering of the Company's Common Stock. In connection with this Offering, the

Proposed WHF Settlement and the proposed amendments to the Employment Agreements, certain changes may be made to the Stockholders Agreement.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  At May 31, 1996, Health & Fitness had $80.0 million of revolving credit borrowings under the Credit Agreement. Advances under the revolving credit facility provided under the Credit Agreement are subject to the amount of Eligible Accounts and Eligible Inventory (each as defined in the Credit Agreement) of Health & Fitness and may not at any time exceed the lesser of
(i) $160 million or (ii) 85% of Eligible Accounts plus 60% of Eligible Inventory (with a seasonal increase to 70% of Eligible Inventory in effect during the months of June through November of each year) plus the Over Advance Amount (as defined in the Credit Agreement) (the "Borrowing Base"). The Over Advance Amount equals the lesser of (i) $15 million in the first year after the closing of the Recapitalization (the "Recapitalization Closing"), $10 million in the second year after the Recapitalization Closing, $5 million in the third year after the Recapitalization Closing and zero thereafter; (ii) Health & Fitness' EBITDA for the trailing 12-month period ending as of the last day of the preceding month; and (iii) 85% of Health & Fitness' book value of accounts (which are not Eligible Accounts) plus 60% of the book value of inventory (which is not Eligible Inventory) (with a seasonal increase to 70% of such inventory in effect during the months of June through November of each year). Health & Fitness' ability to make revolving credit borrowings under the Credit Agreement expires on November 14, 1999. At May 31, 1996, Health & Fitness had $48.8 million of additional indebtedness available to be drawn on a revolving credit basis under the Credit Agreement. Health & Fitness also has two term loan facilities under the Credit Agreement. The Term Loan A Facility provides for borrowings of $17,500,000 advanced at closing of the Recapitalization, with a final maturity date of November 14, 1999. The amortization schedule for the Term Loan A Facility calls for quarterly payments of $625,000 commencing March 31, 1996, $937,500 commencing March 31, 1997, $1,250,000 commencing March 31, 1998 and $1,562,500 commencing March 31,
1999. The Term Loan B Facility provides for borrowings of $17,500,000 advanced at closing of the Recapitalization, with a final maturity date of November 14, 2001. The amortization schedule for the Term Loan B Facility calls for quarterly installments of $62,500 commencing March 31, 1996 and $1,562,500 commencing March 31, 2000 with the balance of $5,562,500 due at maturity. The Credit Agreement contains a number of covenants. At May 31, 1996, the Company was in compliance with all its financial covenants except for the capital expenditure limitation for the year ended May 31, 1996 with respect to which its lender waived compliance. Management believes that the Company will be in compliance with its financial covenants through 1997 and, therefore, borrowings under the Credit Agreement have been classified as long-term, exclusive of amounts due within one year under the Term Loan A Facility and Term Loan B Facility. The Company expects to amend the Credit Agreement to permit the application of a portion of the proceeds of the Offering as described herein prior to the repayment of debt under the Credit Agreement, and expects to further amend the Credit Agreement to permit total borrowings of up to $310 million in order to meet the Company's long term needs. There can be no assurance that the Company will be able to increase its available credit under the Credit Agreement.

  After this Offering and the redemption of $35 million (face value) of Senior Subordinated Notes and the Discount Notes, Health & Fitness will have outstanding $66.25 million (face value) of Senior Subordinated Notes which are unsecured senior subordinated obligations of Health & Fitness. They mature on July 15, 2002 and bear interest at the rate of 13.00% per annum. The Senior Subordinated Notes Indenture contains certain customary covenants, including, but not limited to, covenants with respect to the following matters: limitation on indebtedness; limitation on other senior subordinated indebtedness; limitation on restricted payments; limitation on issuance and sale of capital stock of subsidiaries; limitation on dividends and other payment restrictions affecting subsidiaries; additional guarantees; limitation on guarantees by subsidiaries; limitation on transactions with affiliates; limitation on sale of assets; limitation on sale and leaseback transactions; limitation on liens, change of control offer; and consolidation, merger and sale of assets.

                        SHARES ELIGIBLE FOR FUTURE SALE

  In addition to the 12,500,000 shares of Common Stock offered hereby, there will be 12,967,327 shares of Common Stock outstanding as of the effective date of the Prospectus, all of which existing shares are "restricted shares" (the "Restricted Shares") under the Securities Act. Beginning 180 days after the date of this Prospectus, substantially all the Restricted Shares will become eligible for sale in the public market pursuant to the expiration of certain lock-up agreements with the Company, subject to the volume, holding period and other restrictions of Rule 144 promulgated under the Securities Act. In connection with the Recapitalization, the Company entered into the Stockholders Agreement with its officers, directors and principal stockholders, which, subject to the lock-up agreements, requires the Company to register an offering of Common Stock held by such persons or their transferees at their request, subject to certain conditions and restrictions. The Stockholders Agreement allows the parties thereto and their transferees to include their Common Stock in a registered offering of Common Stock initiated by the Company or by another stockholder of the Company. The Stockholders Agreement also requires the Company to file within 13 months after the Closing of this Offering, and as soon as practicable thereafter, to cause to become effective, and maintain the effectiveness of a shelf registration statement covering resale of the Warrant Shares. See "Stockholders Agreement."

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated including affiliates) who has beneficially owned Restricted Shares for at least two years (which is currently proposed to be amended to one year) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 254,673 shares immediately after the Offering) or the average weekly trading volume during the four calendar weeks preceding such a sale.

  Under Rule 144(k), if a period of at least three years (which the Commission has proposed to amend to two years) has elapsed since the later of the date Restricted Shares were acquired from the Company or the date they were acquired from an affiliate of the Company, as applicable, then a holder of such Restricted Shares who is not an affiliate of the Company at the time of the sale and who has not been an affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

  After 180 days after this Offering, the Company intends to file a registration statement on Form S-8 under the Act to register shares of Common Stock reserved for issuance under the 1994 Stock Option Plan and the 1996 Stock Option Plan, thus permitting the resale of shares issued under the plans by non-affiliates in the public market without restriction under the Act. Such registration statement will become effective immediately upon filing. As of the closing of the Offering, options to purchase 1,719,727 shares of Common Stock will be outstanding under the Company's 1994 Stock Option Plan (with an average per share exercise price of $4.36) and options to purchase 802,102 shares of the Company's Common Stock will also be outstanding (with a per share exercise price of $.42402). In addition, as of the closing of the Offering, 996,377 shares of Common Stock will be authorized for future grants under the 1996 Stock Option Plan.

  Prior to the Offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market or the perception that such sales may occur could adversely affect prevailing market prices and adversely affect the Company's ability to raise additional capital in the capital markets at a time and price favorable to the Company. See "Stockholders Agreement," "Risk Factor--Shares Eligible for Future Sale" and "--No Prior Public Market."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts. Certain legal matters with respect to the validity of the shares of the Common Stock will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The consolidated statements of operations, stockholders' equity (deficit) and cash flows of the Company and subsidiaries for the year ended May 31, 1994 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  In May 1995 the Board replaced Deloitte & Touche LLP as the independent auditors for the Company. Deloitte & Touche LLP's reports on the Company's financial statements for the past two years prior to the change in auditors did not contain any adverse opinion or disclaimer of opinion and have not been qualified in any way. During the Company's two most recent fiscal years and the subsequent interim periods prior to the change in auditors, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure and no event has occurred that is required to be disclosed by Item 304(a)(1)(iv) of Regulation S-K. During the Company's two most recent fiscal years and the subsequent interim periods prior to the change in auditors, the Company consulted with Price Waterhouse LLP regarding the accounting treatment of the Recapitalization. Deloitte & Touche LLP agreed with the Company's accounting treatment of the Recapitalization.

  The consolidated statements of operations, stockholders' equity (deficit) and cash flows of the Company and its subsidiaries for each of the two years in the period ended May 31, 1996 and the consolidated balance sheet of the Company and its subsidiaries as of May 31, 1995 and 1996 included in this Prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

  The consolidated balance sheets of HealthRider and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement and the exhibits and schedules thereto may be inspected by anyone without charge and copies may be obtained at prescribed rates at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of these materials may be obtained from the Commission upon the payment of certain fees prescribed by the Commission by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission.

  The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and a report thereon by the Company's independent accountants and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year. Health & Fitness and IHF Holdings have been reporting companies under the Securities Exchange Act of 1934.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

IHF CAPITAL, INC.
Report of Price Waterhouse LLP ............................................  F-2
Report of Deloitte & Touche LLP ...........................................  F-3
Consolidated Financial Statements:
  Consolidated Balance Sheet ..............................................  F-4
  Consolidated Statements of Operations ...................................  F-5
  Consolidated Statements of Stockholders' Equity (Deficit) ...............  F-6
  Consolidated Statements of Cash Flows ...................................  F-7
  Notes to Consolidated Financial Statements ..............................  F-8
HEALTHRIDER, INC. AND SUBSIDIARIES
Report of Arthur Andersen LLP.............................................. F-25
Consolidated Financial Statements:
  Consolidated Balance Sheets.............................................. F-26
  Consolidated Statements of Income........................................ F-27
  Consolidated Statements of Stockholders' Equity.......................... F-28
  Consolidated Statements of Cash Flows.................................... F-29
  Notes to Consolidated Financial Statements............................... F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of IHF Capital, Inc.

  In our opinion, the accompanying consolidated balance sheet, and related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of IHF Capital, Inc. (to be renamed ICON Fitness Corporation and formerly known as Weslo, Inc., ProForm Fitness Products, Inc., and American Physical Therapy, Inc. and subsidiaries (the "Recapitalized Companies")) and its subsidiaries, at May 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Boston, Massachusetts
August 13, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors of
IHF Capital, Inc.:

  We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and of cash flows of IHF Capital, Inc. (to be renamed ICON Fitness Corporation) (formerly known as Weslo, Inc., ProForm Fitness Products, Inc. and American Physical Therapy, Inc.) and its subsidiaries for the year ended May 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of IHF Capital, Inc. and its subsidiaries for the year ended May 31, 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Salt Lake City, Utah
July 15, 1994
(December 23, 1994 as to Note 1)

                               IHF CAPITAL, INC.
                    (TO BE RENAMED ICON FITNESS CORPORATION)

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 COMPANY
                                                            -------------------
                                                                 MAY 31,
                                                              1995       1996
                                                            ---------  --------
ASSETS
Current assets:
 Cash.....................................................  $   4,099  $ 19,313
 Accounts receivable, net.................................    114,325   126,869
 Inventories..............................................     95,635    95,922
 Deferred income taxes....................................      7,588     5,240
 Other assets.............................................      5,600     4,770
 Prepaid income taxes.....................................        --        882
                                                            ---------  --------
   Total current assets...................................    227,247   252,996
Property and equipment, net...............................     23,144    32,312
Deferred income taxes.....................................      3,121     5,489
Other assets..............................................     36,673    25,930
                                                            ---------  --------
                                                            $ 290,185  $316,727
                                                            =========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Current portion of long-term debt........................  $     688  $  3,065
 Accounts payable.........................................     73,968    73,652
 Interest payable.........................................      5,035     5,815
 Accrued expenses.........................................      9,739    11,424
 Income taxes payable.....................................        130       --
                                                            ---------  --------
   Total current liabilities..............................     89,560    93,956
                                                            ---------  --------
Long-term debt............................................    267,427   279,693
Minority interest in cumulative redeemable preferred stock
 of subsidiary............................................     42,804    47,904
Stockholders' equity (deficit):
 Class L common stock, par value, $.001, 1,200,000 shares
  authorized, 617,350 shares issued and outstanding
  (liquidation preference $64.5 million and $71.2 million
  at May 31, 1995 and May 31, 1996, respectively).........          1         1
 Class A common stock, par value $.001, 15,000,000 shares
  authorized, 7,717,265 shares issued and outstanding at
  May 31, 1995 and 7,761,804 issued and outstanding at
  May 31, 1996............................................          8         8
 Additional paid-in capital...............................     74,948    77,721
 Receivable from officers for purchase of equity..........       (758)     (758)
 Cumulative translation adjustment........................        --        386
 Accumulated deficit......................................   (183,805) (182,184)
                                                            ---------  --------
   Total stockholders' equity (deficit)...................   (109,606) (104,826)
                                                            ---------  --------
Commitments and contingencies (Notes 12, 13 and 14).......        --        --
                                                            ---------  --------
                                                            $ 290,185  $316,727
                                                            =========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               IHF CAPITAL, INC.
                    (TO BE RENAMED ICON FITNESS CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                              RECAPITALIZED
                                                COMPANIES
                                                (NOTE 1)         COMPANY
                                              ------------- -------------------
                                               YEAR ENDED
                                                 MAY 31,    YEAR ENDED MAY 31,
                                              ------------- -------------------
                                                  1994        1995       1996
                                              ------------- ---------  --------
Net sales....................................   $403,016    $ 530,774  $747,577
Cost of sales................................    288,208      378,322   541,443
                                                --------    ---------  --------
Gross profit.................................    114,808      152,452   206,134
                                                --------    ---------  --------
Operating expenses:
 Selling.....................................     52,116       68,706    93,924
 Research and development....................      2,863        5,163     6,759
 General and administrative..................     28,578       31,097    48,055
 Compensation expense attributable to
  options....................................        --        39,046     2,769
                                                --------    ---------  --------
    Total operating expenses.................     83,557      144,012   151,507
                                                --------    ---------  --------
Income from operations.......................     31,251        8,440    54,627
Interest expense.............................      6,224       21,495    36,527
Dividends on cumulative redeemable preferred
 stock of a subsidiary held by minority
 interest....................................        --         2,804     5,100
Amortization of deferred financing fees......        --         1,741     3,483
                                                --------    ---------  --------
Income (loss) before income taxes............     25,027      (17,600)    9,517
Provision for (benefit from) income taxes....      9,766       (4,719)    7,896
                                                --------    ---------  --------
Net income (loss)............................   $ 15,261    $ (12,881) $  1,621
                                                ========    =========  ========
Pro forma income per common and common
 equivalent share (unaudited)................                          $
                                                                       ========
Weighted average shares used in computation
 of pro forma income per common and common
 equivalent share (unaudited)................
                                                                       ========


     The accompany notes are an integral part of the consolidated financial statements.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                     CUMULATIVE                                                                   RECEIVABLE
                      PREFERRED         CLASS L         CLASS A                                      FROM
                        STOCK        COMMON STOCK    COMMON STOCK     COMMON STOCK    ADDITIONAL OFFICERS FOR CUMULATIVE
                   ----------------  -------------- ---------------- ---------------   PAID-IN     PURCHASE   TRANSLATION
                   SHARES    VALUE   SHARES   VALUE  SHARES    VALUE  SHARES   VALUE   CAPITAL    OF EQUITY   ADJUSTMENT
                   -------  -------  -------  ----- ---------  ----- --------  -----  ---------- ------------ -----------
RECAPITALIZED
COMPANIES
 Balance, May 31,
 1993............   65,492  $ 6,549      --   $--         --   $--    741,753  $  2    $  1,076     $ --         $--
 Preferred stock
 dividends.......      --       --       --    --         --    --        --    --          --        --          --
 Exercise of
 stock options...      --       --       --    --         --    --      7,408   --          101      (101)        --
 Net income......      --       --       --    --         --    --        --    --          --        --          --
                   -------  -------  -------  ----  ---------  ----  --------  ----    --------     -----        ----
COMPANY
 Balance, May 31,
 1994............   65,492    6,549      --    --         --    --    749,161     2       1,177      (101)        --
 Preferred stock
 dividends.......      --       --       --    --         --    --        --    --          --        --          --
 Equity exchanges
 and distribu-
 tions to stock-
 holders.........  (65,492)  (6,549) 225,360   --   2,253,600     2  (749,161)   (2)     21,357       --          --
 Issuance of
 Class L and
 Class A common
 stock to new in-
 vestors and man-
 agement.........      --       --   410,075     1  4,100,750     4       --    --       41,003      (657)        --
 Issuance of re-
 placement war-
 rants and op-
 tions to pur-
 chase shares of
 Class L and
 Class A common
 stock...........      --       --       --    --         --    --        --    --       34,700       --          --
 Options exer-
 cised, shares
 called and can-
 celled..........      --       --       --    --         --    --        --    --      (26,356)      --          --
 Issuance of war-
 rants to pur-
 chase shares of
 Class L and
 Class A common
 stock in con-
 junction with
 debt offering...      --       --       --    --         --    --        --    --        4,806       --          --
 Exercise of op-
 tions and war-
 rants to pur-
 chase Class A
 common stock....      --       --       --    --   1,543,765     2       --    --           69       --          --
 Class A and
 Class L common
 stock called and
 cancelled.......      --       --   (18,085)  --    (180,850)  --        --    --       (1,808)      --          --
 Net loss........      --       --       --    --         --    --        --    --          --        --          --
                   -------  -------  -------  ----  ---------  ----  --------  ----    --------     -----        ----
 Balance, May 31,
 1995............      --       --   617,350     1  7,717,265     8       --    --     $ 74,948      (758)        --
 Issuance of
 Class A common
 stock on option
 exercises.......      --       --       --    --      44,539   --        --    --            4       --          --
 Compensation re-
 lated to issu-
 ance of options
 to management...      --       --       --    --         --    --        --    --        2,769       --          --
 Foreign currency
 translation ....      --       --       --    --         --    --        --    --          --        --          386
 Net income .....      --       --       --    --         --    --        --    --          --        --          --
                   -------  -------  -------  ----  ---------  ----  --------  ----    --------     -----        ----
 Balance, May 31,
 1996............      --   $   --   617,350  $  1  7,761,804  $  8       --   $--     $ 77,721     $(758)       $386
                   =======  =======  =======  ====  =========  ====  ========  ====    ========     =====        ====
                     RETAINED       TOTAL
                     EARNINGS   STOCKHOLDERS'
                   (ACCUMULATED    EQUITY
                     DEFICIT)     (DEFICIT)
                   ------------ -------------
RECAPITALIZED
COMPANIES
 Balance, May 31,
 1993............   $  32,175     $  39,802
 Preferred stock
 dividends.......        (531)         (531)
 Exercise of
 stock options...         --            --
 Net income......      15,261        15,261
                   ------------ -------------
COMPANY
 Balance, May 31,
 1994............      46,905        54,532
 Preferred stock
 dividends.......        (243)         (243)
 Equity exchanges
 and distribu-
 tions to stock-
 holders.........    (217,586)     (202,778)
 Issuance of
 Class L and
 Class A common
 stock to new in-
 vestors and man-
 agement.........         --         40,351
 Issuance of re-
 placement war-
 rants and op-
 tions to pur-
 chase shares of
 Class L and
 Class A common
 stock...........         --         34,700
 Options exer-
 cised, shares
 called and can-
 celled..........         --        (26,356)
 Issuance of war-
 rants to pur-
 chase shares of
 Class L and
 Class A common
 stock in con-
 junction with
 debt offering...         --          4,806
 Exercise of op-
 tions and war-
 rants to pur-
 chase Class A
 common stock....         --             71
 Class A and
 Class L common
 stock called and
 cancelled.......         --         (1,808)
 Net loss........     (12,881)      (12,881)
                   ------------ -------------
 Balance, May 31,
 1995............    (183,805)     (109,606)
 Issuance of
 Class A common
 stock on option
 exercises.......         --              4
 Compensation re-
 lated to issu-
 ance of options
 to management...         --          2,769
 Foreign currency
 translation ....         --            386
 Net income .....       1,621         1,621
                   ------------ -------------
 Balance, May 31,
 1996............   $(182,184)    $(104,826)
                   ============ =============

   The accompanying notes are an integral part of the consolidated financial statements.

                               IHF CAPITAL, INC.
                    (TO BE RENAMED ICON FITNESS CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           RECAPITALIZED
                                             COMPANIES
                                             (NOTE 1)           COMPANY
                                           ------------- ------------------
                                            YEAR ENDED      YEAR ENDED
                                              MAY 31,         MAY 31,
                                           ------------- ------------------
                                               1994        1995      1996
                                           ------------- --------  --------
OPERATING ACTIVITIES:
Net income (loss)........................     $15,261    $(12,881) $  1,621
Adjustments to reconcile net income
(loss) to net cash provided by (used in)
operating activities:
 Benefit from deferred taxes.............      (1,153)     (9,493)      (20)
 Depreciation and amortization...........       4,010       5,561     7,205
 Amortization of deferred financing fees
  and debt discount......................         --        6,018    12,458
 Compensation expense attributable to op-
  tions..................................         --       12,303     2,769
 Interest expense attributable to
  dividends on preferred stock held by
  minority interest......................         --        2,804     5,100
Changes in operating assets and liabili-
 ties:
 Accounts receivable.....................     (32,559)    (14,106)  (12,544)
 Inventories.............................         726     (41,429)     (287)
 Other assets............................       1,217      (5,837)    7,073
 Accounts payable and accrued expenses...      25,844      30,350     2,149
 Income taxes............................         --          130    (1,012)
 Payable to Weider.......................         919      (4,697)      --
                                              -------    --------  --------
 Net cash provided by (used in) operating
  activities.............................      14,265     (31,277)   24,512
                                              -------    --------  --------
INVESTING ACTIVITIES:
Purchases of property and equipment......      (6,924)     (7,977)  (15,356)
Payment for non-compete agreements.......         --       (4,070)      --
                                              -------    --------  --------
 Net cash used in investing activities...      (6,924)    (12,047)  (15,356)
                                              -------    --------  --------
FINANCING ACTIVITIES:
Borrowings (payments) on revolving loans
 and lines of credit, net................     (68,925)     66,400     6,355
Proceeds from long-term debt.............     105,197     194,999       --
Payments on long-term debt...............     (43,222)    (58,197)     (687)
Proceeds from issuance of common stock...         --       40,422         4
Repurchase of common stock...............         --       (1,808)      --
Payments of dividends....................        (531)       (243)      --
Distributions to stockholders............         --     (166,737)      --
Payment of debt financing fees...........         --      (27,508)      --
                                              -------    --------  --------
 Net cash provided by (used in) financing
  activities.............................      (7,481)     47,328     5,672
                                              -------    --------  --------
Effect of exchange rate changes on cash..         --          --        386
                                              -------    --------  --------
Net (decrease) increase in cash..........        (140)      4,004    15,214
Cash, beginning of period................         235          95     4,099
                                              -------    --------  --------
Cash, end of period......................     $    95    $  4,099  $ 19,313
                                              =======    ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS

  BASIS OF PRESENTATION--The consolidated May 31, 1996 and 1995 financial statements include the accounts of IHF Capital, Inc. (to be renamed ICON Fitness Corporation), its subsidiary IHF Holdings, Inc. ("IHF Holdings"), IHF Holdings' wholly-owned subsidiary, ICON Health & Fitness, Inc. ("Health & Fitness"), and Health & Fitness' wholly-owned subsidiaries (collectively, the "Company"). The minority interest in IHF Holdings represents cumulative redeemable preferred stock held by certain shareholders of the Company (Note
8). Other than the Senior Discount Notes (Note 7) and related deferred financing fees and deferred income tax benefit and the redeemable preferred stock (Note 8) issued by IHF Holdings, all assets and liabilities of the Company are those of Health & Fitness.

  The consolidated May 31, 1994 financial statements of Weslo, Inc. and its wholly-owned subsidiaries, ProForm Fitness Products, Inc. and its wholly-owned subsidiaries, and American Physical Therapy, Inc., (collectively, the "Recapitalized Companies") all of which were majority-owned subsidiaries of Weider Health and Fitness, Inc. ("WHF"), reflect the results of operations as if they had been combined since inception on a basis similar to a pooling of interests.

  DESCRIPTION OF BUSINESS--The Company is principally involved in the development, manufacturing and distribution of home fitness equipment throughout the United States. For the years ended May 31, 1995 and 1996, the majority of the Company's revenues were derived from the sale of aerobic fitness equipment. The Company primarily sells its products to retailers and, to a limited extent, to end-users through direct response advertising efforts.

  THE RECAPITALIZATION--On November 14, 1994 the recapitalization (the "Recapitalization") took place as follows: (1) the existing shareholders of the Recapitalized Companies contributed their capital stock of the Recapitalized Companies to IHF Capital and IHF Holdings in exchange for $21.9 million of Class A and Class L Common Stock of IHF Capital, $36.0 million of IHF Holdings Preferred Stock, warrants to purchase Class A Common Stock of IHF Capital, and $159.3 million of demand promissory notes of Health & Fitness (the "Shareholder Notes"); (2) certain senior executives of the Company exchanged their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options and warrants to purchase Class A and Class L Common Stock of IHF Capital and $4.0 million of options to purchase preferred stock of IHF Holdings; (3) affiliates of Bain Capital, Inc. ("Bain Capital") and certain other parties purchased $40.4 million of Class A and Class L Common Stock of IHF Capital, (4) the 13% Senior Subordinated Notes and 15% Senior Secured Discount Notes were issued (Note 7), the proceeds of which were used to repay the Shareholder Notes; and (5) Health & Fitness caused the Recapitalized Companies to be merged with and into itself. As a result of the Recapitalization, IHF Holdings owns all of the outstanding capital stock of Health & Fitness, and IHF Capital owns all of the outstanding common stock of IHF Holdings.

  Concurrent with the closing of the Recapitalization, the Company obtained exclusive licenses to market certain fitness equipment and certain non-ingestive sports medicine products under the "Weider" and related brand names (Note 13).

2. SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION--All significant intercompany accounts and transactions have been eliminated in the consolidation of the Company.

  CASH--Substantially all of the Company's cash is held by two banks at May 31, 1996. The Company does not believe that as a result of this concentration it is subject to any unusual credit risk beyond the normal risk associated with commercial banking relationships.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  INVENTORIES--Inventories include freight-in, materials, labor, and manufacturing overhead costs and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  PROPERTY AND EQUIPMENT--Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for renewals and improvements are capitalized, and maintenance and repairs are charged to operations.

  NON-COMPETE AGREEMENTS--Included in long-term other assets are capitalized costs associated with non-compete agreements the Company entered into with certain key executives of the Company for a four year term. These assets are being amortized using the straight-line method over the life of the agreements (Note 6).

  DEFERRED FINANCING COSTS--As part of the Recapitalization, the Company deferred certain debt issuance costs relating to the establishment of the Credit Agreement (Note 7) and the issuance of the 13% Senior Subordinated Notes and the 15% Senior Secured Discount Notes (collectively referred to as the "Notes"). These costs are capitalized in long-term other assets and are being amortized using the straight-line method for costs associated with the Credit Agreement and the effective interest method for costs associated with the Notes (Note 6).

  ADVERTISING COSTS--The Company expenses the costs of advertising as incurred, except for direct response advertising, which is capitalized and amortized over its expected period of future benefit, generally twelve months. Direct response advertising costs consist primarily of costs to produce infomercials for the Company's products. At May 31, 1995 and 1996, $1,651,000 and $1,422,000, respectively, were included in other current assets. For the years ended May 31, 1994, 1995 and 1996, total advertising expense was approximately $14,646,000, $23,846,000 and $22,537,000, respectively. In addition, cooperative advertising and discount allowances given to the Company's customers were approximately $12,907,000, $14,114,000 and $34,585,000 for the years ended May 31, 1994, 1995 and 1996, respectively.

  REVENUE RECOGNITION--The Company recognizes revenue upon the shipment of product to the customer. Allowances are recognized for estimated returns, discounts, advertising programs, and warranty costs associated with these sales.

  CONCENTRATION OF CREDIT RISK--Financial instruments which potentially expose the Company to concentration of credit risk include trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained; however, collateral is not required. A significant portion of the Company's sales in the retail sector are made to two customers, Sears Roebuck ("Sears") and Sam's Wholesale Clubs ("Sam's"). Sears accounted for approximately 34%, 31% and 34% of total sales for the years ended May 31, 1994, 1995, and 1996, respectively. Sam's accounted for approximately 12% of total sales for the years ended May 31, 1994 and 1995. Accounts receivable from these two customers accounted for approximately 27% of total gross accounts receivable at May 31, 1995. Accounts receivable from Sears accounted for 32% of total gross accounts receivable at May 31, 1996, and accounts receivable from a third customer, Service Merchandise Company, Inc., accounted for 11% of gross accounts receivable at May 31, 1996.

  RESEARCH AND DEVELOPMENT COSTS--Research and product development costs are expensed as incurred. Research and development activities include the design of new products and product enhancements and are performed by both internal and external sources.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  INCOME TAXES--The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the Company to record in its balance sheet deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in different periods for financial statements versus tax returns.

  Prior to the Recapitalization, the Recapitalized Companies were included as part of the consolidated tax return filed by WHF. Taxes otherwise due to or refundable from the taxing authorities calculated on a separate company basis have been reflected as due to or from WHF. Subsequent to the Recapitalization, IHF Capital files a separate return and Health & Fitness is included as part of the consolidated tax return filed by IHF Holdings.

  FOREIGN CURRENCY HEDGES--The Company enters into foreign currency forward exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its anticipated or committed foreign currency exposures on purchases in Canadian dollars. The effect of this practice is to minimize the impact of foreign exchange rate movements on the Company's operating results. The Company's hedging activities do not subject the Company to significant exchange rate risk because gains and losses on these contracts partially offset losses and gains on the assets and transactions being hedged. Unrealized gains and losses on these contracts are deferred and accounted for as part of the hedged transactions. Cash flows from these contracts are classified in the Statement of Cash Flows in the same category as the hedged transactions. As of May 31, 1995 and 1996 the Company had approximately $19 million Canadian and $25 million Canadian, respectively, of open forward exchange contracts to sell Canadian dollars throughout fiscal years May 31, 1996 and 1997, respectively. The fair value of these forward exchange contracts are based on quoted market prices. At May 31, 1995 and 1996 the estimated unrealized gain on outstanding forward exchange contracts was $210,000 and $163,000, respectively. For the years ended May 31, 1994, 1995 and 1996, the Company recognized gains of $0, $160,000 and $169,000, respectively, upon the settlement of foreign currency transactions.

  FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair value of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and long-term debt approximate book values at May 31, 1995 and 1996, except for the long-term debt included in the following table. The carrying amount for the Senior Subordinated Notes and the Senior Secured Discount Notes was established based on market conditions at the time the debt was issued. The estimated fair value for the long-term notes is based on quoted market prices (in thousands).

                                            MAY 31, 1995        MAY 31, 1996
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
   13% Senior Subordinated Notes........ $99,123   $112,388  $99,298   $112,894
   15% Senior Secured Discount Notes....  60,347     70,014   69,147     85,353

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

  UNAUDITED PRO FORMA INCOME PER SHARE--The calculation of pro forma income per share was determined by dividing pro forma income by the pro forma weighted average common and common equivalent shares outstanding after giving retroactive effect to the exchange of equity instruments in

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

conjunction with the Recapitalization (Note 1) and the conversion of all Class
L Common Stock and Class A Common Stock into approximately    shares and
shares, respectively of common stock upon the effectiveness of the Registration Statement. In addition, in accordance with Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83, shares issued and share options or warrants granted within one year of or in contemplation of the anticipated IPO have been included in the calculation of common share equivalents, using the treasury stock method to determine the dilutive effect of the issuances, as if they were outstanding for all periods presented. There are no dilutive common equivalent shares other than those considered outstanding for all periods presented in accordance with SAB No. 83.

  ACCOUNTING FOR STOCK-BASED COMPENSATION--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has not yet decided how it will adopt SFAS 123 during 1997.

  RECLASSIFICATIONS--Reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 presentation. These reclassifications had no effect on net income for 1994 or 1995.

3. ACCOUNTS RECEIVABLE

  Accounts receivable, net, consist of the following (in thousands):

                                                              MAY 31,
                                                         ------------------  ---
                                                           1995      1996
                                                         --------  --------
   Accounts receivable.................................. $119,633  $134,464
   Less allowances......................................   (5,308)   (7,595)
                                                         --------  --------
                                                         $114,325  $126,869
                                                         ========  ========

4. INVENTORIES

  Inventories consist of the following (table in thousands):

                                                              MAY 31,
                                                         ------------------
                                                           1995      1996
                                                         --------  --------
   Raw materials, principally parts and supplies........ $ 36,472  $ 26,264
   Finished goods.......................................   59,163    69,658
                                                         --------  --------
                                                         $ 95,635  $ 95,922
                                                         ========  ========

  Inventories are net of allowances of $787,000 and $2,122,000 at May 31, 1995 and 1996, respectively. These allowances are established based on management's estimates of inventory, held at year end, that is potentially obsolete or for which its market value is below cost.

5. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (table in thousands):

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                  ESTIMATED       MAY 31,
                                                 USEFUL LIFE ------------------
                                                   (YEARS)     1995      1996
                                                 ----------- --------  --------
   Land.........................................       --    $  1,230  $  1,230
   Building and improvements....................  up to 31      9,683    11,235
   Equipment....................................       3-7     25,784    37,191
   Construction in progress.....................       --         --      2,397
                                                             --------  --------
                                                               36,697    52,053
   Less accumulated depreciation................              (13,553)  (19,741)
                                                             --------  --------
                                                             $ 23,144  $ 32,312
                                                             ========  ========

  For the years ended May 31, 1994, 1995 and 1996, the Company recorded depreciation expense of $4,010,000, $5,052,000, and $6,188,000, respectively.

6. OTHER ASSETS

  Other assets consist of the following (table in thousands):

                                                                    MAY 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
   Non-compete agreements...................................... $ 3,561 $ 2,544
   Deferred financing costs....................................  25,767  22,284
   Other.......................................................   7,345   1,102
                                                                ------- -------
                                                                $36,673 $25,930
                                                                ======= =======

  At May 31, 1995 and 1996, capitalized non-compete payments made to the Company's key executives are net of accumulated amortization of $509,000 and $1,526,000, respectively.

  At May 31, 1995 and 1996 capitalized deferred financing costs are net of accumulated amortization of $1,741,000 and $5,224,000, respectively.

7. LONG-TERM DEBT

  Long-term debt consists of the following (table in thousands):

                                                                    MAY 31,
                                                               -----------------
                                                                 1995     1996
                                                               -------- --------
   Revolving Credit Facility.................................  $ 73,645 $ 80,000
   Term Loan A Facility......................................    17,500   16,875
   Term Loan B Facility......................................    17,500   17,438
   13% Senior Subordinated Notes, face amount $101,250 net of unamortized discount of $2,127 at May 31, 1995 and $1,952
    at May 31, 1996..........................................    99,123   99,298
   15% Senior Secured Discount Notes, face amount $123,700
    net of unamortized discount of $63,353 at May 31, 1995
    and $54,553 at May 31, 1996 .............................    60,347   69,147
                                                               -------- --------
                                                                268,115  282,758
   Less current portion......................................       688    3,065
                                                               -------- --------
       Total long-term debt..................................  $267,427 $279,693
                                                               ======== ========

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

CREDIT AGREEMENT

  In connection with the Recapitalization (Note 1), the Company, through its subsidiary Health & Fitness, entered into a Credit Agreement with a syndicate of banks. Borrowings under the Credit Agreement, consist of the Revolving Credit Facility, the Term Loan A Facility, and the Term Loan B Facility, and are secured by a perfected first priority security interest in the assets of the Company's subsidiaries. Under the terms of the Credit Agreement, Health & Fitness must comply with certain restrictive covenants, which include the requirement that Health & Fitness maintain minimum amounts of profitability, solvency, and liquidity. In addition, the Credit Agreement restricts Health & Fitness from making certain payments, including dividend payments, to its shareholders. At May 31, 1996, the Company was in compliance with all its financial covenants except for the capital expenditure limitation for the year ended May 31, 1996 with respect to which its lender waived compliance. Management believes that the Company will be in compliance with its financial covenants through 1997 and, therefore, borrowings under the Credit Agreement have been classified as long-term, exclusive of amounts due within one year under the Term Loan A Facility and Term Loan B Facility.

 Revolving Credit Facility

  The agreement provides for borrowings of up to $160.0 million based upon a percentage of eligible accounts receivable and inventories and expires on November 14, 1999. Advances under the Revolving Credit Facility bear interest, at Health & Fitness's option, at either (1) 2.75% plus the rate at which certain Eurodollar deposits are offered in the interbank Eurodollar market (the "LIBOR Rate") or (2) 1.75% plus the higher of (a) the highest of the most recently published or announced prime corporate base, reference or similar benchmark rate announced by Bankers Trust Company or (b) the published rate for ninety-day dealer placed commercial paper (the "Index Rate") (8.25% as of May 31, 1996 under the LIBOR rate option). The Company is required to pay a fee of 0.5% per annum on the average unused commitment under the Credit Agreement. For the years ended May 31, 1995 and 1996, the Company paid an unused commitment fee of $42,000 and $196,000, respectively. As of May 31, 1996, $48.8 million was available to be borrowed under the Revolving Credit Facility.

 Term Loan A Facility

  Under the Term Loan A Facility, $17,500,000 was advanced on November 14, 1994. Quarterly payments of $625,000 became due beginning March 31, 1996. Quarterly payments increase to $937,500 beginning March 31, 1997, to $1,250,000 beginning March 31, 1998, and to $1,562,500 beginning March 31, 1999, with the balance of $1,562,500 due at maturity on November 14, 1999. Advances under the Term Loan A Facility bear interest, at the Company's option, at a rate equal to either (1) 3.00% per annum plus the LIBOR Rate or
(2) 2.25% per annum plus the Index Rate (8.5% as of May 31, 1996 under the LIBOR rate option).

 Term Loan B Facility

  Under the Term Loan B Facility, $17,500,000 was advanced on November 14, 1994. Quarterly payments of $62,500 became due beginning March 31, 1996. Quarterly payments increase to $1,562,500 beginning March 31, 2000 through September 30, 2001, and the balance of $5,562,500 is due at maturity on November 14, 2001. Advances under the Term Loan B Facility bear interest, at the Company's option, at a rate equal to either (1) 3.50% per annum plus the LIBOR Rate or (2) 2.75% per annum plus the Index Rate (9.0% as of May 31, 1996 under the LIBOR rate option).

  A portion of the proceeds from the Credit Agreement were used to repay the long-term debt outstanding prior to the Recapitalization.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) SENIOR SUBORDINATED NOTES

  In conjunction with the Recapitalization (Note 1), the Company issued warrants to purchase 200,000 shares of Class A and 20,000 shares of Class L Common Stock and $101,250,000 face amount (net proceeds of $100.0 million) of 13% Senior Subordinated Notes (the "Senior Subordinated Notes") through its subsidiary Health & Fitness. The Senior Subordinated Notes are unsecured and bear interest at 13%, payable January 15 and July 15 through the maturity date of July 15, 2002. The warrants have an exercise price of $0.01 per share and expire on November 14, 1999. In conjunction with the sale, $968,000 of the issuance price was ascribed to the warrants and is included in the total discount on the notes. This discount is being amortized using the effective interest method.

  Upon certain asset sales, the Company may be obligated to purchase the Senior Subordinated Notes with the net cash proceeds of the asset sales at a redemption price of 100% of principal plus accrued and unpaid interest. Prior to November 15, 1997, up to $35 million of principal of the Senior Subordinated Notes may be redeemed at the Company's option with the proceeds of the sale in public offerings of common stock of IHF Holdings or the Company at a redemption price equal to 112.25% of the principal, together with accrued and unpaid interest at the redemption date. On or after November 15, 1998, the Senior Subordinated Notes may be redeemed at the Company's option, in whole or in part, at redemption prices ranging from 110% of principal amount in the year ended November 14, 1999, to 100% of principal amount subsequent to November 14, 2001, plus accrued and unpaid interest.

SENIOR SECURED DISCOUNT NOTES

  In conjunction with the Recapitalization (Note 1), the Company issued warrants to purchase 800,000 shares of Class A and 80,000 shares of Class L Common Stock and $123,700,000 face amount (net proceeds of $60.0 million) of 15% Senior Secured Discount Notes (the "Discount Notes") through its subsidiary IHF Holdings. The Discount Notes are senior secured obligations of IHF Holdings that begin bearing cash interest of 15% at November 15, 1999, payable each May 15 and November 15 thereafter, through the maturity date of November 15, 2004. The warrants have an exercise price of $0.01 per share and expire on November 14, 1999. In conjunction with the sale, $3,838,000 of the issuance price was ascribed to the warrants and is included in the total discount on the notes. This discount is being amortized using the effective interest method.

  Upon certain asset sales, the Company may be obligated to purchase the Discount Notes with the net cash proceeds of those sales at a redemption price of 100% of the accreted value plus accrued and unpaid interest. The accreted value increases from the initial discount price through November 15, 1999 to 100% of the face amount of the discount notes at that date. Prior to November 15, 1996, the Discount Notes may be redeemed at the Company's option, in whole or in part, with the proceeds of the sale in a public offering of common stock of IHF Holdings or the Company, at a redemption price of 114% of the accreted value, as defined in the note agreement. The Company is required to use at least 50% of the net proceeds of any such public offering for such redemption. On or after November 15, 1999, the Discount Notes may be redeemed at the Company's option, in whole or in part, at redemption prices ranging from 107.5% of principal amount in the year ended November 14, 2000, to 100% of principal amount subsequent to November 14, 2001, plus accrued and unpaid interest.

CHANGE IN CONTROL

  Upon a change in control, as defined in the indentures with respect to the Notes, each holder of the Senior Subordinated Notes and Discount Notes may require the Company to repurchase all or a portion of such holder's notes at a cash purchase price equal to 101% of the principal amount, plus

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

accrued and unpaid interest, if any, to the date of repurchase. The Credit Agreement provides that the occurrence of a change of control, as defined therein, constitutes an event of default under the Credit Agreement, which could require immediate payment of the Revolving Credit Facility, Term Loan A Facility and Term Loan B Facility.

FUTURE PAYMENTS

  As of May 31, 1996, the scheduled future principal payments of long-term debt (excluding the Revolving Credit Facility) are as follows (in thousands):

   YEAR ENDED MAY 31
     1997.............................................................. $  3,065
     1998..............................................................    4,312
     1999..............................................................    5,562
     2000..............................................................    6,438
     2001..............................................................    6,250
     Thereafter........................................................  233,636

8. CUMULATIVE REDEEMABLE PREFERRED STOCK--IHF HOLDINGS

 Authorization and Issuance of Series A Cumulative Redeemable Preferred Stock

  As part of the Recapitalization (Note 1), the Company's subsidiary IHF Holdings authorized 8,000 shares of Series A-1 Cumulative Redeemable Preferred Stock ("Series A-1 Preferred") and 2,042 shares of Series A-2 Cumulative Redeemable Preferred Stock ("Series A-2 Preferred"). The Series A-1 Preferred and Series A-2 Preferred (referred to collectively as the "Series A Preferred") are equivalent in all respects, except with respect to voting rights. In exchange for common stock and options in the Recapitalized Companies, 8,000 shares of Series A-1 Preferred and 1,000 shares of Series A-2 Preferred were issued to WHF at a stated issue price of $4,000 per share, and options to purchase 1,042 shares of Series A-2 Preferred were issued to certain officers of the Company. The options have an exercise price of $158.98 per share, subject to adjustment as defined in the option agreement, and expire on May 31, 2004. Compensation expense and a corresponding credit to the Series A Preferred carrying value of $4.0 million was recorded at the date such options were granted.

 Voting Rights

  Holders of Series A-1 Preferred are entitled to vote in the election of directors of IHF Holdings. All holders of Series A Preferred are entitled to vote in the approval of amendments to the terms of the Series A Preferred and in the approval of new indebtedness of the Company. Except as otherwise required by law or the Certificate of Incorporation of IHF Holdings, holders of Series A Preferred shares are not entitled to other voting rights.

 Liquidation Rights

  The Series A Preferred retains a liquidation preference over the common stock at a rate of $4,000 per share plus accrued but unpaid dividends.

 Dividends

  The Series A Preferred bears dividends at the rate of 12.75% per year through the 12th anniversary of issuance, at the rate of 15% during the following year and increasing by 1% for each succeeding year thereafter. Dividends also accrue on the shares of Series A Preferred which are subject to the options held by certain officers of the Company.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
 Redemption

  The Company has the option to redeem the Series A Preferred at any time after the fifth anniversary of the issue date or earlier upon: (1) a public offering of the common stock of the Company; (2) sale of substantially all the assets of IHF Holdings; (3) payment of a dividend or distribution on the Common Stock of IHF Holdings which would not otherwise be permitted under IHF Holdings' certificate of incorporation; or (4) any other similar event. In addition, the Company is required to redeem the Series A Preferred upon certain changes in control.

  The redemption price of the Series A Preferred is $4,000 per share plus accrued and unpaid dividends, if any. Under certain conditions, the redemption price may be fully or partially satisfied by shares of common stock of the entity effecting the public offering.

 Minority Interest in Preferred Stock of Subsidiary

  Management anticipates that the option to redeem the Series A Preferred will be exercised and for the years ended May 31, 1995 and 1996 has accrued dividends of $2.8 million and $5.1 million, respectively on the issued and outstanding preferred shares and outstanding options. Dividends accrued to the minority shareholders of IHF Holdings are charged to the Company's current operations.

9. STOCKHOLDERS' EQUITY

 Preferred Stock

  For the year ended May 31, 1994 and through November 14, 1994, the Recapitalized Companies had issued and outstanding preferred stock held by WHF on which dividends cumulated quarterly at $2.50 per share. Dividends of $531,000 were accrued and payable to WHF at May 31, 1994. For the period from June 1, 1994 to November 14, 1994, $243,000 of dividends had accrued and were paid in conjunction with the Recapitalization (Note 1). In conjunction with the Recapitalization, the preferred stock was exchanged for stock of IHF Holdings and IHF Capital.

 Common Stock and Additional Paid-In Capital

  In conjunction with the Recapitalization (Note 1), the Company authorized 1,200,000 shares of Class L Common Stock ("Class L Common"), and 15,000,000 shares of Class A Common Stock ("Class A Common"), with par value of $0.001. At the Recapitalization, 635,435 shares of Class L Common and 6,354,350 shares of Class A Common were issued at values of $99.00 and $0.10, respectively, in exchange for cash and equity in the Recapitalized Companies. All of the common stock that was issued and outstanding prior to the Recapitalization was retired as part of that transaction.

  As of May 31, 1996, the Company has reserved 186,435 shares of Class L Common and 2,831,581 shares of Class A Common for issuance upon exercise of outstanding warrants and options.

 Conversion

  Shares of Class L Common convert automatically to Class A Common upon an initial public offering. Each share of Class L Common is convertible into shares of Class A Common at a rate equivalent to the total of the issuance price of Class L Common, plus an internal rate of return of 2.5% per quarter, plus any other distributions declared by the Board of Directors (in total, the "Class L Minimum Payment Amount") divided by the net public offering price per share of the Class A Common, plus one, subject to certain adjustments. The conversion rate is also affected by any stock split, stock dividend or other similar event.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Voting Rights

  Holders of Class A Common are entitled to one vote per share. Holders of Class L Common are entitled to a number of votes per share equal to the number of Class A Common shares which would be received upon conversion of each share.

 Liquidation Preference

  The Class L Common retains a liquidation preference over the Class A Common at a rate equal to the Class L Minimum Payment amount. Subsequent to satisfying the liquidating preference of the Class L Common, the holders of the Class A Common are entitled to a liquidating preference of $.10 per share. All remaining distributions upon a liquidation are to be made ratably amongst the Class A Common and Class L Common shareholders (based upon the number of Class A Common shares into which each share of Class L Common stock is convertible).

 Stock Options and Warrants

  Prior to the Recapitalization, certain officers held options to purchase shares of the Recapitalized Companies. The exercise prices were based upon the fair market value of the Recapitalized Companies on the date the options were granted. The options became fully vested during the year ended May 31, 1994. During the year ended May 31, 1994, a portion of these options were exercised in exchange for receivables from officers. As part of the Recapitalization (Note 1), all remaining options to purchase shares in the Recapitalized Companies were exchanged for options to purchase shares of Series A Preferred (Note 8), and options and warrants to purchase Class L Common and Class A Common.

  Options and warrants issued in connection with the Recapitalization to purchase Class L Common and Class A Common consisted of the following:

  (1) Options to purchase 360,904 shares of Class L Common at an exercise price of $3.93482 per share with such price subject to certain anti-dilutive protection adjustments as provided for in the option agreement. 274,469 of these options were exercised and the shares called and cancelled during the year ended May 31, 1995. Options to purchase 86,435 shares of Class L Common are outstanding at May 31, 1996. The options expire May 31, 2004.

  (2) Options to purchase 3,609,044 shares of Class A Common at an exercise price of $0.00397 per share. These options were exercised and 2,744,690 of the shares called and cancelled during the year ended May 31, 1995. None of the options are outstanding at May 31, 1996.

  (3) Warrants to purchase 452,941 shares of Class A Common at an exercise price of $0.10 per share with such price subject to certain anti-dilutive protection adjustments as provided for in the warrant agreement. 45,294 of these warrants were exercised during the year ended May 31, 1995. Warrants to purchase 407,647 shares of Class A Common are outstanding at May 31, 1996. The warrants expire November 14, 1999.

  (4) Warrants to purchase 1,000,000 shares of Class A Common and 100,000 shares of Class L Common were issued in conjunction with the Senior Subordinated Notes and Discount Notes (Note 8), all of which are outstanding at May 31, 1996.

  Compensation charges, including related payroll taxes, totaling $39.0 million were recorded in the year ended May 31, 1995, relating to the exchange of options and warrants (including $4.0 million related to the issuance of the Series A-2 Preferred options (Note 9)).

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 1994 Stock Option Plan

  In November 1994, the 1994 Stock Option Plan (the "1994 Plan") was adopted by the Company and approved by the Board of Directors. The 1994 Plan originally provided for the granting of options to purchase up to 1,200,000 shares of Class A Common. The Board of Directors determines which individuals shall receive options, the time period during which the options may be exercised, the exercise price (which cannot be less than the fair market value of the Class A Common on the date of grant), and whether or not the options are incentive stock options as defined in section 422 of the Internal Revenue Code of 1986. Expired and cancelled options are not made available for future grant. In 1996, the plan was amended, subject to certain waivers of notice and shareholder approval, to provide for the granting of up to 2,110,207 shares of Class A Common.

  Activity under the 1994 Plan is summarized as follows:

                                                       NUMBER OF     RANGE OF
                                                       OPTIONED   EXERCISE PRICE
                                                        SHARES      PER SHARE
                                                       ---------  --------------
   Granted............................................ 1,146,331    $0.10-8.92
   Exercised..........................................  (634,117)     $0.10
                                                       ---------
   Outstanding at May 31, 1995........................   512,214    $0.10-8.92
   Granted............................................   963,876    $5.80-8.92
   Cancelled..........................................    (7,617)   $.10-$5.80
   Exercised..........................................   (44,539)        $0.10
                                                       ---------
   Outstanding at May 31, 1996........................ 1,423,934    $.10-$8.92
                                                       =========

  Of the total options outstanding under the 1994 Plan, 1,210,859 are exercisable at May 31, 1996. All options under the 1994 Plan become exercisable upon an initial public offering, subject to the approval of the Board of Directors. At May 31, 1996, there were no options available for future grant under the 1994 Plan.

   In September 1995 and March 1996, the exercise price of all performance options granted in 1995 under the 1994 Plan with an original exercise price per share of $30.87 were reset to exercise prices per share ranging from $5.80 to $8.92 which represented the fair value on the date of the reset with no change in the number of option share grants or vesting periods. The original exercise price of $30.87 per share for these performance options was established by the Board of Directors at the time of the Recapitalization to provide incentives to key members of management.

  During the year ended May 31, 1996, the Company recorded compensation expense of $2,769,000 equivalent to the difference between the fair market value of the underlying securities and the exercise price of related options granted. Such option grants were fully vested upon grant.

 Stock Restrictions

  The Company's stockholders and optionholders entered into an agreement which restricted the transfer or sale of shares by all investors until May 31, 1996 unless certain conditions were met. Subsequent to this date, these restrictions continue to be applicable for shares held by certain stockholders and optionholders. These same stockholders have been granted "tag along" rights by which they may participate in the sale of shares to non-investors by those stockholders not subject to the additional transfer and sale restrictions. These restrictions lapse upon the closing of a public offering of the Company's common stock.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. INCOME TAXES

  The provision for (benefit from) income taxes consists of the following (in thousands):

                                                  RECAPITALIZED
                                                    COMPANIES      COMPANY
                                                  ------------- ---------------
                                                                YEAR ENDED MAY
                                                                     31,
                                                   YEAR ENDED   ---------------
                                                   MAY 31,1994   1995     1996
                                                  ------------- -------  ------
   Current:
     Federal income taxes........................    $ 9,193    $ 4,277  $6,946
     State income taxes..........................      1,726        497     595
     Foreign income taxes........................        --         --      375
                                                     -------    -------  ------
       Total current.............................     10,919      4,774   7,916
                                                     -------    -------  ------
   Deferred:
     Federal income taxes........................     (1,005)    (8,466)    (18)
     State income taxes..........................       (148)    (1,027)     (2)
                                                     -------    -------  ------
       Total deferred............................     (1,153)    (9,493)    (20)
                                                     -------    -------  ------
                                                     $ 9,766    $(4,719) $7,896
                                                     =======    =======  ======

  The provision for (benefit from) income taxes differs from the amount computed by applying the statutory federal income tax rate to income (loss) before taxes as follows:

                                             RECAPITALIZED
                                               COMPANIES         COMPANY
                                             ------------- ---------------------
                                                           YEAR ENDED MAY 31,
                                              YEAR ENDED   ---------------------
                                              MAY 31,1994    1995        1996
                                             ------------- ---------   ---------
   Statutory federal income tax rate.......        35%           (35)%       35%
   State tax provision (benefit)...........         5             (3)         6
   Dividends on preferred stock............       --               5         19
   Other non-deductible items..............       --               6          8
   Foreign losses for which no benefit has
    been recognized........................       --             --          15
   Other...................................        (1)           --         --
                                                  ---      ---------   --------
   Provision for (benefit from) income tax-
    es.....................................        39%           (27)%       83%
                                                  ===      =========   ========


  As of May 31, 1995 and 1996, the Company recorded gross deferred tax assets and deferred tax liabilities as follows (in thousands):

                                                                   MAY 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Gross deferred tax assets.................................. $13,579  $15,506
   Gross deferred tax liabilities.............................  (2,870)  (3,972)
                                                               -------  -------
                                                                10,709   11,534
   Valuation allowance........................................   ( -- )    (805)
                                                               -------  -------
                                                               $10,709  $10,729
                                                               =======  =======

  The Company has provided a full valuation allowance for deferred tax assets related to foreign net operating loss carryforwards since realization of these future benefits is not sufficiently assured.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  Net deferred tax assets consist of the following (table in thousands):

                                                                   MAY 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Domestic net operating loss carryforward................... $ 3,767  $   --
   Foreign net operating loss carryforward....................     --       805
   Stock compensation expense.................................   4,642    5,694
   Future deductible interest.................................   1,211    3,766
   Depreciation...............................................  (1,786)  (2,730)
   Reserves and allowances....................................   2,942    3,770
   Contribution of land.......................................    (500)    (500)
   Uniform capitalization of inventory........................     879      937
   Other, net.................................................    (446)    (208)
                                                               -------  -------
                                                                10,709   11,534
   Valuation allowance........................................   ( -- )    (805)
                                                               -------  -------
                                                               $10,709  $10,729
                                                               =======  =======

  In the year ended May 31, 1996, the Company realized income tax benefits of $3,470,000 and $297,000 for the use of federal and state net operating loss carryforwards, respectively. At May 31, 1996, the Company had approximately $2.4 million of foreign net operating loss carryforwards available to reduce future foreign taxable income.

11. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                  COMPANY
                                                              ---------------
                                                RECAPITALIZED   YEAR ENDED
                                                  COMPANIES       MAY 31,
                                                ------------- ---------------
                                                 YEAR ENDED
                                                MAY 31, 1994   1995    1996
                                                ------------- ------- -------
   Cash paid during the period for (in thou-
    sands):
     Interest..................................    $ 5,259    $12,188 $25,191
     Income taxes..............................     10,237      5,286   8,928

  For the year ended May 31, 1994 and the period from June 1, 1994 through November 14, 1994, income tax payments were made to WHF.

 Non-cash investing and financing activities

  As part of the Recapitalization (Note 1): (1) the existing shareholders of the Recapitalized Companies contributed their capital stock of these Companies (recorded value of $7.7 million) to IHF Capital, IHF Holdings, and Health & Fitness in exchange for common stock of IHF Capital, preferred stock of IHF Holdings, warrants to purchase common stock of IHF Capital (aggregate fair value of $58.8 million), and the Shareholder Notes ($159.3 million), and (2) certain senior executives of the Company exchanged their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase common stock of IHF Capital and $4.0 million of warrants to purchase preferred stock of IHF Holdings. Subsequent to the closing of the Recapitalization, the Company redeemed certain of the options exchanged by the executives as part of the Recapitalization for $26.4 million.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In conjunction with the issuance of the Senior Subordinated Notes and the Discount Notes (Note 8), the Company issued warrants to purchase common stock of IHF Capital. These warrants were ascribed values of $968,000 and $3,838,000, respectively, and were recorded as additional discounts on the Notes with an offsetting credit to additional paid-in capital.

12. COMMITMENTS AND CONTINGENCIES

  LEASES--The Company has noncancelable operating leases, primarily for computer and production equipment, that expire over the next five years. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance. Future minimum payments under noncancelable operating leases consist of the following at May 31, 1996 (table in thousands):

   FOR YEAR ENDED MAY 31:
     1997............................................................... $ 6,009
     1998...............................................................   4,945
     1999...............................................................   2,936
     2000...............................................................   1,189
     2001...............................................................     426
     Thereafter ........................................................     --
                                                                         -------
       Total............................................................ $15,505
                                                                         =======

  Rental expense for operating leases was approximately $1,767,000, $2,890,000 and $2,513,000 for the years ended May 31, 1994, 1995 and 1996, respectively.

  WEIDER LITIGATION--On August 28, 1995, WHF and its affiliates commenced a number of legal proceedings against the Company, its affiliates and all of the non-WHF directors and commenced arbitration proceedings against the Company. WHF and its affiliates claim, among other things: (i) they are entitled to various economic adjustments under agreements related to the Recapitalization,
(ii) the Company has intentionally violated territorial limitations and various other terms of the distribution agreement under which WHF was granted exclusive rights to distribute the Company's products in certain international territories, (iii) the directors and executive officers of the Company have breached their fiduciary duties to IHF Capital, IHF Holdings and Health & Fitness and to IHF Capital's minority stockholders, and (iv) the Company has violated its duties to WHF under the Management Agreement (Note 13). In addition, WHF and its affiliates seek to recover compensatory damages of at least $25 million, punitive damages of $35 million and injunctive relief requiring the Company to honor its alleged obligations. On August 28, 1995, WHF sought, and was denied, a temporary restraining order relating to alleged violations of the Distribution Agreement (Note 13). The Company intends to defend vigorously against the claims of WHF and its affiliates. The Company, based in part on discussions with legal counsel, does not believe the outcome of the WHF litigation will have material adverse effect upon the Company's results of operations and financial position.

  The Company, on August 28, 1995, initiated a lawsuit against WHF and its affiliates seeking a preliminary injunction forbidding WHF to continue production and marketing of illicit copies of one of the Company's most significant product lines. The Company intends to assert all claims that it may have against WHF and its affiliates, including claims that: (i) WHF and its affiliates have improperly sourced products (including WHF branded products), (ii) WHF and its affiliates have infringed the Company's rights to the "WHF" trademark, (iii) the Company is entitled to economic adjustments under the agreements related to the Recapitalization and (iv) WHF has violated territorial limits and other terms of the Distribution Agreement (Note 13).

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  OTHER LITIGATION--The Company is one of several named defendants in legal matters involving product liability claims, several insured and one uninsured. The plaintiff in each case seeks general and specific damages in various specified and unspecified amounts. Since many of these matters are in the initial discovery stage, it is not possible to predict, with any certainty, the outcome or range of potential loss. However, management, based in part on discussions with legal counsel, believes that the Company has meritorious defenses and that resolution of these matters should not result in uninsured liability, if any, that would be materially greater than the estimated liability included in accrued expenses of $900,000 and $1,500,000 at May 31, 1995 and 1996, respectively.

  The Company is involved in various other claims, potential unasserted claims, and legal actions, including several patent infringement claims, arising in the ordinary course of business. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position and results of operations and, accordingly, no amounts have been accrued in the financial statements.

  WARRANTY--The Company warrants its products against defects in materials and workmanship for a period of 90 days after sale to the end-user. As of May 31, 1995 and 1996, the Company had an accrual for estimated warranty costs on products sold of approximately $2,470,000 and $3,200,000, respectively, which is included in accrued expenses in the accompanying balance sheet.

  RETIREMENT PLANS--All employees who have met minimum age and service requirements are eligible to participate in one of two 401(k) savings plans. Participants may make tax deferred contributions up to 15% of total salary. Company contributions to the two plans for the years ended May 31, 1994, 1995 and 1996 were $48,000, $220,000 and $233,000, respectively.

13. RELATED PARTY TRANSACTIONS

  RECAPITALIZATION EXPENSES--The Company reimbursed $2.0 million of expenses incurred by Weider, Bain Capital, and other shareholders in connection with the financing related to the Recapitalization. In addition, the Company paid Bain Capital a fee of $3.5 million for services provided in structuring the Recapitalization (Note 1).

  MANAGEMENT FEES--The Company received $2.7 million in the year ended May 31, 1995 as a fee for administrative services provided to WHF in the management of one of its subsidiaries (the "Management Agreement") which was recorded as a reduction of general and administrative expense for the period. Subsequent to the Recapitalization, the Management Agreement requires the Company, to the extent applicable, to source WHF products, or products substantially the same as those sold by WHF, from WHF prior to seeking sources of those products from outside vendors. During the years ended May 31, 1994, 1995 and 1996, the Company purchased approximately $7.4 million, $26.4 million and $50.7 million, respectively, of products from WHF and had a trade payable of $1.3 million and $.7 million at May 31, 1995 and 1996, respectively.

  In conjunction with the Recapitalization, the Company executed an agreement with a majority shareholder who provides management and advisory services. Total annual fees due under this agreement are $800,000, and, for the years ended May 31, 1995 and 1996, the Company recorded management fee expense of $333,000 and $800,000, respectively. In addition, if the Company enters into any acquisition transactions involving at least $10 million, the Company must pay a fee to this majority shareholder of approximately 1% of the gross purchase price, including liabilities assumed, of the transaction.

                               IHF CAPITAL, INC.
                   (TO BE RENAMED ICON FITNESS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  NON-COMPETE AGREEMENTS--In November 1994, the Company entered into non-compete agreements with certain key executives of the Company in connection with the Recapitalization (Note 2).

  LICENSE FEES--Concurrent with the closing of the Recapitalization, the Company obtained certain rights to use the WHF name pursuant to two separate exclusive license agreements. Under the Weider Sports License, the Company paid a $5 million license fee for a perpetual license with respect to Weider Canadian Trademark Rights. Under the Weider Health and Fitness license, the Company is required to pay a royalty with respect to Weider U.S. and other trademark rights equal to 2% of sales of licensed products sold thereunder until such time as the Company has paid an aggregate royalty equal to $12 million plus an interest factor accruing on the unpaid portion of the royalty at a per annum rate of 10%. If the royalty has not been paid in full by the tenth anniversary of the Recapitalization, or if the sales of WHF product fall below a certain level and the royalty is not paid in full at that time, the Company's rights under the license agreement will terminate. The Company recorded license fees of approximately $500,000 and $549,000 during the years ended May 31, 1995 and 1996, respectively, under this agreement. The Company had accrued license fees payable to WHF of $503,000 and $81,000 at May 31, 1995 and 1996.

  DISTRIBUTION AGREEMENT--The Company has appointed a Canadian WHF affiliate to be the exclusive distributor of Health & Fitness products worldwide, excluding the United States, Mexico and certain countries in Europe. Under the terms of this agreement, the Company sells its products directly to WHF affiliates for resale in the agreed-upon territory. In conjunction with this agreement, the Company recorded revenue of $6.9 million for the year ended May 31, 1996 and had a trade receivable from WHF affiliates of $1.5 million at May 31, 1996. In addition, for the fiscal years ended May 31, 1995 and 1994, the Company recorded revenue from sales to WHF of $8.8 million and $4.9 million, respectively, and, at May 31, 1995, the Company had a trade receivable from WHF affiliates of $2.6 million.

  AIRCRAFT LEASE. In June 1996, the Company entered into an oral agreement with FG Aviation, Inc. ("FG"), a company which is jointly owned by officers of the Company, whereby the Company will lease an airplane from FG for a minimum of 400 hours per year at a fair market rate (between $1,500 and $1,700 per hour, as adjusted by the Company's costs associated with flight crews). Scheduled maintenance and insurance will be paid for by FG and non-scheduled maintenance will be paid for by the Company. Flight crews will be provided by the Company. In connection with this lease the Company advanced $280,000 to officers of the Company to be used as a security deposit on the aircraft lease.

  CANADIAN AND EUROPEAN OPTIONS--At any time prior to May 15, 1997, the Company has an option to acquire the net fixed assets, inventory, and certain other assets and to assume certain related leases and contracts of a Canadian manufacturing business affiliated with WHF ("CanCo") and certain other parties at a purchase price equal to one half of the historical net book value of its inventory, fixed assets and equipment. In addition, the Company had an option to acquire certain property and to assume certain related leases of several European operations owned by WHF at any time prior to May 15, 1997.

  In August 1995, the Company gave notice of its intention to exercise its option to purchase the assets of CanCo. The Company may terminate this notice at any time prior to executing a final purchase and sale agreement. The purchase of the CanCo assets has not yet been completed due to complications related to the WHF litigation (Note 12), However, based on its due diligence and the estimated purchase price of $1.5 million, the Company does not believe that CanCo's operations are significant.

  In July 1995 and December 1995, the Company exercised its options to purchase certain fixed assets of the WHF European affiliates in conjunction with the establishment of its own sales operations in Europe. The total purchase price for these assets was approximately $200,000 and approximated the net book value of the assets at the date of purchase.

14. SUBSEQUENT EVENTS

  HEALTHRIDER ACQUISITION--In July 1996, the Company executed a definitive agreement to acquire the net assets, excluding certain liabilities (including liabilities associated with the lawsuit filed by certain stockholders of HealthRider), of HealthRider, Inc. ("HealthRider"). Total consideration for the purchase will consist of the payment of $16.8 million, the assumption of amounts outstanding under HealthRider's revolving credit facility on the date of acquisition and estimated fees and expenses of $1.0 million. The acquisition will be accounted for under the purchase method of accounting.

  In conjunction with and contingent upon the successful closing of the acquisition of HealthRider, the Company entered into definitive agreements to buy out HealthRider's manufacturing contract with Parkway Manufacturing, Inc. ("Parkway") and to buy out the minority interest of HealthRider's European subsidiary held by La Forza, Limited ("La Forza"). The buyout agreement with Parkway will require the Company to make a payment of $10.1 million, including the repayment of $1.0 million of trade payables owed to Parkway by HealthRider and the payment of $4.1 million for inventory and certain manufacturing equipment of Parkway purchased for the manufacturing of HealthRider brand products. The buyout agreement with La Forza will require the Company to make a payment of $.6 million and to provide La Forza with $.1 million of inventory.

  The acquisition is contingent upon, among other things, obtaining appropriate approvals from HealthRider's shareholders and bankers.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HealthRider, Inc.:

  We have audited the accompanying consolidated balance sheets of HealthRider, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthRider, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1995 in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Salt Lake City, Utah

 July 22, 1996 (except with respect to the consummation of the asset purchase agreement discussed in Notes 1, 7 and 13, as to which the date is August 16,
1996)

                       HEALTHRIDER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                         ------------------------   JUNE 30,
                                            1994         1995         1996
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
 Cash................................... $ 1,156,000  $   532,000  $   867,000
 Accounts receivable, less allowance
  for doubtful accounts of $348,000,
  $3,783,000 and $2,756,000 (unau-
  dited)................................  10,608,000   29,944,000   22,877,000
 Inventories............................   2,091,000   14,937,000   23,082,000
 Prepaid expenses and other.............   1,913,000    6,301,000    3,280,000
 Income tax receivable..................         --           --     2,128,000
 Deferred income tax asset, net.........     416,000    5,310,000    7,204,000
                                         -----------  -----------  -----------
   Total current assets.................  16,184,000   57,024,000   59,438,000
Property and equipment, net.............   5,373,000    6,058,000   27,329,000
Other assets, net.......................     136,000    1,649,000    1,648,000
                                         -----------  -----------  -----------
                                         $21,693,000  $64,731,000  $88,415,000
                                         ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable....................... $ 4,165,000  $22,149,000   21,072,000
 Accrued expenses.......................   5,240,000   17,485,000   17,022,000
 Line of credit.........................         --           --    11,567,000
 Income taxes payable...................   2,199,000    1,206,000          --
 Current portion of capital lease obli-
  gations...............................     315,000      298,000    1,158,000
 Current portion of long-term debt......      59,000       45,000       43,000
 Other liabilities......................     333,000      411,000          --
                                         -----------  -----------  -----------
   Total current liabilities............  12,311,000   41,594,000   50,862,000
Capital lease obligations, net of cur-
 rent portion...........................     480,000      247,000   18,149,000
Long-term debt, net of current portion..     213,000      193,000      173,000
                                         -----------  -----------  -----------
   Total liabilities....................  13,004,000   42,034,000   69,184,000
                                         -----------  -----------  -----------
Commitments and contingencies (Notes 1,
 6, 7 and 10)
Stockholders' equity:
 Preferred stock, $.01 par value;
  1,000,000 shares authorized; none is-
  sued..................................         --           --           --
 Common stock, $.01 par value;
  25,000,000 shares authorized;
  9,272,335, 10,057,001 and 10,077,030
  (unaudited) shares issued and out-
  standing..............................      93,000      101,000      101,000
 Additional paid-in capital.............     291,000      699,000      729,000
 Notes receivable from officers.........    (110,000)    (110,000)     (35,000)
 Retained earnings......................   8,415,000   22,002,000   18,393,000
 Cumulative translation adjustments.....         --         5,000       43,000
                                         -----------  -----------  -----------
   Total stockholders' equity...........   8,689,000   22,697,000   19,231,000
                                         -----------  -----------  -----------
                                         $21,693,000  $64,731,000  $88,415,000
                                         ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                       HEALTHRIDER, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                          ---------------------------------------  --------------------------
                             1993          1994          1995          1995          1996
                          -----------  ------------  ------------  ------------  ------------
                                                                   (UNAUDITED)   (UNAUDITED)
Net sales...............  $21,181,000  $106,587,000  $241,415,000  $117,006,000  $113,156,000
Cost of goods sold......    7,066,000    37,483,000    84,465,000    40,334,000    43,481,000
                          -----------  ------------  ------------  ------------  ------------
   Gross profit.........   14,115,000    69,104,000   156,950,000    76,672,000    69,675,000
                          -----------  ------------  ------------  ------------  ------------
Operating expenses:
 Selling and marketing..   12,049,000    48,403,000   119,310,000    53,320,000    65,811,000
 General and adminis-
  trative...............    1,074,000     4,976,000    15,877,000     6,812,000     8,497,000
                          -----------  ------------  ------------  ------------  ------------
   Total operating ex-
    penses..............   13,123,000    53,379,000   135,187,000    60,132,000    74,308,000
                          -----------  ------------  ------------  ------------  ------------
Income (loss) from oper-
 ations.................      992,000    15,725,000    21,763,000    16,540,000    (4,633,000)
                          -----------  ------------  ------------  ------------  ------------
Other income (expense),
 net:
 Interest expense.......     (645,000)   (1,127,000)     (119,000)      (55,000)   (1,341,000)
 Minority interest in
  loss of subsidiary....          --            --         95,000           --            --
 Other income (loss),
  net...................       50,000       745,000     1,991,000       943,000     1,121,000
                          -----------  ------------  ------------  ------------  ------------
   Total other income
    (expense), net......     (595,000)     (382,000)    1,967,000       888,000      (220,000)
                          -----------  ------------  ------------  ------------  ------------
Income (loss) before
 provision for income
 taxes..................      397,000    15,343,000    23,730,000    17,428,000    (4,853,000)
(Provision) benefit for
 income taxes...........      (99,000)   (6,405,000)  (10,143,000)   (7,494,000)    1,244,000
                          -----------  ------------  ------------  ------------  ------------
Net income (loss).......  $   298,000  $  8,938,000  $ 13,587,000  $  9,934,000  $ (3,609,000)
                          ===========  ============  ============  ============  ============


          See accompanying notes to consolidated financial statements.

                       HEALTHRIDER, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
               AND THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                                                             NOTES
                             COMMON STOCK       ADDITIONAL RECEIVABLE               CUMULATIVE      TOTAL
                          --------------------   PAID-IN      FROM      RETAINED    TRANSLATION STOCKHOLDERS'
                            SHARES     AMOUNT    CAPITAL    OFFICERS    EARNINGS    ADJUSTMENTS    EQUITY
                          ----------  --------  ---------- ----------  -----------  ----------- -------------
Balance at December 31,
 1992...................   6,805,001  $ 68,000   $    --   $     --    $  (821,000)   $   --     $  (753,000)
 Purchase and
  cancellation of common
  shares................     (40,000)      --     (20,000)       --            --         --         (20,000)
 Issuance of common
  shares for services...     150,000     1,000     29,000        --            --         --          30,000
 Issuance of common
  shares for cash.......   1,100,500    11,000    207,000        --            --         --         218,000
 Issuance of common
  shares pursuant to
  antidilutive right....   1,004,334    10,000    (10,000)       --            --         --             --
 Net income.............         --        --         --         --        298,000        --         298,000
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at December 31,
 1993...................   9,019,835    90,000    206,000        --       (523,000)       --        (227,000)
 Purchase and
  cancellation of common
  shares................    (100,000)   (1,000)   (74,000)       --            --         --         (75,000)
 Exercise of stock
  options...............     352,500     4,000    159,000   (110,000)          --         --          53,000
 Net income.............         --        --         --         --      8,938,000        --       8,938,000
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at December 31,
 1994...................   9,272,335    93,000    291,000   (110,000)    8,415,000        --       8,689,000
 Exercise of stock
  options...............     536,500     5,000    381,000        --            --         --         386,000
 Issuance of common
  shares pursuant to
  antidilutive right....     245,666     3,000     (3,000)       --            --         --             --
 Issuance of common
  shares for services...       2,500       --      30,000        --            --         --          30,000
 Cumulative translation
  adjustments...........         --        --         --         --            --       5,000          5,000
 Net income.............         --        --         --         --     13,587,000        --      13,587,000
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at December 31,
 1995...................  10,057,001   101,000    699,000   (110,000)   22,002,000      5,000     22,697,000
 Issuance of common
  shares for services
  (unaudited)...........      25,000       --      38,000        --            --         --          38,000
 Receipt of common
  shares as payment of
  note receivable from
  officer (unaudited)...      (4,971)      --      (8,000)    75,000           --         --          67,000
 Cumulative translation
  adjustments
  (unaudited)...........         --        --         --         --            --      38,000         38,000
 Net loss (unaudited)...         --        --         --         --     (3,609,000)       --      (3,609,000)
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at June 30, 1996
 (unaudited)............  10,077,030  $101,000   $729,000  $ (35,000)  $18,393,000    $43,000    $19,231,000
                          ==========  ========   ========  =========   ===========    =======    ===========

          See accompanying notes to consolidated financial statements.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                 JUNE 30,
                          --------------------------------------  ------------------------
                             1993         1994          1995         1995         1996
                          -----------  -----------  ------------  -----------  -----------
                                                                  (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
Net income (loss).......  $   298,000  $ 8,938,000  $ 13,587,000  $ 9,934,000  $(3,609,000)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and amor-
  tization..............      142,000      570,000     2,167,000      735,000    1,824,000
 Provision for losses on
  accounts receivable...      256,000      649,000     4,882,000    3,053,000    3,690,000
 Deferred income tax
  provision (benefit)...       21,000     (437,000)   (4,894,000)  (2,341,000)  (1,894,000)
 Loss on disposition of
  assets................          --           --        417,000          --       156,000
 Issuance of common
  shares for services...       30,000          --         30,000       30,000      105,000
 Changes in operating
  assets and liabili-
  ties--
  Accounts receivable...   (2,018,000)  (9,455,000)  (24,218,000)  (6,199,000)   3,377,000
  Inventories...........     (576,000)  (1,465,000)  (12,846,000)  (3,430,000)  (8,145,000)
  Prepaid expenses and
   other................     (134,000)  (1,297,000)   (4,388,000)  (2,775,000)   3,021,000
  Other assets..........          --           --       (129,000)     (70,000)       1,000
  Accounts payable......    2,025,000    2,085,000    17,984,000    1,786,000   (1,077,000)
  Accrued expenses......      837,000    4,131,000    12,245,000    5,392,000     (463,000)
  Income taxes payable..       78,000    2,121,000      (993,000)     923,000   (3,334,000)
  Other liabilities.....      326,000      (42,000)       78,000     (283,000)    (411,000)
                          -----------  -----------  ------------  -----------  -----------
   Net cash provided by
    (used in) operating
    activities..........    1,285,000    5,798,000     3,922,000    6,755,000   (6,759,000)
                          -----------  -----------  ------------  -----------  -----------
CASH FLOWS USED IN IN-
 VESTING ACTIVITIES:
Purchase of property and
 equipment..............     (645,000)  (4,410,000)   (4,636,000)  (2,442,000)  (4,009,000)
                          -----------  -----------  ------------  -----------  -----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
Net borrowings on line
 of credit..............          --           --            --           --    11,567,000
Proceeds from issuance
 of long-term debt......      397,000      461,000        35,000       35,000          --
Principal payments on
 long-term debt.........     (238,000)    (822,000)      (69,000)     (37,000)     (22,000)
Principal payments on
 capital lease obliga-
 tions..................          --       (62,000)     (267,000)    (129,000)    (480,000)
Proceeds from notes pay-
 able to stockholders...       97,000       84,000           --           --           --
Principal payments on
 notes payable to stock-
 holders................     (178,000)    (820,000)          --           --           --
Purchase of common
 shares.................      (20,000)     (75,000)          --           --           --
Net proceeds from issu-
 ance of common stock...      218,000       53,000       386,000      353,000          --
                          -----------  -----------  ------------  -----------  -----------
   Net cash provided by
    (used in) financing
    activities..........      276,000   (1,181,000)       85,000      222,000   11,065,000
                          -----------  -----------  ------------  -----------  -----------
Effect of changes in ex-
 change rates on cash...          --           --          5,000          --        38,000
                          -----------  -----------  ------------  -----------  -----------
Net increase (decrease)
 in cash................      916,000      207,000      (624,000)   4,535,000      335,000
Cash at beginning of pe-
 riod...................       33,000      949,000     1,156,000    1,156,000      532,000
                          -----------  -----------  ------------  -----------  -----------
Cash at end of period...  $   949,000  $ 1,156,000  $    532,000  $ 5,691,000  $   867,000
                          ===========  ===========  ============  ===========  ===========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
Cash paid during the pe-
 riod for:
 Interest...............  $   554,000  $ 1,234,000  $    107,000  $    80,000  $ 1,232,000
 Income taxes...........          --     4,721,000    16,230,000    8,912,000    4,234,000

NONCASH INVESTING AND FINANCING ACTIVITIES:

  During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, capital lease obligations totaling $857,000, $17,000 and $19,242,000 (unaudited), respectively, were entered into for the acquisition of a new corporate office building, office furniture, and computer, telephone and other equipment.

  During the year ended December 31, 1995 and the six months ended June 30, 1995, the Company contributed $1,600,000 of land to a limited liability company (LLC) in return for a 50 percent ownership interest in the LLC (see
Note 7).

  During the year ended December 31, 1994, certain officers of the Company exercised stock options with promissory notes to the Company in the amount of $110,000.

         See accompanying notes to consolidated financial statements.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY

 NATURE OF OPERATIONS

  The Company designs, markets and distributes innovative fitness equipment designed primarily for use at home. The Company markets and distributes its products through a variety of distribution channels, including direct-response advertising (television infomercials and other forms of electronic and print media) and a nationwide network of company-owned retail locations in regional shopping malls, as well as large and small independent retailers, including specialty retail stores.

 DEPENDENCE ON THE HEALTHRIDER AND OTHER SIMILAR PRODUCTS

  The Company's growth in sales and profitability through December 31, 1995 was attributable primarily to the demand for the Company's principal product, the HealthRider, as well as other similar products based on the HealthRider which are sold at other price points and through other distribution channels. The HealthRider and the other similar products, consisting principally of the aeROBICRider and SportRider, have accounted for 100%, 99% and 98% of the Company's net sales during the years ended December 31, 1993, 1994 and 1995, respectively, and accounted for 95% (unaudited) of the Company's net sales during the six months ended June 30, 1996. Any significant decline in demand for the HealthRider and other related products, would have a material adverse effect on the Company's business and results of operations (see Recent Developments below).

 RECENT DEVELOPMENTS

  Subsequent to December 31, 1995, the Company began to experience a liquidity crisis caused by a build-up of inventory which was exacerbated by the terms of a manufacturing agreement (see Note 7), by lower than expected revenues, higher selling expenses related to infomercials and lower margins as well as more lenient payment terms with certain wholesale customers and longer deferred payment plans with retail customers.

  During the six months ended June 30, 1996, the Company's sales levels declined in all distribution channels and the Company experienced a loss from operations of $4,633,000 (unaudited). As discussed in Note 6, as a result of the operating losses and other covenant violations, the Company was in default under its line of credit agreement. The liquidity crisis resulted in legal actions being taken by certain principal suppliers (see Note 7). As discussed in Note 13, the Company entered into a definitive agreement to sell the Company's assets in exchange for approximately $16.8 million of cash and the assumption of the majority of the Company's liabilities by the buyer. The sale was consummated on August 16, 1996 and the Company's operations have been transferred to the Buyer.

 ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

  The Company was originally organized and incorporated in the State of Utah on March 13, 1991 as ExerHealth, Inc. HealthRider, Inc. was incorporated in the state of Delaware on May 10, 1995 for

                      HEALTHRIDER, INC. AND SUBSIDIARIES
the purpose of reincorporating ExerHealth, Inc. as a Delaware corporation. Effective June 30, 1995, ExerHealth, Inc. was merged into HealthRider, Inc. and each share of common stock of ExerHealth, Inc. was converted into one share of common stock of HealthRider, Inc.

  The accompanying consolidated financial statements include the accounts of HealthRider, Inc. and its subsidiaries (collectively, the "Company")-- HealthRider International, Inc., HealthRider Canada, Inc., BodyHealth, Incorporated, wholly owned U.S. Corporations, and HealthRider International Limited (a UK corporation) which is 76 percent owned by HealthRider International, Inc. HealthRider Inc. has entered into an agreement with HealthRider International Limited whereby HealthRider International Limited has the rights to market the Company's products outside of the U.S., except for Canada and certain Pacific Rim countries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 TRANSLATION OF FOREIGN CURRENCIES

  Assets and liabilities of HealthRider International Limited are translated into U.S. dollars at the applicable rates of exchange at each period end. Transactions with foreign entities that result in income and expense for the Company are translated at the average rate of exchange during the periods. Translation gains and losses are reflected as a separate component of stockholders' equity. Transaction gains and losses are recorded in the consolidated statements of income.

 ACCOUNTS RECEIVABLE

  The Company allows its retail customers to purchase its products under various monthly installment payment plans ranging from four to ten months.

 INVENTORIES

  Inventories, which consist of finished goods, are stated at the lower of cost or market, using the first-in, first-out (FIFO) method.

 ADVERTISING COSTS

  The Company generally expenses advertising costs at the time the advertisement takes place. Most direct response advertising using the Company's infomercials requires advance payments which are recorded as prepaid advertising costs until the infomercials are aired. The Company capitalizes the production costs of its direct response advertising and amortizes them over the expected airing periods which typically range from six months to one year. The Company periodically reviews the carrying amounts for impairment and during the six months ended June 30, 1996 the Company recognized a $1,600,000 (unaudited) charge related to the Company's 1996 infomercial.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation and amortization, which includes amortization of assets recorded under capital leases, are computed using the straight-line method over the estimated useful lives of the assets or the terms of the leases. The Company's corporate building is amortized over the lease term of 15 years and furniture and equipment are depreciated based on lives ranging from three to five years. Leasehold improvements are amortized over the terms of the respective leases, ranging from one to fifteen years. Expenditures for maintenance and repairs are charged to expense as incurred. Gains and losses on sale or abandonment of property and equipment are reflected in current operations.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the accompanying balance sheets for cash, accounts receivable, and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The fair value of the Company's long-term debt also approximates fair value based on current rates for similar debt.

 REVENUE RECOGNITION

  Sales are recognized at the time products are shipped to the customer. Allowances are recognized for estimated returns and discounts associated with these sales. Payments received for products that have not been shipped by the end of the period are recorded as unearned revenue.

 WARRANTY COSTS

  The Company provides for estimated warranty costs as products are sold and periodically adjusts the estimates to reflect actual experience. The accrued liability for warranty costs is included in accrued expenses in the accompanying consolidated balance sheets.

 INCOME TAXES

  The Company recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 CONCENTRATIONS OF CREDIT RISK

  Financial instruments which subject the Company to potential concentrations of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides unsecured credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

 RECENT ACCOUNTING PRONOUNCEMENT

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-

                      HEALTHRIDER, INC. AND SUBSIDIARIES

Lived Assets to be Disposed Of" (SFAS No. 121). The Company adopted SFAS No. 121 during the three months ended March 31, 1996. The adoption did not have a material impact on the Company's financial position or results of operations.

 INTERIM RESULTS (UNAUDITED)

  The accompanying consolidated balance sheet at June 30, 1996, the consolidated statements of income and cash flows for the six months ended June 30, 1995 and 1996 and the consolidated statement of stockholders' equity for the six months ended June 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. The data disclosed in the notes to consolidated financial statements for these periods are also unaudited. Results for the unaudited six-month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the Company's full fiscal year.

 RECLASSIFICATIONS

  Certain minor reclassifications have been made to the 1993 and 1994 consolidated financial statements to be consistent with the 1995 and 1996 presentations.

(3) PREPAID EXPENSES AND OTHER

  Prepaid expenses are comprised of the following:

                                                   DECEMBER 31,
                                               ---------------------  JUNE 30,
                                                  1994       1995       1996
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
      Prepaid advertising costs............... $1,137,000 $3,907,000 $  602,000
      Other prepaid expenses..................    776,000  2,394,000  2,678,000
                                               ---------- ---------- ----------
                                               $1,913,000 $6,301,000 $3,280,000
                                               ========== ========== ==========

(4) PROPERTY AND EQUIPMENT

  Property and equipment are comprised of the following:

                                                DECEMBER 31,
                                           -----------------------   JUNE 30,
                                              1994        1995         1996
                                           ----------  -----------  -----------
                                                                    (UNAUDITED)
Land.....................................  $2,512,000  $   912,000  $   912,000
Building.................................         --           --    18,228,000
Computer and telephone equipment.........   1,641,000    3,264,000    4,473,000
Furniture and fixtures...................     907,000    1,439,000    4,241,000
Leasehold improvements...................     520,000    1,950,000    2,259,000
Machinery and equipment..................     319,000      210,000      359,000
Vehicles.................................     110,000      147,000      147,000
                                           ----------  -----------  -----------
                                            6,009,000    7,922,000   30,619,000
Less accumulated depreciation and amorti-
 zation..................................    (636,000)  (1,864,000)  (3,290,000)
                                           ----------  -----------  -----------
                                           $5,373,000  $ 6,058,000  $27,329,000
                                           ==========  ===========  ===========

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  Depreciation and amortization of property and equipment totaled $107,000, $526,000 and $1,797,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $1,222,000 for the six months ended June 30, 1996
(unaudited).

(5) ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                  DECEMBER 31,       JUNE 30,
                                             ---------------------- -----------
                                                1994       1995        1996
                                             ---------- ----------- -----------
                                                                    (UNAUDITED)
Payroll and related taxes................... $2,020,000 $ 5,040,000 $ 2,475,000
Royalties...................................  1,281,000   2,891,000   2,589,000
Sales taxes.................................    754,000   1,489,000   1,234,000
Returns allowance...........................    510,000   2,260,000   1,810,000
Warranty....................................    200,000   1,486,000   1,596,000
Other.......................................    475,000   4,319,000   7,318,000
                                             ---------- ----------- -----------
                                             $5,240,000 $17,485,000 $17,022,000
                                             ========== =========== ===========

(6) DEBT

 LINE OF CREDIT AGREEMENTS

  As of December 31, 1995, the Company had a line of credit agreement with a bank (the Bank) whereby a maximum of $10,000,000 was available for working capital and letters of credit. Borrowings on the line of credit were limited to 80 percent of eligible wholesale accounts receivable, 50 percent of eligible consumer accounts receivable and eligible inventories, as defined, and bore interest at the bank's variable base rate. At December 31, 1995, the variable base rate was 8.50 percent. The line of credit agreement required the maintenance of certain financial ratios, and was secured by accounts receivable and inventory. There were no outstanding amounts drawn under this agreement at December 31, 1994 and 1995; however, there were $3,608,000 of letters of credit outstanding as of December 31, 1995.

  On March 7, 1996, the maximum amount available under the agreement was increased to $15,000,000. In conjunction with the negotiation of the new credit facility described below, this line of credit was terminated in April 1996.

  On April 16, 1996, the Company entered into a new credit agreement (the Agreement) with General Electric Capital Corporation (the Lender). The Agreement provides for a maximum commitment of up to $25,000,000 to be used for working capital and letters of credit. Borrowings under the Agreement are limited to 80 percent of eligible wholesale accounts receivable, 60 percent of eligible inventories and 50 percent of eligible consumer accounts receivable, as defined. Borrowings under the Agreement bear interest at either (1) the prime or base rates of certain banks less an applicable margin ranging from .5 percent to 1 percent, as defined (7.75 percent at June 30, 1996); or (2) the LIBOR rate plus an applicable margin ranging from 2 to 2.5 percent, as defined (8.31 percent at June 30, 1996). Borrowings are secured by substantially all assets of the Company. The Agreement expires on April 16, 1999, at which date all outstanding balances related to the Agreement are due. As of June 30, 1996, the total outstanding amount under this Agreement included $11,567,000 in loans and $2,976,000 in letters of credit. The Company had no additional borrowings available under the Agreement at June 30, 1996.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  The Company pays a monthly commitment fee based on an annual rate of .5 percent of the average unused portion of the borrowing limit under the Agreement. Letter of credit fees equal 1.5 percent per annum of the amount of all outstanding letter of credit obligations. In addition, in the event that the Company terminates the Agreement prior to the first anniversary of the Agreement, whether voluntarily or by reason of default, a prepayment fee of $250,000 will be charged.

  The Agreement requires, among other covenants, that the Company maintain a certain tangible net worth, fixed charge coverage ratio, inventory turnover ratio and that the Company shall not suffer any quarterly operating losses for any fiscal quarter through the commitment maturity date. Upon the occurrence of any event of default and so long as any event of default continues, the Lender may increase the interest rate applicable to the Agreement by 2 percent per annum above the rate otherwise applicable. In addition, the Lender may accelerate the due date of all amounts outstanding under the Agreement.

  As of June 30, 1996, the Company was not in compliance with the tangible net worth, the fixed charge coverage ratio nor the quarterly operating loss covenants. The Company had not obtained any waivers of the above covenants; however, the Lender agreed to forbear any action through August 16, 1996, subject to certain conditions. Accordingly, the balance outstanding under the agreement as of June 30, 1996 of $11,567,000 has been classified as a current liability in the accompanying consolidated financial statements. In connection with the consummation of the asset purchase agreement discussed in Note 13, the balance outstanding under the agreement was assumed by the buyer.

 LONG-TERM DEBT

  Long-term debt is comprised of the following:

                                                   DECEMBER 31,
                                                 ------------------   JUNE 30,
                                                   1994      1995       1996
                                                 --------  --------  -----------
                                                                     (UNAUDITED)
Note payable to an individual, interest at 12
 percent, due in monthly installments of
 $3,000, unsecured, guaranteed by majority
 stockholders (see Note 12)....................  $190,000  $176,000   $168,000
Notes payable to banks and financing companies,
 interest ranging from 7 to 11 percent, due in
 monthly installments, secured by office
 equipment and vehicles........................    54,000    62,000     48,000
Other, paid in full during 1995................    28,000       --         --
                                                 --------  --------   --------
                                                  272,000   238,000    216,000
Less current portion...........................   (59,000)  (45,000)   (43,000)
                                                 --------  --------   --------
                                                 $213,000  $193,000   $173,000
                                                 ========  ========   ========

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  Future maturities of long-term debt as of December 31, 1995 are as follows:

      YEAR ENDING DECEMBER 31,
      ------------------------
          1996......................................................... $ 45,000
          1997.........................................................   40,000
          1998.........................................................   30,000
          1999.........................................................   23,000
          2000.........................................................   28,000
        Thereafter.....................................................   72,000
                                                                        --------
                                                                        $238,000
                                                                        ========

(7) COMMITMENTS AND CONTINGENCIES

 MARKETING AND PROMOTIONAL COMMITMENTS

  As of December 31, 1995, the Company had a commitment of approximately $3.9 million for marketing and promotional efforts during 1996. Subsequent to December 31, 1995, the Company reduced the commitment by approximately $2.8 million.

 PURCHASE COMMITMENTS

  As of December 31, 1995, the Company was obligated under a manufacturing agreement with its principal supplier to purchase approximately $110,000,000 of HealthRider units (see discussion below) and was obligated under other purchase commitments for inventory of approximately $3,920,000.

 BUILDING LEASE

  During March 1995, the Company entered into an agreement with a real estate developer to form a limited liability company (the LLC). The Company contributed $1,600,000 of land to the LLC in return for a 50 percent ownership interest. The LLC was formed to construct a building for use by the Company. Construction of the building was completed subsequent to December 31, 1995 and the Company became a tenant in February 1996.

  The Company leases the building from the LLC under an agreement which is classified as a capital lease (see Note 10). The lease has a 15 year term with a base annual rent commitment of approximately $2,405,000 payable in 12 equal monthly installments. As discussed in Note 10, the Company has subleased a portion of the building for a three year term. Annual rent will escalate at the beginning of the sixth and eleventh years using a three percent annually compounded rate or the change in the Consumer Price Index, whichever is less. The lease also provides for the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property. In addition, the Company has an option to purchase the building at cost, as defined, until permanent financing has been secured. After permanent financing is in place the Company may purchase the building at fair market value.

 LEGAL MATTERS

  In May 1995, certain stockholders of the Company filed a complaint in the United States District Court for the District of Utah naming the Company and two of the Company's principal officers as defendants. The complaint contains five claims against both the Company and the two officers alleging breach of various contracts for royalty payments (see Note 12) and for the issuance of stock. Because

                      HEALTHRIDER, INC. AND SUBSIDIARIES
of ongoing settlement discussions, the parties have stipulated a stay of the litigation. An agreement has been reached which provides for the Company to pay approximately $300,000, which has been accrued in the accompany consolidated balance sheets, and the officers to transfer certain shares of the Company's common stock held by the officers to the plaintiffs.

  The Company was the subject of certain other legal matters related to its operations for which settlements were negotiated pending consummation of the asset purchase agreement discussed in Note 13 which occured on August 16, 1996. Under the asset purchase agreement, the Buyer of the Company's assets agreed to assume all obligations with respect to the following matters.

    In June 1996, the Company's advertising agency filed a complaint in the United States District Court for the Southern District of New York naming the Company as a defendant. The complaint alleges that the Company had not paid plaintiff for services rendered. The complaint seeks damages in the amount of approximately $5,500,000, as well as punitive damages and prejudgment interest. An agreement has been reached which provides for payments of approximately $2,600,000, which have been accrued in the accompanying financial statements.

    Parkway Manufacturing, Inc. (Parkway), one of the Company's principal suppliers, has informed the Company that they believe the Company is in breach of a manufacturing agreement between the Company and Parkway which was most recently amended on November 1, 1995. Under the manufacturing agreement, in exchange for certain purchase price reductions, the Company agreed to purchase its domestic HealthRider unit requirements, as defined, exclusively from Parkway subject to certain quantity limits. The Company agreed to purchase a minimum of 10,000 units each week for a three year period or until the Company had purchased 1,200,000 units. The weekly purchase order quantities could vary a maximum of up 3 percent or down 2 percent from the preceding week.

    Parkway asserted that the Company had not complied with the terms of the contract by not paying for units produced in accordance with payment terms and not complying with the weekly purchase order quantities. Parkway alleged damages which could have exceeded $10,000,000 and threatened to pursue remedies provided under the Uniform Commercial Code relating to repossessing certain items of inventory and proceeding with the private sale of HealthRider and aeROBICRider units; however, no formal lawsuit was filed. The Company also asserted a breach of the agreement by Parkway for not meeting production requirements.

    In connection with the asset purchase agreement, the Buyer purchased certain of Parkway's assets, including Parkway's interest in the manufacturing agreement with the Company.

  The Company is the subject of various other legal matters, which it considers generally incidental to its business activities. It is the opinion of management, after dicussions with legal counsel, that the ultimate dispositions of these legal matters will not have a material impact on the financial position, liquidity or results of operations of the Company. However, no assurance can be given with respect to the ultimate resolution of these matters.

 SOURCES OF SUPPLY

  The Company buys a large majority of its products from one domestic supplier and one foreign supplier. A loss of any one of these suppliers could result in a shortage of inventory and a loss of sales, which would affect operating results adversely.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

(8) CAPITAL TRANSACTIONS

 PREFERRED STOCK

  The Company's articles of incorporation authorize the Board of Directors to fix the rights, preferences, privileges and restrictions of one or more series out of the authorized shares of preferred stock.

 COMMON STOCK ISSUED PURSUANT TO ANTIDILUTIVE RIGHT

  During 1993 and 1995, the Company issued 1,004,334 and 245,666 shares of common stock to a stockholder whose previous share purchase and debt agreements with the Company provided for a 25 percent antidilutive right to the Company's issued and outstanding common shares.

 STOCK OPTIONS

  Prior to the adoption of the 1995 Stock Option/Issuance Plan discussed below, the Company had granted nonqualified stock options for common stock in connection with the procurement of debt and equity, professional services received and inducement for employment. In each case, the exercise price of the nonqualified options equaled or exceeded the estimated fair maket value of common stock on the date of grant. Most options have been immediately exercisable upon issuance and have expiration periods ranging from 2.5 to 10 years from the date of grant.

  On February 15, 1995, the Company's Board of Directors adopted, and on March 15, 1995, the Company's stockholders approved the 1995 Incentive Stock Option Plan. In May 1995 the Company's Board of Directors adopted, and the Company's stockholders approved in June 1995, the 1995 Stock Option/Issuance Plan (the
Plan). The Plan supersedes the Company's 1995 Incentive Stock Option Plan (the Prior Plan) effective in May 1995, and assumes the options granted under the Prior Plan. The Plan is divided into three components: the discretionary option grant program, the automatic option grant program and the stock issuance program. The discretionary option grant program provides for the grant of options to purchase shares of the Company's common stock to key employees (including officers and employee directors) and consultants of the Company. The automatic option grant program provides for the grant of options to purchase shares of the Company's common stock to non-employee Board members. The stock issuance program allows key employees (including officers and directors) and consultants of the Company to effect immediate purchases of the Company's common stock.

  Under the Plan, 1,500,000 shares of common stock have been reserved for issuance. The Plan provides for the grant of incentive stock options which qualify for favorable tax treatment under the Federal tax laws and non-statutory options which do not so qualify. Only employees may be granted incentive stock options. The exercise price of incentive stock options and of automatic option grants may not be less than 100 percent of the fair market value of the common stock on the date of grant while the exercise price of nonstatutory options may not be less than 85 percent of the fair market value on the date of grant. Stock issuances under the stock issuance program may be made at fair market value or at discounts of up to 15 percent. The Board of Directors presently intends to grant any options under the Plan at current market value. As of December 31, 1995 and June 30, 1996 (unaudited), the unoptioned shares available for granting under the Plan is 810,000 shares.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  The following is a summary of nonqualified and incentive stock option activity:

                                                        NUMBER OF  OPTION PRICE
                                                         OPTIONS    PER SHARE
                                                        ---------  ------------
      Outstanding at December 31, 1992................. 1,475,000  $  .10- 1.00
      Granted..........................................   314,000     .25- 1.00
      Exercised........................................  (950,000)    .21
                                                        ---------
      Outstanding at December 31, 1993.................   839,000     .10- 1.00
      Granted..........................................   230,000     .75
      Exercised........................................  (352,500)    .10- 1.00
                                                        ---------
      Outstanding at December 31, 1994.................   716,500     .10- 1.00
      Granted..........................................   690,000   10.00-12.50
      Exercised........................................  (536,500)    .50- 1.00
                                                        ---------
      Outstanding at December 31, 1995.................   870,000     .10-12.50
      Forfeited (unaudited)............................  (440,000)  10.00
                                                        ---------
      Outstanding at June 30, 1996 (unaudited).........   430,000     .10-12.50
                                                        =========

  The stock options exercised during 1993 were granted in 1992 at an exercise price of $0.45 per share; however, the Company negotiated with the stockholder to exercise the options early and reduced the exercise price to $0.21 per share. The reduced exercise price represented the estimated fair market value at that date. At December 31, 1995 and June 30, 1996, 81,500 and 112,500 (unaudited); respectively, of the stock options outstanding were exercisable.

(9) INCOME TAXES

  The provision for income taxes consists of the following:

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                               1993        1994        1995
                                             ---------  ----------  -----------
      Current tax provision:
        Federal............................. $  68,000  $5,560,000  $12,178,000
        State...............................    10,000   1,282,000    2,859,000
                                             ---------  ----------  -----------
                                                78,000   6,842,000   15,037,000
                                             ---------  ----------  -----------
      Deferred tax provision (benefit):
        Federal.............................   125,000    (359,000)  (4,037,000)
        State...............................    17,000     (78,000)    (857,000)
                                             ---------  ----------  -----------
                                               142,000    (437,000)  (4,894,000)
                                             ---------  ----------  -----------
                                               220,000   6,405,000   10,143,000
        Valuation allowance.................  (121,000)        --           --
                                             ---------  ----------  -----------
                                             $  99,000  $6,405,000  $10,143,000
                                             =========  ==========  ===========

  In applying the provisions of SFAS 109, the Company recorded a valuation allowance for the net deferred tax asset as of December 31, 1992. As of December 31, 1993, no valuation allowance was necessary as a result of the Company's profitable operations.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  The components of the net deferred tax assets and liabilities as of December 31, 1994 and 1995, are as follows:

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                        -----------------------
                                                           1994        1995
                                                        ----------  -----------
Deferred tax assets:
 Allowance for bad debts............................... $  389,000  $ 1,568,000
 Warranty and sales returns allowances.................    281,000    1,383,000
 Other accrued expenses and reserves...................    451,000    4,412,000
                                                        ----------  -----------
Total deferred tax assets..............................  1,121,000    7,363,000
                                                        ----------  -----------
Deferred tax liabilities:
 Prepaid advertising costs.............................   (450,000)  (1,684,000)
 Other.................................................   (255,000)    (369,000)
                                                        ----------  -----------
Total deferred tax liabilities.........................   (705,000)  (2,053,000)
                                                        ----------  -----------
Net deferred tax asset................................. $  416,000  $ 5,310,000
                                                        ==========  ===========

  The differences between the statutory federal income tax rate and the effective rate, which is derived by dividing the provision for income taxes by income before provision for income taxes, are as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              -----------------
                                                              1993   1994  1995
                                                              -----  ----  ----
      Federal statutory tax rate.............................  35.0% 35.0% 35.0%
      State income taxes, net of federal benefit.............   4.6   4.9   4.9
      Change in valuation allowance.......................... (30.5)  --    --
      Other..................................................  15.9   1.8   2.8
                                                              -----  ----  ----
                                                               25.0% 41.7% 42.7%
                                                              =====  ====  ====

(10) LEASE OBLIGATIONS

  The Company leases certain office, warehouse, and retail store spaces under noncancelable operating lease agreements. Total rent expense under all operating leases for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 (unaudited) was $46,000, $2,339,000, $8,994,000, and $5,584,000, respectively.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  Future minimum lease payments under capital and operating leases with noncancelable lease terms greater than one year are as follows:

                                          CAPITAL LEASES AS OF      OPERATING
                                        -------------------------  LEASES AS OF
                                        DECEMBER 31,   JUNE 30,    DECEMBER 31,
YEAR ENDING DECEMBER 31,                    1995         1996          1995
- ------------------------                ------------ ------------  ------------
                                                     (UNAUDITED)
1996...................................  $ 336,000   $  1,659,000   $1,638,000
1997...................................    254,000      3,236,000    1,634,000
1998...................................      4,000      2,933,000    1,217,000
1999...................................        --       2,924,000      496,000
2000...................................        --       2,916,000      328,000
Thereafter.............................        --      24,296,000          --
                                         ---------   ------------   ----------
                                           594,000     37,964,000   $5,313,000
                                                                    ==========
Less amounts representing interest.....    (49,000)   (18,657,000)
                                         ---------   ------------
Present value of future minimum lease
 payments..............................    545,000     19,307,000
Less current portion...................   (298,000)    (1,158,000)
                                         ---------   ------------
Capital lease obligations, net of cur-
 rent portion..........................  $ 247,000   $ 18,149,000
                                         =========   ============

  With respect to the lease on the Company's corporate building (see Note 7), the Company has subleased a portion of the building for $640,000 a year for a period of three years ending in February 1999. The sublease payments will effectively reduce the future minimum lease payments included in the above table.

  Assets recorded under capital leases consisted of:

                                                  DECEMBER 31,
                                               -------------------   JUNE 30,
                                                 1994      1995        1996
                                               --------  ---------  -----------
                                                                    (UNAUDITED)
      Equipment and furniture................. $857,000  $ 717,000  $ 2,856,000
      Building................................      --         --    17,103,000
                                               --------  ---------  -----------
                                                857,000    717,000   19,959,000
      Less accumulated depreciation...........  (45,000)  (236,000)    (972,000)
                                               --------  ---------  -----------
                                               $812,000  $ 481,000  $18,987,000
                                               ========  =========  ===========

(11) EMPLOYEE BENEFIT PLANS

  In January 1995, the Company established a defined contribution savings plan which qualifies under Section 401(k) of the Internal Revenue Code covering all employees meeting minimum age and service requirements. Participants may contribute up to 12 percent of their gross wages, subject to certain limitations. The Company matches 50 percent of the first 3 percent of employee contributions. During the year ended December 31, 1995 and the six months ended June 30, 1996 (unaudited), the Company made contributions of $54,000, and $30,000, respectively, to the plan.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

(12) RELATED PARTY TRANSACTIONS

 LOAN AGREEMENTS WITH RELATED COMPANY

  In October 1992, the Company entered into a factoring loan agreement with a son-in-law of the Chairman of the Company's Board of Directors and majority stockholders, acting on behalf of U.S. Funding, whereby U.S. Funding loaned $50,000 to the Company to finance the production of certain HealthRider units. The loan was collateralized by the units produced. Under the agreement, the Company paid a factoring charge of $1.11 for each of the units when sold. The agreement also provided an option for U.S. Funding to extend the $50,000 loan until a total of $203,000 of factoring charges were received. As of December 31, 1994, the Company had paid the $203,000 of factoring charges and terminated the agreement by repaying the principal amount of the loan. In connection with the agreement, the Company also granted U.S. Funding options to purchase 50,000 shares of the Company's common stock at $1.00 per share. The stock options were exercised in full during December 1994.

  During 1994, the Company entered into another agreement with U.S. Funding under which U.S. Funding agreed to provide debt financing for certain retail locations to be opened by the Company at the rate of $7,000 per location. The loans bear interest at 24 percent per annum with interest and principal due monthly at $25 per HealthRider unit sold from the specific retail locations. The agreement also provides for the Company to continue to pay $25 per HealthRider unit sold from the specific retail locations after the principal and interest has been repaid. During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 (unaudited), loans of $77,000, $0, and $0, respectively, were made to the Company and $100,000, $204,000, and $57,225, respectively, were paid to U.S. Funding under the agreement.

 NOTES PAYABLE TO MAJORITY STOCKHOLDERS

  During 1991 and 1992, the Company entered into three promissory notes with the Company's majority stockholders in an aggregate amount of $348,000 as consideration for services provided to the Company and for the sale of shares of common stock back to the Company. The promissory notes provided for monthly payments and interest at an annual rate of 12 percent. In January 1992, the majority stockholders assigned $222,000 of the proceeds due them under the promissory notes to an unrelated third party and personally guaranteed the payment. As of December 31, 1995 and June 30, 1996 (unaudited), the balance owing the unrelated third party was $176,000 and $168,000, respectively, which is included in long-term debt in the accompanying financial statements. The remaining balance due to the majority stockholders was paid in full in December 1993.

 DISTRIBUTION AGREEMENT

  During September 1994, the Company entered into an agreement with AxTan, of which a former director of the Company and a son-in-law of the Company's Chairman and majority stockholders own interests, pursuant to which the Company granted exclusive rights to sell the HealthRider machine in retail outlets within the states of Arizona, Oregon and Washington. The agreement provides that AxTan must pay a fee of $5,000 to the Company for each retail location opened in exchange for the Company providing one kiosk unit, carpet, signs, fixtures, general start-up supplies and two HealthRider machines. Fees paid to the Company pursuant to this agreement during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 (unaudited) were $90,000, $0, and $0, respectively, and sales of the HealthRider to AxTan were $2,077,000, $3,243,000, and $1,308,000, respectively. On June 18, 1996, the Company negotiated a termination of this agreement.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

 STOCKHOLDER ROYALTY AGREEMENT

  On May 14, 1992, the Company entered into an agreement with the then current stockholders of the Company whereby an ongoing quarterly royalty of $5 per HealthRider unit sold would be made to these stockholders on a pro rata basis. The majority stockholders' royalty was apportioned to the other stockholders on a pro rata basis until the latter received $2 for each share of common stock held on May 14, 1992; thereafter, the majority stockholders began to receive their proportionate share of the royalty. During the years ended December 31, 1993, 1994, and 1995 and the six months ended June 30, 1996 (unaudited), the Company recorded royalty expense of $179,000, $699,000, $1,780,000, and $790,000, respectively, related to this agreement.

 NOTES RECEIVABLE FROM OFFICERS

  During 1994, the Company loaned $110,000 in total to three of its executive officers in connection with the exercise of certain stock options. The notes bear interest at 8 percent, are payable upon demand, and are collateralized by the stock purchased. The notes are presented as an offset to common stock in the accompanying consolidated balance sheets. During the six months ended June 30, 1996, the Company received 4,971 shares of common stock from one of the officers in payment of his $75,000 note receivable and related interest of $12,000.

 AGREEMENTS WITH T6-G LIMITED PARTNERSHIP

  T6-G Limited Partnership (T6-G), a significant stockholder of the Company, loaned the Company $590,000 in the aggregate pursuant to various agreements and promissory notes. The balances due under the agreements were paid in full in July 1994. The agreements also provided for grants of options to purchase 950,000 shares of common stock at a price of $.45 per share. The Company subsequently agreed to reduce the exercise price of the stock options to $.21 per share as an inducement for T6-G to exercise the options (see Note 8). The agreements with T6-G provide for antidilution protection such that T6-G has the ability to maintain a 25 percent equity interest in the Company (see Note
8).

(13) ASSET PURCHASE AGREEMENT

  On July 3, 1996, the Company entered into a definitive agreement with IHF Capital, Inc. and HealthRider Acquisition Corp., an indirect subsidiary of IHF Capital, Inc. (the "Buyer") whereby the Buyer agreed to purchase substantially all the assets of the Company for approximately $16.8 million and assume substantially all of the Company's liabilities, with certain exclusions. The liabilities excluded from the sale principally include all liabilities and obligations relating to ownership, or claims to ownership of any equity interest in the Company including the lawsuit filed by certain stockholders against the Company described in Note 7, the stockholder royalty agreements described in Note 12, as well as any other ownership related claims. On August 16, 1996 the sale was consummated, and the Company's operations have been transferred to the Buyer.

  In conjunction with the asset acquisition, the Company and the Buyer entered into a definitive agreement to buy out the minority interest of HealthRider International Limited. The buyout agreement required the Company to make a payment of $.7 million and the Buyer to make a payment of $.6 million and provide inventory of $.1 million to the minority interest holder.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the underwriters of the U.S. Offering named below (the "U.S. Underwriters"), and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, has severally agreed to purchase from the Company the number of shares of Common Stock opposite its name below:

                                                                     NUMBER OF
                UNDERWRITER                                        COMMON SHARES
                -----------                                        -------------
      Goldman, Sachs & Co. .......................................
      Donaldson, Lufkin & Jenrette Securities Corporation.........
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.......................................
                                                                     ---------
        Total.....................................................   9,600,000
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of $    per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer and sale of 2,900,000 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the U.S. Offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Donaldson, Lufkin, & Jenrette Securities Corporation and Merrill Lynch International.

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

  This prospectus may be used by Underwriters and dealers in connection with offers and sales of the Company's Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

  Certain Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,440,000 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 9,600,000 shares of Common Stock offered. Certain Selling Stockholders have granted the International Underwriters a similar option exercisable for 30 calendar days after the date of this Prospectus to purchase up to an aggregate of 435,000 shares of additional Common Stock. The Selling Stockholders include Bain Capital, senior management of the Company and certain employees and affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, one of the representatives of the Underwriters.

  The Company and the Selling Stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the Common Stock or which are convertible or exchangeable into securities which are substantially similar to the Common Stock, without the prior written consent of the representatives, except for the Common Stock offered in connection with the U.S. Offering and International Offering. The Company's officers, directors and certain stockholders, including the Selling Stockholders, have agreed not to sell, contract to sell, pledge or otherwise dispose of or agree to dispose of any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock or establish a "put equivalent position" with respect to the Common Stock within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934 for a period of 180 days after the date of this Prospectus, without the prior written consent of the representatives of the U.S. Underwriters.

  At the request of the Company, the Underwriters have reserved up to approximately 937,500 shares of Common Stock for sale at the initial public offering price to certain selling equity owners of HealthRider and certain employees of, and other persons associated with, the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Company has applied for the Common Stock to be approved for listing on the NYSE. In order to meet one of the requirements for listing on the NYSE, the U.S. Underwriters have undertaken to sell lots of 100 or more Shares to a minimum of 2000 beneficial owners.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

[Photo of a woman                                    [Photo of a man exercising
 exercising on a                                      on a weight machine.]
 stationary bicycle
 machine.]





[Photo of the Company's    [Photo of a pair of the   [Photo of an assembly line
 executive offices           Company's weight         in one of the Company's
 building located in         lifting gloves.]         manufacturing
 Logan, Utah.]                                        facilities.]






[Photo of a pair of the                              [Photo of a HealthRider
 Company's ankle weights.]                            product display located
                                                      inside a mall.]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Sources and Uses of Funds.................................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   20
Background................................................................   21
Unaudited Pro Forma Financial Data........................................   22
Selected Consolidated Financial Data......................................   29
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   32
Business..................................................................   43
Management................................................................   59
Certain Relationships and Related Transactions............................   66
Principal and Selling Stockholders........................................   71
Description of Capital Stock..............................................   74
Stockholders Agreement....................................................   76
Description of Certain Indebtedness.......................................   78
Shares Eligible for Future Sale...........................................   79
Legal Matters.............................................................   80
Experts...................................................................   80
Additional Information....................................................   81
Index to Consolidated Financial Statements................................  F-1
Underwriting..............................................................  U-1

 THROUGH AND INCLUDING    , 1996 (THE 25TH DAY AFTER THE DATE OF THIS PROSPEC-
TUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            12,500,000 SHARES

                           ICON FITNESS CORPORATION

                                 COMMON STOCK

                       (PAR VALUE $.001 PER SHARE)

                                  -----------

                                 [LOGO (ART)]
               FITNESS CORPORATION

                                  -----------

                             GOLDMAN, SACHS & CO.
                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                              MERRILL LYNCH & CO.
                      REPRESENTATIVES OF THE UNDERWRITERS


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrants in connection with the sale of the securities being registered. All amounts are estimates except for the fees payable to the Securities and Exchange Commission ("SEC").

                                                                       AMOUNT
                                                                     TO BE PAID
                                                                     ----------
SEC registration fee................................................ $84,267.24
Printing and engraving expenses.....................................     *
Legal fees and expenses of the Company..............................     *
Accounting fees and expenses........................................     *
Blue Sky and NASD filing fees.......................................     *
Miscellaneous.......................................................     *
                                                                     ----------
  TOTAL.............................................................     *
                                                                     ==========

- --------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company's Amended and Restated Certificate of Incorporation provides that its Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Company's Amended and Restated Certificate further provides that respective Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

  The directors and officers of each of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  On November 14, 1994, the Company issued and sold to the Initial Purchasers 123,700 IHF Holdings Units consisting of an aggregate of $123,700,000 15% Senior Secured Discount Notes due 2004, Series A of IHF Holdings and warrants to purchase 1,708,566 shares of Common Stock of the Company. These sales were exempt from registration under Section 4(2) of the Securities Act. The Initial Purchasers offered and sold those securities for resale in transactions not requiring registration under the Securities Act to persons they reasonably believed to be "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act or institutional "Accredited Investors" as defined in subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act who delivered letters containing certain representations and agreements to the Initial Purchasers. The aggregate price to investors for those securities was $59,993,263, and the Initial Purchasers received a discount of $2,399,731.

  On November 14, 1994, the Company issued and sold to the Initial Purchasers 101,250 Health & Fitness Units consisting of an aggregate of $101,250,000 13% Senior Subordinated Notes due 2002, Series A of Health & Fitness and warrants to purchase 427,142 shares of Common Stock of the Company. These sales were exempt from registration under Section 4(2) of the Securities Act. The Initial Purchasers offered those securities for resale in transactions not requiring registration under the Securities Act to persons they reasonably believed to be "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act or institutional "Accredited Investors" as defined in subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act who delivered letters containing certain representations and agreements to the Initial Purchasers. The aggregate price to investors for those securities was $100,005,638, and the Initial Purchasers received a discount of $3,250,183.

  On April 13, 1995, the Company commenced the exchange of its 13% Senior Subordinated Notes due 2002, Series B, for all of its 13% Senior Subordinated Notes due 2002, Series A, and the exchange of its 15% Senior Discount Notes due 2004, Series B, for all of its 15% Senior Discount Notes due 2004, Series
A. The Company did not receive any proceeds from these exchanges.

  On November 14, 1995, Mr. Beck and Mr. White exercised options to purchase 18,234 and 12,156 shares, respectively, of Common Stock at $.08280 per share. Other employees exercised options to purchase in aggregate 23,401 shares of Common Stock at $.08280 per share. These options were granted under the Company's 1994 Stock Option Plan.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

  Unless otherwise noted, the following exhibits were previously filed with the Securities and Exchange Commission under the Securities Act and are referred to and incorporated herein by reference to such filings. Except as otherwise indicated, all exhibits are incorporated herein by reference to the correspondingly numbered exhibit filed as part of the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended, (Registration No. 33-87930-01).

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------
        1**  Form of Underwriting Agreement.
      3.1**  Form of Amended and Restated Certificate of Incorporation.
      3.2**  Form of Amended and Restated By-laws.
      4.1(1) Stockholders Agreement dated as of November 14, 1994 by and among
             Health & Fitness, the Company, IHF Holdings each of the Bain Funds named therein and certain other persons named therein.
      4.2**  Form of certificate representing Common Stock.
        5**  Opinion of Ropes & Gray re legality.
     10.1*   Amended and Restated Credit Agreement dated as of November 14,
             1994 among Health & Fitness, the lenders named therein, and
             General Electric Capital Corporation.
     10.1A*  Agreement of IHF Holdings, Inc. and the Company, dated November
             14, 1994 in favor of General Electric Capital Corporation, as agent.
     10.2*   First Amended and Restated Master Transaction Agreement dated as of October 12, 1994 among Health & Fitness and each of Weider
             Health and Fitness and Weider Sporting Goods, Inc. and each of
             Hornchurch Investments Limited, Bayonne Settlement, The Joe Weider
             Foundation, Ronald Corey, Jon White, William Dalebout, David
             Watterson, S. Fred Beck, Gary Stevenson and Scott Watterson.
     10.3*   Adjustment Agreement dated as of November 14, 1994 between Weider
             Health and Fitness and Health & Fitness.
     10.4(2) Registration Rights Agreement dated November 14, 1994 among Health
             & Fitness and IHF Holdings and Donaldson, Lufkin & Jenrette
             Securities Corporation and Bear, Stearns & Co.
     10.5*   Non-Competition Agreement dated as of November 14, 1994 among
             Health & Fitness, Weider Health and Fitness, Gary E. Stevenson and
             Scott R. Watterson.
     10.6*   Management and Advisory Agreement dated as of November 14, 1994 among Health & Fitness, IHF Holdings, the Company, and Bain
             Capital Partners IV, L.P.
     10.7*   Distribution Agreement dated as of September 26, 1994, as amended by letter of Ben Weider dated October 12, 1994 between Health &
             Fitness and Weider Sports Equipment Co., Ltd.
     10.8*   Exclusive License Agreement dated as of November 14, 1994 among
             Weider Health and Fitness, Weider Sporting Goods, Inc., Weider
             Europe B.V., and Health & Fitness.
     10.9*   Canada Exclusive License Agreement dated as of November 14, 1994 between Weider Sports Equipment Co., Ltd. and Health & Fitness.
     10.10*  Employment Agreement dated as of November 14, 1994 among the
             Company, Health & Fitness, IHF Holdings and Gary E. Stevenson.
     10.11*  Employment Agreement dated as of November 14, 1994 among the
             Company, Health & Fitness, IHF Holdings and Scott R. Watterson.
     10.12*  Asset Option Agreement dated as of November 14, 1994 among Health
             & Fitness, Weider Sporting Goods, Inc. and Weider Europe B.V.,
             including Health & Fitness' assignment of its rights thereunder.
     10.13*  Asset Option Agreement dated as of November 14, 1994 between
             Health & Fitness and each of Athletimonde Inc., Les Industries
             Rickbend Inc. and Fitquip International Inc., including Health &
             Fitness' assignment of its rights thereunder.
     10.14*  Canco Management and Advisory Agreement dated as of November 14,
             1994 by and among Health & Fitness, Scott Watterson, Gary E.
             Stevenson and Les Industries Rickbend Inc., Athletimonde Inc., and
             Fitquip International Inc., including Health & Fitness' assignment of its rights thereunder.

      EXHIBIT
      NUMBER                              DESCRIPTION
      -------                             -----------
      10.15*    Weider Europe Management Agreement dated as of November 14,
                1994 among Health & Fitness and Weider Europe B.V., including
                Health & Fitness' assignment of its rights thereunder.
      10.16*    Amended and Restated WSG Management Agreement dated as of June
                1, 1994 among Health & Fitness, Weider Health and Fitness and
                Weider Sporting Goods, Inc.
      10.17*    Advertising Space Contract dated as of November 14, 1994
                between Health & Fitness and Weider Publications, Inc.
      10.18*    Trade Payables Agreement dated as of November 14, 1994 between
                Health & Fitness and IHF Holdings.
      10.19*    Tax Agreement dated as of November 14, 1994 among the Company and its subsidiaries.
      10.20*    The Company's Stock Subscription and Exchange Agreement dated as of November 14, 1994 among the Company and each of the
                Existing Stockholders named therein.
      10.21*    Warrant Agreement dated as of November 14, 1994 among the
                Company, Weider Health and Fitness, Scott Watterson and Gary
                Stevenson.
      10.22*    Bain Stock Subscription Agreement dated as of November 14, 1994 among the Company and each of the Bain Funds and other
                subscribers named therein.
      10.23*    The Company's Stock Subscription and Purchase Agreement dated as of November 14, 1994 among the Company and the Subscribers named therein.
      10.24*    IHF Holdings Stock Subscription and Exchange Agreement dated as of November 14, 1994 among IHF Holdings and each of the persons named therein.
      10.25*    The Company's Option Exchange Agreement dated as of November
                14, 1994, among the Company, Scott Watterson and Gary
                Stevenson.
      10.26*    IHF Holdings Option Exchange Agreement dated as of November 14,
                1994 among IHF Holdings, Scott Watterson and Gary Stevenson.
      10.27*    The Company's Employee Stock Option Plan dated as of November
                14, 1994.
      10.27.1*  Form of Option Certificate for Management Options.
      10.27.2*  Form of Option Certificate for Performance Options.
      10.28*    Agreement and Plan of Merger dated as of November 14, 1994 among Health & Fitness, American Physical Therapy, Inc., Weslo,
                Inc. and ProForm Fitness Products, Inc.
      10.29*    Promissory Note dated December 30, 1993 and allonge, made by
                David Watterson in favor of ProForm Fitness Products, Inc. in the amount of $60,000.
      10.30*    Promissory Note dated December 30, 1993 and allonge, made by
                William Dalebout in favor of ProForm Fitness Products, Inc. in the amount of $57,000.
      10.31*    Promissory Note dated December 30, 1993 and allonge, made by
                Fred Beck in favor of ProForm Fitness Products, Inc. in the amount of $60,000.
      10.32*    Promissory Note dated December 30, 1993 and allonge, made by
                Jon White in favor of ProForm Fitness Products, Inc. in the amount of $57,000.
      10.33*    Sublease dated as of June 1, 1994 between Weider Health and
                Fitness and ProForm Fitness Products, Inc.
      10.34(3)  Indenture dated as of November 14, 1994 between Health &
                Fitness, as Issuer, and Fleet Bank of Massachusetts, N.A., as
                Trustee, with respect to the $101,250,000 in aggregate
                principal amount of Senior Subordinated Notes due 2002,
                including the form of Senior Subordinated Note.
      10.34A(3) Supplemental Indenture dated as of March 20, 1995 between
                Health & Fitness, as Issuer, and Fleet Bank of Massachusetts,
                N.A., as Trustee, with respect to the $101,250,000 in aggregate principal amount of Senior Subordinated Notes due 2002.
      10.35(3)  Indenture dated as of November 14, 1994 between IHF Holdings, as Issuer, and Fleet Bank of Massachusetts, N.A., as Trustee,
                with respect to the $123,700,000 in aggregate principal amount at maturity of Discount Notes due 2004, including the form of
                Discount Note.
      10.35A(3) Supplemental Indenture dated as of March 20, 1995 between IHF
                Holdings, as Issuer, and Fleet Bank of Massachusetts, N.A., as
                Trustee, with respect to the $123,700,000 in aggregate
                principal amount at maturity of Discount Notes due 2004.
      10.36(3)  Registration Rights Agreement dated November 14, 1994 between
                Health & Fitness and Weider Health and Fitness with respect to the Senior Subordinated Notes due 2002.
      10.37(4)  Asset Purchase Agreement dated as of July 3, 1996 by and among
                IHF Capital, Inc. HealthRider Acquisition Corp. and
                HealthRider, Inc.

     EXHIBIT
      NUMBER                          DESCRIPTION
     -------                          -----------
     10.38(4) Asset Purchase Agreement for the purchase of certain assets of Parkway Manufacturing, Inc. dated July 3, 1996.
     10.39    Buy-Out Agreement between HealthRider Acquistion Corp. and
              Parkway Manufacturing, Inc. dated August 26, 1996.
     10.40**  The Company's 1996 Stock Option Plan.
     11.1**   Statement regarding computation of pro forma income per
              share.
     16(4)    Letter of Deloitte & Touche LLP regarding change in
              certifying accountant.
     21(4)    Subsidiaries of the Company.
     23.1     Consent and report on schedule of Deloitte & Touche LLP.
     23.2     Consent of Price Waterhouse LLP.
     23.3     Consent of Arthur Andersen, LLP.
     23.4**   Consent of Ropes & Gray (included in Exhibit 5).
     24(4)    Powers of Attorney (included on signature page).
     27(4)    Financial Data Schedule.

- --------
* Filed as the correspondingly numbered exhibit to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01).
** To be filed by amendment.
(1) Filed as Exhibit 10.4 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01).
(2) Filed as Exhibit 4.3 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01).
(3) Filed as part of Exhibit 4 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-
    01).
(4) Previously filed as part of this Registration Statement.

  (B) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES OF THE COMPANY FOR THE THREE YEARS ENDED MAY 31, 1996 ARE INCLUDED IN THIS REGISTRATION STATEMENT:

  Schedule VIII Valuation and qualifying accounts for the years ended May 31, 1994, 1995 and 1996.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned hereby undertakes that:

  (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, IHF Capital, Inc. has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Logan, State of Utah, on the 27th day of August, 1996.

                                          IHF CAPITAL, INC.


                                                            *
                                          By: _________________________________
                                             Name: Scott R. Watterson
                                             Title: Chairman of the Board and
                                                    ChiefExecutive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of August, 1996.

              SIGNATURE                                 TITLE

                  *                    Chairman of the Board of Directors and
- -------------------------------------   Chief Executive Officer (principal
         SCOTT R. WATTERSON             executive officer)

                  *                    Vice President, Chief Financial and
- -------------------------------------   Accounting Officer and Treasurer
            S. FRED BECK                (principal financial and accounting
                                        officer)

                  *                    Director
- -------------------------------------
          GARY E. STEVENSON

- -------------------------------------  Vice Chairman of the Board of
             ERIC WEIDER                Directors

                  *                    Vice Chairman of the Board of
- -------------------------------------   Directors
            ROBERT C. GAY

- -------------------------------------  Director
           RICHARD RENAUD

                  *                    Director
- -------------------------------------
           RONALD P. MIKA

                  *                    Director
- -------------------------------------
         GEOFFREY S. REHNERT

         /s/ S. Fred Beck
*By: ________________________________
   S. FRED BECK, POWER OF ATTORNEY

                               IHF CAPITAL, INC.

                    CONSOLIDATED SUPPLEMENTAL SCHEDULE VIII

                                      RECAPITALIZED
                                        COMPANIES             COMPANY
                                      -------------  --------------------------
                                       YEARS ENDED
                                         MAY 31,        YEAR ENDED MAY 31,
                                      -------------  --------------------------
                                          1994           1995          1996
                                      -------------  ------------  ------------
ALLOWANCES FOR DOUBTFUL ACCOUNTS,
 ADVERTISING AND CREDIT MEMOS:
Balance at Beginning of year......... $  2,146,000   $  3,279,000    $5,308,000
Additions
  Charged to Costs and Expenses (Al-
   lowance for Doubtful Accounts and
   Credit Memos).....................    1,864,000      3,792,000     3,662,000
  Charged to Costs and Expenses (Dis-
   counts and Advertising)...........   12,907,000     14,114,000    34,585,000
  Recoveries on Accounts Charged Off.          --             --         74,000
Deductions
  Accounts Charged Off (Allowance for
   Doubtful Accounts and Credit
   Memos)............................   (1,163,000)    (2,666,000)   (3,569,000)
  Accounts Charged Off (Discounts and
   Advertising)......................  (12,475,000)   (13,211,000)  (32,465,000)
                                      ------------   ------------  ------------
Balance at End of Year............... $  3,279,000   $  5,308,000  $  7,595,000
                                      ============   ============  ============

                                 EXHIBIT INDEX

     EXHIBIT
     NUMBER                        DESCRIPTION                         PAGE NO.
     -------                       -----------                         --------
      1**    Form of Underwriting Agreement.
      3.1**  Form of Amended and Restated Certificate of
             Incorporation.
      3.2**  Form of Amended and Restated By-laws.
      4.1(1) Stockholders Agreement dated as of November 14, 1994 by and among Health & Fitness, the Company, IHF Holdings
             each of the Bain Funds named therein and certain other
             persons named therein.
      4.2**  Form of certificate representing Common Stock.
      5**    Opinion of Ropes & Gray re legality.
     10.1*   Amended and Restated Credit Agreement dated as of
             November 14, 1994 among Health & Fitness, the lenders
             named therein, and General Electric Capital
             Corporation.
     10.1A*  Agreement of IHF Holdings, Inc. and the Company, dated
             November 14, 1994 in favor of General Electric Capital
             Corporation, as agent.
     10.2*   First Amended and Restated Master Transaction Agreement
             dated as of October 12, 1994 among Health & Fitness and
             each of Weider Health and Fitness and Weider Sporting
             Goods, Inc. and each of Hornchurch Investments Limited,
             Bayonne Settlement, The Joe Weider Foundation, Ronald
             Corey, Jon White, William Dalebout, David Watterson, S.
             Fred Beck, Gary Stevenson and Scott Watterson.
     10.3*   Adjustment Agreement dated as of November 14, 1994
             between Weider Health and Fitness and Health & Fitness.
     10.4(2) Registration Rights Agreement dated November 14, 1994 among Health & Fitness and IHF Holdings and Donaldson,
             Lufkin & Jenrette Securities Corporation and Bear,
             Stearns & Co.
     10.5*   Non-Competition Agreement dated as of November 14, 1994
             among Health & Fitness, Weider Health and Fitness, Gary
             E. Stevenson and Scott R. Watterson.
     10.6*   Management and Advisory Agreement dated as of November
             14, 1994 among Health & Fitness, IHF Holdings, the
             Company, and Bain Capital Partners IV, L.P.
     10.7*   Distribution Agreement dated as of September 26, 1994,
             as amended by letter of Ben Weider dated October 12,
             1994 between Health & Fitness and Weider Sports
             Equipment Co., Ltd.
     10.8*   Exclusive License Agreement dated as of November 14,
             1994 among Weider Health and Fitness, Weider Sporting
             Goods, Inc., Weider Europe B.V., and Health & Fitness.
     10.9*   Canada Exclusive License Agreement dated as of November
             14, 1994 between Weider Sports Equipment Co., Ltd. and
             Health & Fitness.
     10.10*  Employment Agreement dated as of November 14, 1994 among the Company, Health & Fitness, IHF Holdings and
             Gary E. Stevenson.
     10.11*  Employment Agreement dated as of November 14, 1994 among the Company, Health & Fitness, IHF Holdings and
             Scott R. Watterson.
     10.12*  Asset Option Agreement dated as of November 14, 1994 among Health & Fitness, Weider Sporting Goods, Inc. and
             Weider Europe B.V., including Health & Fitness'
             assignment of its rights thereunder.
     10.13*  Asset Option Agreement dated as of November 14, 1994 between Health & Fitness and each of Athletimonde Inc.,
             Les Industries Rickbend Inc. and Fitquip International
             Inc., including Health & Fitness' assignment of its
             rights thereunder.

     EXHIBIT
     NUMBER                         DESCRIPTION                        PAGE NO.
     -------                        -----------                        --------
     10.14*    Canco Management and Advisory Agreement dated as of
               November 14, 1994 by and among Health & Fitness,
               Scott Watterson, Gary E. Stevenson and Les Industries
               Rickbend Inc., Athletimonde Inc., and Fitquip
               International Inc., including Health & Fitness'
               assignment of its rights thereunder.
     10.15*    Weider Europe Management Agreement dated as of
               November 14, 1994 among Health & Fitness and Weider
               Europe B.V., including Health & Fitness' assignment
               of its rights thereunder.
     10.16*    Amended and Restated WSG Management Agreement dated
               as of June 1, 1994 among Health & Fitness, Weider
               Health and Fitness and Weider Sporting Goods, Inc.
     10.17*    Advertising Space Contract dated as of November 14,
               1994 between Health & Fitness and Weider
               Publications, Inc.
     10.18*    Trade Payables Agreement dated as of November 14,
               1994 between Health & Fitness and IHF Holdings.
     10.19*    Tax Agreement dated as of November 14, 1994 among the
               Company and its subsidiaries.
     10.20*    The Company's Stock Subscription and Exchange
               Agreement dated as of November 14, 1994 among the
               Company and each of the Existing Stockholders named
               therein.
     10.21*    Warrant Agreement dated as of November 14, 1994 among
               the Company, Weider Health and Fitness, Scott
               Watterson and Gary Stevenson.
     10.22*    Bain Stock Subscription Agreement dated as of
               November 14, 1994 among the Company and each of the
               Bain Funds and other subscribers named therein.
     10.23*    The Company's Stock Subscription and Purchase
               Agreement dated as of November 14, 1994 among the
               Company and the Subscribers named therein.
     10.24*    IHF Holdings Stock Subscription and Exchange
               Agreement dated as of November 14, 1994 among IHF
               Holdings and each of the persons named therein.
     10.25*    The Company's Option Exchange Agreement dated as of
               November 14, 1994, among the Company, Scott Watterson
               and Gary Stevenson.
     10.26*    IHF Holdings Option Exchange Agreement dated as of
               November 14, 1994 among IHF Holdings, Scott Watterson
               and Gary Stevenson.
     10.27*    The Company's Employee Stock Option Plan dated as of
               November 14, 1994.
     10.27.1*  Form of Option Certificate for Management Options.
     10.27.2*  Form of Option Certificate for Performance Options.
     10.28*    Agreement and Plan of Merger dated as of November 14,
               1994 among Health & Fitness, American Physical
               Therapy, Inc., Weslo, Inc. and ProForm Fitness
               Products, Inc.
     10.29*    Promissory Note dated December 30, 1993 and allonge,
               made by David Watterson in favor of ProForm Fitness
               Products, Inc. in the amount of $60,000.
     10.30*    Promissory Note dated December 30, 1993 and allonge,
               made by William Dalebout in favor of ProForm Fitness
               Products, Inc. in the amount of $57,000.

     EXHIBIT
     NUMBER                         DESCRIPTION                        PAGE NO.
     -------                        -----------                        --------
     10.31*    Promissory Note dated December 30, 1993 and allonge,
               made by Fred Beck in favor of ProForm Fitness
               Products, Inc. in the amount of $60,000.
     10.32*    Promissory Note dated December 30, 1993 and allonge,
               made by Jon White in favor of ProForm Fitness
               Products, Inc. in the amount of $57,000.
     10.33*    Sublease dated as of June 1, 1994 between Weider
               Health and Fitness and ProForm Fitness Products, Inc.
     10.34(3)  Indenture dated as of November 14, 1994 between
               Health & Fitness, as Issuer, and Fleet Bank of
               Massachusetts, N.A., as Trustee, with respect to the
               $101,250,000 in aggregate principal amount of Senior
               Subordinated Notes due 2002, including the form of
               Senior Subordinated Note.
     10.34A(3) Supplemental Indenture dated as of March 20, 1995 between Health & Fitness, as Issuer, and Fleet Bank
               of Massachusetts, N.A., as Trustee, with respect to
               the $101,250,000 in aggregate principal amount of
               Senior Subordinated Notes due 2002.
     10.35(3)  Indenture dated as of November 14, 1994 between IHF
               Holdings, as Issuer, and Fleet Bank of Massachusetts,
               N.A., as Trustee, with respect to the $123,700,000 in
               aggregate principal amount at maturity of Discount
               Notes due 2004, including the form of Discount Note.
     10.35A(3) Supplemental Indenture dated as of March 20, 1995 between IHF Holdings, as Issuer, and Fleet Bank of
               Massachusetts, N.A., as Trustee, with respect to the
               $123,700,000 in aggregate principal amount at
               maturity of Discount Notes due 2004.
     10.36(3)  Registration Rights Agreement dated November 14, 1994 between Health & Fitness and Weider Health and
               Fitness with respect to the Senior Subordinated Notes
               due 2002.
     10.37(4)  Asset Purchase Agreement dated as of July 3, 1996 by and among IHF Capital, Inc., HealthRider Acquisition
               Corp. and HealthRider, Inc.
     10.38(4)  Asset Purchase Agreement for the purchase of certain assets of Parkway Manufacturing, Inc. dated July 3,
               1996.
     10.39     Buy-Out Agreement between HealthRider Acquisition
               Corp. and Parkway Manufacturing, Inc. dated August
               26, 1996.
     10.40**   The Company's 1996 Stock Option Plan.
     11.1**    Statement regarding computation of pro forma income
               per share.
     16(4)     Letter of Deloitte & Touche LLP regarding change in
               certifying accountant.
     21(4)     Subsidiaries of the Company.
     23.1      Consent and report on schedule of Deloitte & Touche
               LLP.
     23.2      Consent of Price Waterhouse LLP.
     23.3      Consent of Arthur Andersen, LLP.
     23.4**    Consent of Ropes & Gray (included in Exhibit 5).
     24(4)     Powers of Attorney (included on signature page).
     27(4)     Financial Data Schedule.

- --------
* Filed as the correspondingly numbered exhibit to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01).
** To be filed by amendment.
(1) Filed as Exhibit 10.4 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01).
(2) Filed as Exhibit 4.3 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01).
(3) Filed as part of Exhibit 4 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-
    01).
(4) Previously filed as part of this Registration Statement.

SCHEDULES
  Schedule VIII Valuation and qualifying accounts for the years ended May 31, 1994, 1995 and 1996.